                          OFFICE OF THRIFT SUPERVISION
                             Washington, D.C. 20552
                                    FORM 10-K

         [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
             SECURITIES EXCHANGE ACT OF 1934

         For the fiscal year ended December 31, 1996.
         OR
         [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
             SECURITIES EXCHANGE ACTS OF 1934

         For the transition period from         to

         Office of Thrift Supervision Docket No. 1872
                           AMERICAN FEDERAL BANK, FSB
             (Exact name of registrant as specified in its charter)
                   UNITED STATES               57-0162590       .
          (State or other jurisdiction of Employer Identification No.) (IRS incorporation or organization)

    300 EAST MCBEE AVENUE, GREENVILLE, SOUTH CAROLINA         29601
       (Address of principal executive offices)            (Zip code)

         Registrant's telephone number including area code:   (864) 255-7000

         Securities registered pursuant to Section 12(b) of the Act: None

         Securities registered pursuant to Section 12(g) of the Act:

       Title of each class          Name of each exchange on which registered
   Common Stock, Par Value $1.00          Nasdaq National Market System

              Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days. Yes (X)
         No ( ).

              Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ( ).

              State the aggregate market value of the voting stock held by nonaffiliates of the registrant as of March 14, 1997.

              Common stock, $1.00 par value -- $318.3 million based upon the closing price on March 14, 1997, using beneficial ownership of stock rules adopted pursuant to Section 13 of the Securities Exchange Act of 1934 to exclude voting stock owned by directors and certain executive officers, some of whom may not be held to be affiliates upon judicial determination.

              Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of March 14, 1997.

              Common Stock, $1.00 par value -- 11,031,535 shares outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE
              Portions of the American Federal 1996 Annual Report to Shareholders (American Federal 1996 Annual Report) are incorporated by reference into Parts I, II, and IV.

              The Proxy Statement for registrant's 1997 Annual Meeting of Shareholders (1997 Proxy Statement), to be filed by registrant pursuant to Regulation 14A within 120 days of the end of the registrant's fiscal year, is incorporated by reference into Part III.




                                     PART I
         ITEM 1. BUSINESS

         GENERAL

              American Federal Bank, FSB (American Federal or the Bank), began in 1921 as a state-chartered mutual building and loan association, converted to a federal savings and loan association in 1936, and ultimately converted to a federal stock savings bank pursuant to a mutual-to-stock conversion (the 1989 Conversion) in January, 1989.

              American Federal, a federally-chartered stock savings bank headquartered in Greenville, South Carolina, has 40 branch offices located in the northwestern part of South Carolina. The Bank's market includes eight Upstate counties of: Greenville, Spartanburg, Cherokee, Oconee, Pickens, Anderson, Laurens, and Union, and four adjacent counties in the Midlands Region of South Carolina: Greenwood, McCormick, Saluda and Lexington. In addition, the Bank's subsidiary, Finance South, Inc. (Finance South), operates a network of 17 consumer finance offices located in the Upstate. Through its branch operations and consumer finance subsidiary, the Bank provides a wide variety of retail and commercial loan and deposit products.

              At December 31, 1996, the Bank had total assets of approximately $1.32 billion, deposits of $986.8 million, and stockholders' equity of $115.6 million. The Bank's franchise is principally (32 of 40 branch offices) located in the Greenville-Spartanburg-Anderson MSA, the largest MSA in South Carolina. In addition to being a center for the textile and apparel manufacturing industries, the Greenville area has prospered in recent years through diversification in the service and trade industries and within the manufacturing sector. Rubber and metal fabricators, chemical and electronics plants, plastics operations, computer manufacturing, and pharmaceutical manufacturing are now among its major industries. Automotive parts manufacturing is another growing industry since the 1994 startup of a BMW auto assembly plant in Spartanburg. The Midlands Region of the state is characterized by stable communities with agriculture, manufacturing, recreation and retirement activities.

              In February 1997, a definitive agreement was signed to merge with CCB Financial Corporation ("CCB") which is headquartered in Durham, North Carolina. Under the agreement, American Federal shareholders will receive .445 shares of CCB common stock in exchange for each share of American Federal common stock. This transaction, which is structured as a tax-free pooling of interests, is valued at $325.1 million based on the exchange ratio and the five day average closing price of CCB through Friday, February 14, 1997, of $64.85. The transaction is subject to regulatory and shareholder approval and is expected to be completed by the third quarter of 1997.

             In addition to the agreement with CCB, the Bank entered into a definitive agreement to sell substantially all of the assets of Finance South to Kentucky Finance Co., Inc. This sale is also subject to regulatory approval and is expected to be completed in the second quarter of 1997.

              American Federal's objective is to develop a diversified loan portfolio that is responsive to changes in interest rates. At December 31, 1996, the Bank had $264.2 million (21.0% of earning assets) invested in conventional (i.e., one-to-four family residential) first mortgage loans, $338.9 million (26.9% of earning assets) invested in consumer loans, $145.3 million (11.5% of earning assets) invested in commercial mortgages, and $100.1 million (8.0% of earning assets) invested in commercial loans. Also as of that date, the Bank had $342.3 million (27.2% of earning assets) invested in securities available for sale. Substantially all of the Bank's loans are concentrated in South Carolina and the adjoining states. See "Selected Consolidated Financial Data" and the information contained in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the American Federal 1996 Annual Report.

              The Bank's principal executive offices are located at 300 East McBee Avenue, Greenville, South Carolina 29601, and its telephone number is (864)255-7000.


SELECTED CONSOLIDATED FINANCIAL DATA
                                                                 1996         1995         1994         1993         1992
                                                                      (Dollars in thousands, except per share data)
         EARNINGS DATA:
         Total interest income                                $103,992      $99,558      $86,369      $79,768      $87,206
         Total interest expense                                 50,009       50,905       39,720       34,774       45,105
         Net interest income                                    53,983       48,653       46,649       44,994       42,101
         Provision for loan losses                               4,338        2,279        1,432        1,233        3,451
         Noninterest income                                     15,661       12,968        8,852        7,601        9,330
         Noninterest expenses                                   43,014       34,600       31,466       31,002       29,433
         Income before income taxes                             22,292       24,742       22,603       20,360       18,547
         Income taxes                                            7,800        6,502        7,072        7,907        7,046
         Income before extraordinary item and cumulative
            effect of changes in accounting principles          14,492       18,240       15,531       12,453       11,501
         Extraordinary item                                       -          (1,709)         -            -            -
         Cumulative effect of changes in accounting principles    -             -            -        (35,178)         -
         Net income (loss)                                      14,492       16,531       15,531      (22,725)      11,501
         -----------------------------------------------------------------------------------------------------------------
         PER SHARE DATA:
         Earnings per share
            Primary:
              Income before extraordinary item and cumulative
                effect of changes in accounting principles       $1.28        $1.60        $1.37        $1.25        $1.87
              Net income (loss)                                   1.28         1.45         1.37        (2.28)        1.87
            Fully Diluted:
              Income before extraordinary item and cumulative
                effect of changes in accounting principles        1.28         1.60         1.37         1.19         1.48
              Net income (loss)                                   1.28         1.45         1.37        (2.17)        1.48
         Dividends per share                                       .37          .28          .22          .10          -
         Weighted average shares:
            Primary:                                            11,287       11,425       11,308        9,967        6,577
            Fully Diluted:                                      11,316       11,438       11,308       10,485        8,324
         -----------------------------------------------------------------------------------------------------------------
         BALANCE SHEET DATA:
         Total assets                                       $1,318,400   $1,345,884   $1,254,418   $1,112,009   $1,039,518
         Mortgage-backed securities                            310,526      437,561      453,452      368,612      167,119
         Loans receivable, net                                 837,855      805,365      717,232      664,291      679,929
         Deposits                                              986,780      977,957      835,364      826,820      821,158
         Federal Home Loan Bank Advances                        87,001      102,001      163,516      104,691       96,814
         Other borrowed money                                  110,258      134,983      144,095       80,708       29,572
         Stockholders' equity                                  115,592      109,792       93,358       81,735       76,065
         -----------------------------------------------------------------------------------------------------------------
         SELECTED FINANCIAL RATIOS:
         Performance ratios:
           Return on average assets                               1.07%         1.28%        1.30%        1.22%        1.07%
           Return on average assets excluding SAIF assessment     1.34           -            -            -           -
           Return on average stockholders' equity                13.10         16.14        17.61        17.70        16.40
           Return on average stockholders' equity
              excluding SAIF assessment                          16.37           -            -            -            -
           Net yield on average earning assets                    4.22         3.98         4.12         4.71         4.38
           Average interest-earning assets to average
              interest-bearing liabilities                      108.63       108.12       107.65       106.37       101.53
           Efficiency ratio                                      62.05        56.22        55.32        57.46        57.84
           Efficiency ratio excluding SAIF assessment            54.03           -            -            -            -
         Asset quality ratios:
           Net chargeoffs to average net loans                     .47          .15          .11          .16          .44
           Nonperforming assets to total assets                    .48          .71          .50          .73         1.25
           Allowance for loan losses to net loans                 1.26         1.25         1.25         1.26         1.20
           Allowance for loan losses to nonperforming loans     201.35       116.07       165.77       115.10       110.49
         Regulatory capital ratios:
           Tangible                                               8.08         7.42         7.57         7.35         3.41
           Tier 1 leverage ratio                                  8.08         7.42         7.57         7.35         4.41
           Tier 1 risk-based                                     13.26        13.10        13.97        12.92         7.16
           Risk-based                                            14.51        14.35        15.21        14.17         8.41
         -----------------------------------------------------------------------------------------------------------------
         OTHER DATA:
         Number of banking offices                                  40           41           35           33           33
         Number of deposit accounts                            233,530      224,169      193,294      185,241      178,066
         Number of loans                                        64,127       88,129       51,534       44,298       43,857

         MARKET

             American Federal's market area currently includes the twelve counties of Greenville, Spartanburg, Pickens, Anderson, Cherokee, Oconee, Union, Laurens, Greenwood, McCormick, Saluda and Lexington, South Carolina. The Greenville-Spartanburg-Anderson MSA, where 32 of the Bank's 40 offices are located, has the largest population of any MSA in South Carolina. The area's economy has prospered over the past two decades through diversification in the service and trade industries and expansion of the manufacturing sector. Additionally, rubber and metal fabricators, chemical and electronics plants, plastics operations, automotive parts, computer and pharmaceutical manufacturing are now among its major industries. The location of Greenville and Spartanburg counties, midway between Atlanta, Georgia and Charlotte, North Carolina on Interstate 85, and a population of five million people within a 100-mile radius, have made the area a popular location for major warehouses and distributors, as well as corporate and divisional headquarters for over 130 companies.

         DESCRIPTION OF CAPITAL STOCK

             American Federal's Charter authorizes the issuance of 50,000,000 shares of Common Stock, $1.00 par value per share, and 10,000,000 shares of serial preferred stock, which may be issued in series with such powers, designations, and rights as may be established from time to time by the Board of Directors.

             COMMON STOCK. Holders of Common Stock possess exclusive voting rights in American Federal, except to the extent that shares of any series of preferred stock may have voting rights. Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of Common Stock. Holders of Commpn Stock have cumulative voting rights for the election of directors.

             Holders of Common Stock are entitled to dividends if, as, and when declared by the Board of Directors, from funds legally available therefor, but only after payment of all required dividends on any outstanding shares of any series of preferred stock issued in the future. In the event of the complete liquidation or dissolution of American Federal, the holders of Common Stock will be entitled to receive all assets of American Federal available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of American Federal (including all savings accounts and accrued interest thereon), (ii) any accrued dividend claims, (iii) liquidation preferences of any series of preferred stock issued in the future, and (iv) any interests in the Liquidation Account established in the 1989 Conversion.

              Shares of Common Stock are not redeemable and do not have any conversion rights. Holders of Common Stock do not have preemptive rights to purchase or subscribe for any additional shares of Common Stock which may be issued.

              PREFERRED STOCK. The Board of Directors of American Federal, without further action by the stockholders, is authorized to issue 10,000,000 shares of serial preferred stock, in one or more series and with such terms, at such times, and for such consideration as the Board may determine. The Board's authority includes the determination or fixing of the following matters with respect to shares of serial preferred stock or any series thereof: (i) the designation and number of shares of a particular series; (ii) rights as to dividends; (iii) voting rights, if any; (iv) the terms upon which shares will be redeemable; (v) the amount payable upon the shares in the event of liquidation, dissolution, or winding-up of the Bank; (vi) the sinking fund provisions, if any, for the redemption or purchase of the shares;
         (vii) whether and upon what terms the shares will be convertible or exchangeable for shares of
                                       5
         any other class of stock of the Bank; and (viii) the price or other consideration for which the shares may be issued. At December 31, 1996, the Bank had no preferred stock outstanding.

        DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY: INTEREST RATES AND INTEREST DIFFERENTIALS

              The information contained under the sections captioned "Asset/Liability Management and Changes in Financial Condition and Net Interest Income" included in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the American Federal 1996 Annual Report, is incorporated herein by reference. Net interest income can be analyzed in terms of the impact of changing rates and volume. The table below demonstrates the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense. Information is provided on changes in each category attributable to (i) changes due to volume (changes in volume multiplied by prior period rate), (ii) changes due to rate (changes in rate multiplied by prior period volume), and (iii) changes in rate and volume (changes in rate multiplied by changes in volume).

                                                                         Years Ended December 31,
                                               ----------------------------------------------------------------------
                                                              1996 vs 1995                          1995 vs 1994
                                               ----------------------------------------------------------------------
                                                        Increase/Decrease Due to              Increase/Decrease Due to
                                                                     Rate/                                   Rate/
                                                Volume      Rate     Volume    Total      Volume    Rate     Volume  Total
                                                                             (In thousands)
        Interest income:
        Mortgage-backed securities          $   (1,095)    (1,342)      52    (2,385)        (53)   2,130     (4)     2,073
        Loans:
          Residential mortgage                  (1,022)       345     (16)      (693)        381      127       2       510
          Commercial mortgage                        5       (360)      -       (355)      2,003      774     167     2,944
          Consumer                               5,679         17        3     5,699       5,448      732     179     6,359
          Commercial                             1,069       (255)    (39)       775         515      416      77     1,008
                                             ---------------------------------------      ---------------------------------
                                                 5,731       (253)    (52)     5,426       8,347    2,049     425    10,821
        Other securities and
          interest-bearing deposits (1)          1,483        (55)    (35)     1,393          60      209      26       295
                                             ---------------------------------------       --------------------------------
         Total interest income                   6,119     (1,650)    (35)     4,434       8,354    4,388     447    13,189
                                             ---------------------------------------       --------------------------------

        Interest expense:
        Deposits:
          Passbooks                                306       (101)    (16)       189         296       65      13       374
          Money market accounts                   (132)        (7)      -       (139)       (334)     149    (16)      (201)
          Certificates                           1,685         67        4     1,756       2,162    5,248     549     7,959
          Transaction accounts                     345       (275)    (49)        21         254     (92)    (13)       149
                                             ---------------------------------------      ---------------------------------
                                                 2,204       (316)    (61)     1,827       2,378    5,370     533     8,281
                                             ---------------------------------------       --------------------------------
        Borrowings:
          FHLB advances                         (2,821)    (1,132)    (96)    (4,049)        591      283      12       886
          Repurchase agreements and
          other collateralized borrowings        1,865       (428)   (111)     1,326          31    1,975      12     2,018
                                                 -----------------------------------      ---------------------------------
                                                  (956)    (1,560)   (207)    (2,723)        622    2,258      24     2,904
                                             ----------------------------------------     ---------------------------------
          Total interest expense                 1,248     (1,876)   (268)      (896)      3,000    7,628     557    11,185
                                             ----------------------------------------     ---------------------------------
        Net interest income                $     4,871        226      233     5,330       5,354  (3,240)   (110)     2,004
                                             ========================================     =================================


 (1) Includes short-term interest-bearing deposits, federal funds sold, securities purchased under agreements to resell, securities available for sale and FHLB and FHLMC stock.

INTEREST SENSITIVITY ANALYSIS

      The following table illustrates the repricing analysis of the Bank's interest-earning assets and interest-bearing liabilities as of December 31, 1996. For purposes of the table, repricing characteristics of loans include estimated annual prepayment rates. The Bank's balances in NOW and commercial deposits have historically shown low sensitivity to movements in interest rates. NOW accounts are grouped in deposits maturing or repricing after five years, while the commercial deposits are shown as non-interest sensitive assets.

                                                                Greater
                                                                  than      After 1   After 3
                                                                6 months   year but  years but
                                                    6 months    through     within     within   After   Noninterest
                                                    or less     1 year      3 years   5 years   5 years  Sensitive     Total
                                                   -------------------------------------------------------------------------
                                                                         (Dollars in thousands)
ASSETS:
Investment securities (1)                          $  61,267       2,867     3,990     23,961        -        -        92,085
Loans and mortgage-backed securities:
      Mortgage                                       257,839     157,524   159,202     63,100   80,194       2,192    720,051
      Other                                          147,851      51,484   128,704     76,181   32,963       1,856    439,039
         Allowance for possible loan losses            -             -       -           -         -       (10,710)   (10,710)
                                                    --------    --------  --------   --------   ------     -------  --------
Total loans and mortgage-backed
    securities                                       405,690     209,008   287,906    139,281  113,157     (6,662)  1,148,380
Noninterest sensitive assets (2)                       -             -       -            -        -        77,935     77,935
                                                    --------    --------  --------   --------  -----       -------    -------
Total assets                                      $   466,957    211,875   291,896    163,242  113,157     71,273   1,318,400
                                                      =======    =======   =======    =======  =======     ======   =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
        Passbook and transaction                       7,224       6,610    22,136     15,249  222,328      37,607    311,154
Money market                                         105,178          -       -            -        -          -      105,178
         Certificates                                299,995     140,517   104,738     23,361    2,357         -      570,968
                                                     -------     -------   -------     ------ --------     --------  --------
Total deposits                                       412,397     147,127   126,874     38,610  224,685      37,607    987,300
Borrowings:
    FHLB advances                                     61,400      25,000       -         -         601         -       87,001
    Other borrowings                                  70,258       -        40,000       -         -           -      110,258
                                                    --------    --------  --------   --------   ------     -------    -------
Total borrowings                                     131,658      25,000    40,000       -         601         -      197,259
Noninterest sensitive liabilities                      -             -       -           -         -        18,249     18,249
Stockholders' equity                                   -             -       -           -         -       115,592    115,592
                                                    --------    --------  --------   --------  -------    --------   --------
Total liabilities and stockholders'
   equity                                          $ 544,055     172,127   166,874     38,610  225,286     171,448  1,318,400
                                                     =======     =======   =======   ========  =======    ========  =========

Interest rate sensitivity gap                     $ (77,099)      39,748   125,022    124,633 (112,129)
Cumulative sensitivity gap                          (77,099)     (37,351)   87,671    212,304  100,175
Percent of gap to total assets:
     Period                                           (5.85)%       3.01      9.48       9.45    (8.50)
     Cumulative                                       (5.85)       (2.83)     6.65      16.10     7.60
Percent of interest sensitive assets
   to interest sensitive liabilities:
     Period                                           85.83%      123.09    174.92     422.80    50.23
     Cumulative                                       85.83        94.78    109.93     123.03   108.73
Percent of interest sensitive assets
   to total assets:
    Period                                            35.42%       16.07     22.14      12.38     8.58
    Cumulative                                        35.42        51.49     73.63      86.01    94.59

(1) Includes short-term interest-bearing deposits, FHLB stock and FHLMC stock.
(2) Primarily consists of non-earning cash of $38.1 million, premises and equipment of $17.5 million, accrued interest receivable of $8.7 million, real estate acquired in settlement of loans $954,000, and other assets of $2.9 million.

LENDING ACTIVITIES

      At December 31, 1996, American Federal's total loans, net of allowance for possible loan losses, were $837.9 million, representing approximately 63.6% of total assets. Consistent with management's objective to develop a diversified loan portfolio that is responsive to changes in interest rates, the Bank has concentrated on originating residential, commercial, consumer, and consumer finance loans and credit lines. During 1990, American Federal began an active program of converting residential mortgage loans into government-guaranteed mortgage-backed securities. Securitization minimizes the credit risk and reduces the required level of risk-based capital under the risk-based capital regulations of the Office of Thrift Supervision (OTS). See Item 1. -- Supervision and Regulation -- OTS Capital Requirements.

     With the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), the loans-to-one borrower limits applicable to the Bank significantly changed and are now the same as those applicable to national banks. At December 31, 1996, the Bank's loans-to-one borrower limit was $17.5 million. FIRREA also limits nonresidential real property loans to 400% of an institution's capital. Based on the present interpretation of the capital definitions, American Federal's nonresidential real property loan portfolio at December 31, 1996 was $320.3 million less than this limit. See Item 1. Business -- Supervision and Regulation -- Federal Savings Institution Regulation--Loans to One Borrower.

     Current regulations permit federal savings and loan associations to invest up to 35% of assets in consumer loans. Secured or unsecured loans for commercial, corporate, business, and agricultural purposes may be made in an aggregate amount up to 10% of assets. However, some or all of these lending authorities may be constrained by savings institution eligibility tests for regulatory and income tax purposes.

     The qualified thrift lender (QTL) test applicable to all savings associations, as modified by the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), requires that a savings institution's qualified thrift investments equal or exceed 65% of the savings institution's portfolio assets. See Item 1. Business -- Supervision and Regulation -- Federal Savings Institutions--Qualified Thrift Lender Test for the discussion of provisions of the QTL test. Under the current version of the QTL test, the Bank's qualifying assets were 78.9% of portfolio assets at December 31, 1996.

     The following table sets forth information, at the dates indicated, concerning American Federal's loan portfolio by type.


                                                                           At December 31,
                                                              1996              1995            1994
                                                     --------------------------------------------------------
                                                        Amount   Percent   Amount    Percent      Amount     Percent
                                                                                  (Dollars in thousands)
Portfolio by type of loan or security:
Real estate mortgage loans:

    Residential permanent                             $ 256,315   30.59%  $ 267,679    33.24%  $ 256,307     35.74%
    Residential construction                             11,720    1.40      15,963     1.98      25,036      3.49
    Non-residential and multi-family permanent          131,151   15.65     134,909    16.75     131,419     18.32
    Non-residential and multi-family construction        28,619    3.41      11,000     1.37      15,830      2.21
                                                        -------  ------   ---------    -----      ------     -----
Total real estate mortgage loans                        427,805   51.05     429,551    53.34     428,592     59.76
                                                       --------   -----   ---------    -----     -------     -----
Consumer loans:
    Automobile                                           67,644    8.07      55,541     6.90      53,423      7.45
    Home improvement                                     29,041    3.47      21,483     2.67      18,221      2.54
    Residential loans (1)                               169,659   20.25     142,129    17.65     114,172     15.92
    Consumer finance                                     15,169    1.81      13,602     1.69       9,135      1.27
    Credit line (2)                                      19,724    2.35      15,276     1.90      12,070      1.68
    Credit card                                             -        -       34,824     4.32       3,071       .43
    Unsecured                                            17,667    2.11       9,774     1.21       8,051      1.12
    Other                                                20,035    2.39      24,028     2.98      18,571      2.59
                                                       -------- -------     -------   ------     -------     -----
Total consumer loans                                    338,939   40.45     316,657    39.32     236,714     33.00
                                                        -------  ------     -------    -----     -------     -----
Commercial loans:
    Commercial business                                 100,100   11.95      80,700    10.02      73,976     10.31
    Direct financing leases receivable                      -        -          -       -           8          .01
                                                   ------------ -------     -------     ----   ---------     -----
Total loans, net of unearned discounts                  866,844  103.45     826,908   102.68     739,290    103.08


Less:
    Undisbursed loans in process:
    Residential                                           3,820     .45       4,745      .59       9,069      1.26
    Nonresidential                                       14,459    1.72       6,564      .82       3,890       .55
    Allowance for loan losses                            10,710    1.28      10,234     1.27       9,099      1.27
                                                        -------- -------     -------  -------    --------   -------
Total loans, net                                    $   837,855  100.00%   $805,365   100.00%   $717,232    100.00%
                                                        =======  ======     =======    ======    =======    ======




                                                          At December 31,
                                                     1993           1992
                                           ------------------------------------------
                                            Amount    Percent     Amount     Percent
Portfolio by type of loan or security:
Real estate mortgage loans:

    Residential permanent                   $ 235,629     35.47%    $ 256,044   37.66%
    Residential construction                   26,152      3.94        20,915    3.08
    Non-residential and multi-family perma    130,061     19.58       133,738   19.67
    Non-residential and multi-family const     13,888      2.09         9,352    1.37
                                              --------    ------      --------  -----
Total real estate mortgage loans              405,730     61.08       420,049   61.78
                                              -------     -----       -------   ------
Consumer loans:
    Automobile                                 56,814      8.55        64,438    9.48
    Home improvement                           16,811      2.53        16,800    2.47
    Residential loans (1)                     101,513     15.28        93,088   13.69
    Consumer finance                            7,026      1.06         4,862      71
    Credit line (2)                            10,165      1.53         9,419    1.38
    Credit card                                 3,123       .47            -       -
    Unsecured                                   7,368      1.11         7,719    1.14
    Other                                      16,578      2.50        15,213    2.24
                                              ---------- -----------  -------   -----
Total consumer loans                          219,398     33.03       211,539   31.11
                                              -------    -----------  --------- -----
Commercial loans:
    Commercial business                        63,909      9.62        62,492    9.19
    Direct financing leases receivable            870       .13         2,947     .43
                                             --------   -------         -----   -----
Total commercial loans                         64,779      9.75        65,439    9.62
                                              -------    ------       --------  ------
Total loans, net of unearned discounts        689,907    103.86       697,027  102.51

Less:
    Undisbursed loans in process:               9,030      1.36         7,698    1.13
    Residential                                 8,133      1.23         1,120     .16
    Nonresidential                              8,453      1.27         8,280    1.22
    Allowance for loan losses                  ------     -------     --------  -------
                                             $664,291     100.00%    $679,929  100.00%
Total loans, net                              =======     ======     ========  ======



                                               10


(1) Refers to loans secured by residential property, including home equity lines of credit of $28.7 million, $25.6 million, $24.7 million, $24.3 million, and $26.8 million at December 31, 1996, 1995, 1994, 1993 and 1992 respectively.
(2) Refers to lines of credit, principally unsecured.

The following table sets forth information, at the dates indicated, concerning American Federal's loan portfolio by collateral.


                                                        At December 31,
                                                            1996                    1995                       1994
                                                 ------------------------------------------------------------------
                                                   Amount       Percent     Amount       Percent     Amount         Percent
                                                                            (Dollars in thousands)

Portfolio by collateral:
Real estate mortgage loans:
    Residential real estate:
1 to 4 family                                      $268,035     31.99%      $283,642     35.22%      $281,343       39.23%
Multi-family                                         22,705      2.71         21,892      2.72         17,961        2.50
Non-residential real estate                         137,065     16.35        124,017     15.40        129,288       18.03
                                                    -------     -----        -------     -----        -------       -----
Total real estate mortgage loans                    427,805     51.05        429,551     53.34        428,592       59.76
                                                    -------     -----        -------     -----        -------       -----
Consumer loans:
Automobile                                           67,644      8.07         55,541      6.90         53,423        7.45
Real estate:
First mortgage                                      146,803     17.52        107,722     13.38         90,612       12.63
Second mortgage                                      50,980      6.08         45,419      5.64         41,175        5.74
Consumer finance                                     15,169      1.81         13,602      1.69          9,135        1.27
Unsecured                                            36,764      4.39         59,518      7.39         22,784        3.18
Other                                                21,579      2.58         34,855      4.32         19,585        2.73
                                                   --------     -----        -------    ------        -------       -----
Total consumer loans                                338,939     40.45        316,657     39.32        236,714       33.00
                                                    -------     -----        -------     -----        -------       -----
Commercial loans:
Commercial business:
Secured                                              96,178     11.48         76,862      9.54         69,767        9.73
Unsecured                                             3,922       .47          3,838       .48          4,209         .59
Direct financing leases receivable                   -        -                 -          -                8         -
                                                    -- ----   ------         ------     ------         ------       ---
Total commercial loans                              100,100     11.95         80,700     10.02         73,984       10.32
                                                    -------   -------        -------    ------        -------      ------
Total loans, net of discounts                       866,844    103.45        826,908    102.68        739,290      103.08
                                                    -------    ------        -------    ------        -------      ------
Less:
Undisbursed loans in process:
Residential                                          3,820        .45          4,745       .59          9,069        1.26
Non-residential                                      14,459      1.72          6,564       .82          3,890         .55
Allowance for loan losses                            10,710      1.28         10,234      1.27          9,099        1.27
                                                   --------   -------        -------    ------         ------       -----
Total loans, net                                   $837,855     100.00%     $805,365     100.00%     $717,232       100.00%
                                                    =======     ======       =======     ======       =======       ======

     The following table sets forth certain information at December 31, 1996, regarding the dollar amount of loans maturing in American Federal's portfolio based on contractual terms to maturity.


                                        One Year    Two Years   Three Years   Five Years    Ten Years
                           Less Than    Through      Through     Through        Through      Through   Fifteen
                           One Year    Two Years   Three Years   Five Years   Ten Years   Fifteen Years  Years     Total
                                                                  (Dollars in thousands)

Residential real estate
mortgage (1)               $ 14,153    $  8,102     $ 7,877      $ 15,567     $ 43,202     $47,781    $119,633    $256,315
Construction (net of
    undisbursed loans
     in process) (2)         16,685       1,192         509           979        1,582         298         815      22,060
Commercial real estate
     mortgage                43,456      21,876      12,865        29,724       20,867       1,468         895     131,151
Consumer and
Commercial                  134,284      75,292      59,198        61,438       66,590      32,554       9,683     439,039
                            -------    --------      ------      --------      -------      ------     --------    -----
Loans receivable (3)       $208,578    $106,462     $80,449      $107,708     $132,241     $82,101    $131,026    $848,565
                            =======     =======      ======       =======      =======      ======     =======     =======


(1) The contractual loan repayment period on single-family residential real estate loans originated by American Federal is generally 15 to 30 years. The average life of a long-term loan is significantly less than its maturity due to refinancing or prepayments.

(2) Includes construction loans in which the Bank has agreed to provide permanent financing.

(3)  Net of unearned discounts and loans in process.

The following table sets forth the dollar amount of loans maturing after December 31, 1997, which have fixed interest rates and those which have floating or adjustable interest rates.
                                                    Floating or
                                      Fixed Rates   Adjustable Rates     Total
                                               (Dollars in thousands)

Residential real estate mortgage (1)     $ 51,324    $190,838         $242,162
Construction (net of undisbursed
 loans in process) (2)                        828       4,547            5,375
Commercial real estate mortgage (3)        21,577      66,118           87,695
Consumer and commercial business          248,451      56,304          304,755
                                          -------    -------          -------
Total (4)                                $322,180    $317,807         $639,987
                                       =======          =======        =======

(1) The average life of a long-term loan is significantly less than its stated maturity due to refinancing or prepayments.

(2) Includes construction loans in which the Bank has agreed to provide permanent financing.

(3)  Fixed-rate loans generally reprice within five years or less.

(4)  Net of unearned discounts and loans in process.


         Loan approval procedures have been established for all loan categories by American Federal's Board of Directors. Various levels of secured lending authority up to $75,000 are granted to loan officers at the branch level depending upon their experience. City executives may approve secured loans up to $100,000, regional branch administrators up to $250,000, and heads of the lending divisions up to $350,000. Lending authority for unsecured loans is approximately 30% of the level granted for secured loans. Loans in excess of $350,000 are reviewed by two lending division heads (up to a limit of $700,000) and three lending division heads (up to a limit of $1.0 million). Those in excess of $1 million are reviewed by a standing committee of lending division heads and executive management. Those in excess of $2.5 million are reviewed by an executive committee of the Board of Directors.

     The Bank's Internal Audit and Credit Review Division, an independent function within the Bank, is responsible for reviewing and reporting on loan quality. The Internal Audit and Credit Review Division also prepares a monthly report on loan payment delinquencies and reviews the adequacy of the Bank's allowance for possible loan losses on a quarterly basis.

     In addition to these responsibilities, the Internal Audit and Credit Review Division determines the adequacy of internal controls and operational procedures, ascertains compliance with laws, regulations and internal policies, and reviews and assesses operational efficiency throughout the Bank.

RESIDENTIAL MORTGAGE LENDING

     American Federal's residential mortgage loans, net of undisbursed loans in process, totaled $264.2 million at December 31, 1996, representing 31.54% of total loans. Residential mortgage loans are actively solicited from customers, realtors, builders, developers, and attorneys. Mortgage loan specialists are located in Easley, Greenville, and Spartanburg, South Carolina. A correspondent network of mortgage brokers is also used to originate loans in favorable markets in South Carolina. These loans are underwritten to the same standards as those used by the Bank and are approved, prior to closing, by American Federal.

     American Federal makes fixed-rate mortgage loans, both conventional and government-guaranteed, as well as a wide range of adjustable-rate mortgages
(ARM). The interest rates on ARM loans currently available are subject to adjustment at various intervals, ranging from one to seven years.

     Virtually all loans in the ARM portfolio have interest rate caps applicable to the adjustment period and to the life of the loan. Most of American Federal's ARM loans are adjustable to a rate yielding a predetermined margin over the weekly average yield of U.S. Treasury Securities adjusted to a constant maturity of one, three, five, or seven years, a statistic published by the Board of Governors of the Federal Reserve System.

     American Federal's borrower qualification procedures for residential loans involve an analysis of the borrower's ability to repay the debt, the borrower's credit history and income stability, and the estimated market value of the property. In most cases, loan decisions are based upon nationally accepted guidelines established by secondary market purchasers and private mortgage insurance companies.

         Special mortgage loan programs have been designed in conjunction with the housing development departments of the cities of Greenville, Spartanburg, Easley, and Greer, which target lower income neighborhoods or lower income applicants and offer somewhat reduced interest rates. The Bank also participates in state and federal programs to provide housing finance for single parents and for rural areas. In 1992, American Federal introduced a Low Income Fixed Rate Mortgage which eliminates application fees and closing costs charged by the Bank, for families with 80% or less of the area's median income.

     American Federal's mortgage lending policies generally limit the maximum loan-to-value ratio on residential loans to 95% of the lesser of the appraised value, as determined by an independent appraiser, or the purchase price. In cases where the loan-to-value ratio exceeds 80%, the Bank generally requires the borrower to purchase private mortgage insurance. The borrower is generally required to obtain title insurance in favor of the Bank, to maintain adequate hazard insurance, and to establish an escrow account for payment of real estate taxes and insurance premiums.

     Interim financing is available to bridge equity gaps between a customer's purchase of a new residence and the sale of a current residence. Refinancing and second mortgage loans are made available for qualified borrowers. The Bank also offers financing for non-owner occupied one-to-four family dwellings and approved condominium units.

     Construction financing and financing to acquire residential building lots for construction are available to individuals, qualified builders, and developers. Construction loans net of loans in process attributable to residential mortgage lending activities totaled $7.9 million at December 31, 1996. American Federal generally requires the prospective owner to hire a general contractor and to submit detailed building plans and budgets. The maximum loan-to-value ratio for such loans is 95%. Generally, the Bank advances loan funds in three stages over a maximum period of nine months, subject to satisfactory progress inspections. Upon completion of construction, the borrower has the option to convert to permanent financing through either a fixed-rate or an adjustable-rate mortgage loan.

     The Bank's commitments to make conventional and Federal Housing Authority
(FHA) insured or Veterans Administration (VA) guaranteed mortgage loans on existing residential dwellings are made for periods of up to 60 days from the date of application. Such commitments are generally made at a rate of interest based on the prevailing rates deliverable to the secondary market within 60 days. For further information concerning the Bank's loan commitments, see Note 3 of the "Notes to Consolidated Financial Statements" in the American Federal 1996 Annual Report incorporated herein by reference.

COMMERCIAL MORTGAGE LENDING

     American Federal's commercial mortgage loan portfolio, net of undisbursed loans in process, totaled $145.3 million at December 31, 1996, representing 17.34% of total loans. Excluding the $13.6 million loan secured by the building that houses the Bank's headquarters, the largest single loan outstanding was $7.3 million. The average loan balance was approximately $390,000 at December 31, 1996.

     Commercial mortgage loans are made for construction and permanent financing of income-producing real estate. These loans are underwritten based on the ability of the property to generate income at levels that provide a reasonable certainty of repayment, the creditworthiness and relevant expertise of the borrower, the Bank's prior experience with the borrower, the market need for the proposed facility, the facility's alternative use, and, if applicable, the tenant mix and lease provisions, as well as the appraised property value. The Bank's primary lending area includes South Carolina and its adjoining states. The portfolio is diversified, including shopping centers (with major anchor tenants) (27.6%), office buildings (28.3%), apartment buildings (12.5%), nursing care facilities (6.2%), and churches (5.4%). The majority of loans in the portfolio at December 31, 1996, were one-, three-, or five-year adjustable-rate loans.

     Typically, the Bank also requires additional sources of debt repayment, particularly during construction and lease-up periods. These frequently include creditworthy guarantors, irrevocable letters of credit, additional collateral, and borrower's equity. Permanent loans generally are required to attain net cash flow levels that exceed the required debt service before the Bank will consider releasing any of the additional collateral, guarantees, or letters of credit.

COMMERCIAL BUSINESS LENDING

     American Federal's commercial business loans totaled $100.1 million at December 31, 1996, representing 11.95% of total loans. The Commercial Lending Division makes loans primarily to mid-sized corporate borrowers (annual sales of $5 million to $100 million), small businesses (annual sales of $1 million to $5 million), and the professional community in the twelve-county market area. The objective in pursuing these markets is to provide short-term, high-yielding, and high-quality assets, to produce fee income, and to attract commercial deposits.

           American Federal makes secured or unsecured commercial loans for equipment acquisition, physical plant expansion, working capital, and other business purposes. The Bank also participates in the Small Business Administration program and special programs aimed at development or restoration of commercial buildings.

     Because commercial lending involves expertise different from that required in traditional mortgage lending, American Federal employs experienced commercial lenders who originate and service commercial loan products according to standards and guidelines approved by the Board of Directors. Management believes that commercial loans add diversity and rate sensitivity within its portfolio and offer attractive yields, provided the loans are carefully underwritten and monitored. The Bank plans to continue expanding its commercial loan portfolio, within the regulatory limit of 20% of total assets, and with continued attention to asset quality, interest rate sensitivity, and profitability.

     Commercial business loans are generally made in amounts under $1.0 million, and are based on the financial ability of the borrower to repay the obligation and only secondarily on the appraised value of assets used as collateral.

     Commercial business loans may be fixed-rate or variable-rate, with maturities up to five years and amortization up to 20 years (for loans secured by real estate.) The average loan balance outstanding as of December 31, 1996, was approximately $86,000 and the largest loan or line of credit was $15.0 million. Approximately 80% of the portfolio is secured by real estate.

     Responsibility for monitoring the performance of loans rests with the loan officer. Reviews are also conducted by the Internal Audit and Credit Review Division. Loan delinquencies are discussed by the lending management group quarterly and a weekly delinquency report is circulated to the appropriate loan officers and to management. Formal reviews of all commercial and commercial mortgage loans over predetermined dollar amounts and of those previously identified as problems are conducted continuously. Each loan is classified on a seven point scale according to the quality of the asset and the risk to the Bank, and a schedule is established for the frequency of review. Elements of the review include analysis of financial statements, management of the borrower, economic factors, regulatory factors, loan documentation, collateral liquidation values, guarantor/endorser strength, proper lending authority process, and past credit experience. The results of these reviews are reported to senior management.

CONSUMER LENDING

     The Bank's net consumer loan portfolio totaled $338.9 million at December 31, 1996, representing 40.45% of total loans. Consumer lending has become an increasingly important part of the Bank's business since 1982 when savings institutions were authorized by statute to make secured and unsecured loans for any personal or household purpose. These loans are attractive due to their comparatively high yields, short maturities, and limited prepayments.

      American Federal offers a broad range of consumer loan products, including automobile and other titled vehicle loans, home improvement loans, first and second mortgage loans, personal loans, loans secured by savings or other liquid securities, credit cards, overdraft protection, and secured or unsecured lines of credit. As of December 31, 1996, 58.35% of consumer loans, including lines of credit, were secured by real estate.

      Consumer loans are made directly by the Bank or indirectly through designated automobile dealerships, using the Bank's underwriting standards. The majority of the loans are made with terms of up to five years; first and second mortgage loans range up to 20 years. Both fixed-rate and variable-rate loans are available and are priced according to prevailing market rates for the term and the type of collateral.

      The "All-American Credit Line" offers overdraft protection and home equity credit or unsecured credit, depending upon the request and qualification of the borrower. The interest rate is tied to the New York Prime Rate as published in The Wall Street Journal, with a range of prime plus 1/2% to a fixed rate of 18%. (Variable-rate loans also have a ceiling of 18%.) American Federal was the first institution in its market area to offer a three-tiered line of credit whereby the interest rates charged vary with the level of approved credit. Monthly payments are calculated as 5% of the outstanding balance with a minimum of $25 for credit lines under $2,500, and 2% of the outstanding balance with a minimum of $75 for credit lines of $2,501 or more.

     Home equity credit is generally secured by a second mortgage on the customer's home and can be drawn upon by check or transfer to the customer's checking account. The Bank will lend up to 85% of the appraised value of the property less any other outstanding mortgage loan balance. The total of maximum borrowings approved through all credit line products at December 31, 1996, was $122.8 million. Secured and unsecured credit lines outstanding at that date were $48.5 million, with 59.3% of the portfolio secured.

     In 1995, the Bank increased its credit card portfolio to a total of $34.8 million as of December 31, 1995, through a marketing promotion in five Southeastern states. In 1996, the Bank sold the portfolio. However, credit cards are still available to the Bank's customers.

     Total automobile loans constituted 19.96% of the consumer loan portfolio as of December 31, 1996, with $67.6 million outstanding. At December 31, 1996, the Bank's percentage of indirect loans was approximately 12.8% of the consumer loan portfolio, excluding consumer finance loans.

     All consumer loan and credit line requests are evaluated to determine the prospective borrower's ability and willingness to repay the obligation and stability as a borrower. Ability to repay is determined by comparing an applicant's monthly installment payments, including the proposed loan payment, with gross monthly income. The resulting debt service to income ratio generally must be below 40%. For applicants with significant assets or applicants with low to moderate income, up to 45% may be accepted. The Bank offers a special consumer mortgage loan program for low to moderate income borrowers which features a lower interest rate.

     Willingness to repay is determined by analyzing the applicant's credit history for slow payments or undisclosed debts. An applicant's stability is evaluated by reviewing information pertaining to a history of employment and residence, and is considered to be an important factor for open-end or unsecured credit. The availability of collateral is also a factor in appropriate situations. American Federal's consumer lending portfolio, excluding consumer finance loans, has experienced a low delinquency ratio. At December 31, 1996, consumer loans greater than 30 days past due represented 3.13% of gross consumer loans. To improve risk assessment and establish uniform guidelines for Fair Lending, the Bank introduced credit scoring in 1995 for direct and indirect loans.

    The Bank operates Finance South, a finance company subsidiary, with 17 offices in the Upstate. Finance South originates short-term loans with an average balance of $2,800 and an average estimated maturity of approximately one year, to finance household appliances and furnishings. The loans may be direct or indirect (arranged through the merchant). Second mortgage loans are also made on a limited basis, with terms of 5 to 15 years.

    At December 31, 1996, Finance South had outstanding 6,655 loans with a net loans balance of $15.2 million. The average portfolio yield was 22.62%. Finance South reported gross loans greater than 30 days past due of 3.38% at December 31, 1996, and chargeoffs of 3.41% of average gross loans for the year ended December 31, 1996.

    In the first quarter of 1997, the Bank entered into a definitive agreement to sell substantially all of the assets of Finance South to Kentucky Finance Co., Inc. The sale is subject to shareholder and regulatory approval and is expected to be consummated in the second quarter of 1997.

LOAN ORIGINATIONS, SALES, AND PURCHASES

      American Federal's objective in the management of its real estate loan portfolio is to originate high quality loans while trying to maximize yields, shorten the maturities, and increase the liquidity of these assets. The Bank has sold fixed-rate loans in the secondary mortgage market either on a forward commitment or immediate delivery basis to reduce the Bank's risk that interest rates paid will escalate while holding long-term fixed-rate loans in the portfolio, and to allow the Bank to continue to make loans during periods when savings flows decline or funds are not otherwise available for lending.

      Subject to market conditions, American Federal may sell loans, both to private institutional purchasers and through secondary mortgage market programs of government agencies such as FHLMC and FNMA. FHA and VA loans are sold on a loan-by-loan basis to investors who service Government National Mortgage Association (GNMA) securities. Future secondary market sales could be adversely affected, among other ways, by increased competition from other lending sources, by decreased future loan demand, and by high prevailing levels of interest rates, which may not only reduce loan demand but also may reduce liquidity among many traditional secondary market purchasers. During 1996, the Bank sold $13.4 million of its current production of long-term fixed-rate loans.

       The Bank generally retains the servicing rights to loans sold, for which it receives a fee of 25 to 50 basis points per annum of the unpaid balance of each loan. As of December 31, 1996, the Bank was servicing loans for others totaling approximately $168.2 million. Servicing income, included in non-interest income, was $861,000 for the year ended 1996 and $901,000 for 1995.

The following table sets forth the amounts of American Federal's loans receivable and related activities for the periods indicated.


                                               Years Ended December 31,
                                              1996            1995       1994
                                                   (Dollars in thousands)
Loans receivable at beginning of year,
 net of  allowance                            $ 805,365   $ 717,232  $664,291
Loans originated:
    Conventional real estate loans:
      Construction                               47,314      27,838    41,768
      Loans on existing property                 65,665      45,914    88,188
      Loans refinanced                           17,433      10,716    23,402
    Consumer loans                              178,124     171,298   115,173
    Commercial loans                             51,518      41,293    39,910
    (Increase) decrease in undisbursed
 loans in
      process                                    (6,970)      1,650     4,564
                                               ---------   --------      -----
                                                367,024     298,709   313,005
                                               --------     -------    -------
Loans purchased                                      13      12,178    11,819
Loans sold                                       32,950         184    26,721
Loans securitized                                12,635       4,868     2,312
Principal repayments                            274,502     214,130   239,458
Loan settlement by transfer to real estate
    acquired in settlement of loans               1,032         528     1,548
Provision for possible loan losses                4,338       2,279     1,432
Other items, net                                 (3,835)       (765)     (412)
                                               --------     -------     ----
Loan receivable at end of year, net of
 allowance                                    $ 843,110   $ 805,365  $717,232
                                                =======     =======   =======

DELINQUENCIES

     It is American Federal's policy to manage its loan portfolio so as to recognize and respond to problem loans at an early stage in order to minimize losses.

      Nonreceipt of contractually due principal and interest payments on all loans automatically triggers a written payment reminder or telephone contact. All loans are classified as nonaccrual for purposes of income recognition at the earlier of (a) the time the collection of the principal becomes uncertain; (b) when business loans become 60 days past due; (c) when residential mortgage loans, commercial real estate loans and consumer loans become 90 days past due; or (d) when foreclosure action is commenced. A loan remains in nonaccrual status until the factors which indicate doubtful collectibility no longer exist or until the loan is determined to be partially or wholly uncollectible and is charged off against the allowance for possible loan losses.

      Asset repossession on secured consumer loans generally begins when the account becomes 60 days delinquent. The loan is reduced to the net realizable value of the collateral at the time of repossession, although recovery efforts continue after chargeoff. Unsecured consumer loans are written off when they are deemed uncollectible. Consumer finance loans typically have longer periods for repossession and higher chargeoffs than consumer loans.

      All property acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold or otherwise disposed of by the Bank.

      The Lending Management Group, comprised of senior lending personnel, meets periodically to discuss lending operations and other matters affecting the lending activities of the Bank. In addition, the Loan Review Committee, comprised of the President, the Chief Operating Officer and Chief Financial Officer, and the Chief Legal Counsel, meets with the Lending Management Group and performs a quarterly review of loan payment delinquency trends and chargeoffs over $10,000, as well as all proposed workouts of problem loans over $100,000 and selected loans below that amount. The Internal Audit and Credit Review Division monitors compliance with overall lending policies and guidelines, and conducts an internal loan review program to ensure that credit risk and portfolio composition are kept within acceptable tolerances, consistent with the overall goals of American Federal. Loan delinquencies and chargeoffs are reported monthly to the Board of Directors.

      The Bank classifies problem assets as substandard, doubtful, and loss. Substandard assets have one or more well-defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The Bank also has a special mention category for assets which do not currently expose the Bank to a sufficient degree of risk to warrant classification, but do possess credit deficiencies or potential weaknesses deserving management's close attention. If an asset or portion thereof is classified loss, the Bank must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or chargeoff such amount. In addition, if a loan meets the definition of impairment as defined under Financial Accounting Standards Board ("FASB"), Statement of Financial Accounting Standard (SFAS) No. 114, a specific allowance is established to value the loan at its fair value.

NONPERFORMING ASSETS

     The information contained under the section captioned Nonperforming Assets in the American Federal 1996 Annual Report is incorporated by reference.

ALLOWANCE FOR LOSSES

     The allowance for loan losses is available to absorb losses inherent in the loan portfolio. The allowance is increased by provisions charged to operations and decreased by chargeoffs, net of recoveries. Management evaluates the adequacy of the allowance at least quarterly using the classification categories discussed under Item 1. Business -- Delinquencies. In establishing the appropriate classification for specific assets, management takes into account the estimated value of underlying collateral, the borrower's ability to repay, payment history, and current delinquency status, among other factors. The remaining loan portfolio is evaluated for potential loss exposure by examining the growth and composition of the portfolio, previous loss experience, current delinquency levels, industry concentration, and general economic conditions. The adequacy of the allowance is evaluated quarterly by the Credit Review Division, as part of its internal review.

     The allowance for losses on real estate held for development and sale is evaluated quarterly through review of the fair market value of the real estate. This value is ascertained by projecting future development and sales activity based on historical performance, current economic and political conditions, and probable changes in the future. If the fair market value is less than the book value of the real estate, a valuation allowance is established or increased.

     The allowance for losses on real estate acquired in settlement of loans is evaluated quarterly. Additional allowances are established when the carrying value exceeds fair market value less estimated selling costs.

     The allowance for loan losses represents management's estimate of an amount adequate to provide for losses inherent in the loan portfolio. However, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks include general economic trends as well as conditions affecting individual borrowers, management's judgment of the allowance is necessarily approximate. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer institutions identified by the regulatory agencies. The OTS last examined the Bank as of March 31, 1996. No adjustments to the allowance for loan losses resulted from this examination.

    At December 31, 1996, the allowance for loan losses was $10.7 million or 1.26% of total loans outstanding, compared with $10.2 million or 1.25% at year-end 1995. Management considers the allowance for loan losses to be adequate based upon its current judgment, evaluation, and analysis of the loan portfolio. However, no assurances can be given that the ongoing evaluations of the loan portfolio in light of economic conditions and other factors then prevailing would not require future additions to the allowance, thus adversely impacting the results of the Bank's operations.

Activity in the components of the allowance for loan losses is summarized in the following table for the years ended December 31, 1996, 1995, 1994, 1993, and 1992.


                                                     Non-
                                        Residential Residential                 Consumer
                                         Mortgage   Mortgage   Consumer  Credit   Finance  Commercial   Total
                                           Loans     Loans        Loans  Cards     Loans      Loans   Allowance
                                                                    (Dollars in thousands)


Balance at December 31, 1991            $      806    2,569     2,827      -         89     1,754      8,045
Provision                                      355       -      2,524      -        110       462      3,451
Loans charged-off                            (487)     (157)  (2,328)      -       (37)      (722)   (3,731)
Loans recovered                                  8       -        336     -           1       170        515
                                           -------    ------    -----   --- --    -----     -----    -------
Balance at December 31, 1992                   682    2,412     3,359      -        163     1,664      8,280
Provision                                      -         -        614      -        189       430      1,233
Loans charged-off                             (26)       -      (925)      -      (133)      (548)   (1,632)
Loans recovered                                -         -        375     -           3       194        572
                                            ------    ------    -----   --- --    -----     -----    -------
Balance at December 31, 1993                   656    2,412     3,423      -        222     1,740      8,453
Provision                                      -         -      1,004      -        260       168      1,432
Loans charged-off                             (45)     (300)    (633)      -      (209)      (295)   (1,482)
Loans recovered                                -         -        364     -           7       325        696
                                            ------    ------    -----   --- --    -----     -----    -------
Balance at December 31, 1994                   611    2,112     4,158      -        280     1,938      9,099
Provision                                       30      -         500      920      450       379      2,279
Loans charged-off                             (33)      -       (744)    (305)    (309)      (230)   (1,621)
Loans recovered                                -        -          96      291       14        76        477
                                            ------    ------    -----   ------    -----     -----    -------
Balance at December 31, 1995                   608    2,112     4,010      906      435     2,163     10,234
Provision                                      220      -       1,005    2,235      718       160      4,338
Loans charged-off                            (240)      -     (1,553)  (1,990)    (681)      (203)   (4,667)
Loans recovered                                 20       59       315       20       17       374        805
Reclassification                               -        -       1,171  (1,171)      -          -         -
                                            ------    ------    -----  ------     -----     -----    -----
Balance at December 31, 1996            $      608     2,171    4,948      -        489     2,494     10,710
                                            ======    ======    =====   ======    =====     =====     ======
Allowance for loan losses as a
percentage of total loans by
category at December 31, 1996                  .23%     1.46%    1.53%     -   %   3.22%     2.49%      1.26%
                                            ======    ======     ====   =======    ====      ====    =======

INVESTMENT ACTIVITIES

     A federally chartered savings bank has the authority, subject to certain restrictions and limitations, to invest in federal funds, Euro deposits, FHLB time deposits, repurchase agreements, commercial paper, certificates of deposit, bankers' acceptances, U.S. Government and Agency obligations, collateralized mortgage obligations, state and municipal bonds, and corporate bonds. At December 31, 1996, such assets totaled $52.0 million, representing 3.9% of total assets at that date. As with other financial institutions, American Federal's investment portfolio is utilized for liquidity management, as collateral for borrowed funds, and for asset diversification.

     The Bank maintained liquid assets in excess of the amount required by regulations during all periods reflected in the Consolidated Financial Statements incorporated herein by reference. The required amount is 5% of the average daily balances of deposits and short-term borrowings. Liquid assets consist principally of cash, short-term interest-bearing deposits and mortgage-backed securities with maturities of five years or less.

     The Bank classifies investments and mortgage-backed securities as available for sale at the purchase date. Investment securities and mortgage-backed securities available for sale are recorded at market value. Although management does not intend to sell such securities, if certain market conditions or liquidity needs exist, the Bank may sell these securities prior to maturity. Beginning January 1, 1994, investments available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity (net of income taxes). Gain or loss on the sale of securities is based on the specific identification method.

     The Bank's investment policy is approved by the Board of Directors with specific investment strategy formulated by the Investment Committee, composed of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, President of Finance South, Senior Vice President and Controller, Treasurer, Senior Vice Presidents of Mortgage Lending, Commercial Lending, Branch Administration, Research and Product Development, and Consumer Lending. The Investment Committee approves all investment decisions before implementation. All transactions are reported to the Investment Committee and to the Board of Directors.


INSURANCE AND BROKERAGE ACTIVITIES

     American Federal's non-interest income includes substantial commissions and fees on a full range of insurance and investment products and investment brokerage services. Two general types of insurance are offered: credit-related and investment. Credit-related products currently available include credit life and disability, mortgage life and disability, involuntary unemployment, accidental death, term and title. The investment-related insurance products include universal life and fixed-rate annuities. Through independent, licensed brokerage service representatives, the Bank offers an even broader scope of investments that includes mutual funds, tax-free investments, variable and fixed-rate annuities, stocks, and bonds. During 1996, the Bank earned $1.7 million in commissions from insurance sales and $363,000 from brokerage activities.

DEPOSITS

     Deposits are the primary source of American Federal's funds for lending and investment activities. In addition to deposits, funds are primarily derived from principal repayments on loans and other investments, from the sale of loans and investment securities, from other borrowings, and from increases in stockholders' equity. Loan repayments are a relatively predictable source of funds except during periods of significant interest rate declines, while deposit flows tend to fluctuate with prevailing interest rates, money market conditions, general economic conditions, and competition.

     At December 31, 1996, deposits totaled $986.8 million, or 82.0% of total liabilities. The majority of the Bank's depositors are residents of South Carolina. American Federal has not solicited deposits outside South Carolina.

     American Federal offers a wide variety of deposit accounts designed to attract both short-term and long-term funds. These products include NOW accounts, commercial checking accounts, money market accounts, regular savings accounts, certificates of deposit, and retirement savings plans.

     Some of the special deposit products offered by the Bank are: a free checking account that reduces operating costs through a system of check safekeeping; a VISA Check Card which provides access to checking funds at the point of sale; a "Freedom Certificate" that allows customers to choose their own maturity date anywhere from seven days to seven years, rather than at set intervals; the "Catch-a-Rising-Rate" one-year CD that gives customers a one-time option of switching to whatever new rate the Bank is paying for the remainder of the term; the "Steady Saver CD", designed to encourage savings through additional deposits and a higher rate for automatic monthly deposits; "Freedom 50 Checking" and "Super Checking", which provide a package of benefits and money saving services; and the "Fair Deal Checking", a competitive business account with charges based on account analysis.

      At December 31, 1996, 22.9% of American Federal's deposits were in checking accounts (i.e., NOW checking and commercial checking), which are serviced not only by the Bank's 40 branch offices, but also by a 43 unit proprietary ATM network and the multi-state HONOR ATM network. At December 31, 1996, 19.3% of American Federal's deposits were in savings accounts (i.e., regular passbook and money market accounts). Fixed-rate, fixed-term certificates constituted the largest portion of deposits, aggregating 50.3% at December 31, 1996.

     American Federal has aggressively marketed retirement account services to individuals through the individual retirement account and to businesses through Keogh, Corporate Plan, simplified employee pension accounts, and the new simple IRA plans. Self-directed investment is also available for nontraditional products such as mutual funds, stocks, and bonds through agreements with brokerage service professionals. At December 31, 1996, American Federal was custodian of $144.8 million in retirement deposit accounts, which was 14.67% of total deposits at that date. Non-qualified tax deferred investments are also promoted through the annuity programs.

     American Federal manages deposit flows through weekly evaluation of the internal cost of funds, general economic conditions, and market trends by the Bank's Investment Committee. Liquidity funding for loans and investments is examined daily by senior management and reviewed weekly by the investment committee. Adjustments are made in savings rates for the various types of accounts through assessment of the Bank's needs for funds and competitive pricing.

     The following table sets forth information concerning American Federal's time deposits and other interest-bearing deposits at December 31, 1996.


                                                                             Percentage
                                                   Minimum                    of Total
             Category           Interest Rate (1)  Amount     Balances (3)    Deposits
------------------------------ -------------------- -------     ------------  ----------

NOW accounts                             1.42%          $250     $188,560         19.11%
Noninterest-bearing accounts                -            250       37,087          3.76
Passbook accounts                        2.47            100       84,987          8.61
Money market deposit accounts            2.81          2,500       85,719          8.69
Money market passbook accounts           2.47            200       19,459          1.97
Variable-rate certificates               4.92             25       74,685          7.57
Fixed-rate certificates (2):
     Freedom certificates with
      original maturity of
         Less than 6 months              4.43            500       23,642          2.40
         6 months to 1 year              4.95            500      126,553         12.82
         1 year to 2 years               5.24            500      197,308         20.00
         2 years to 3 years              5.45            500       29,645          3.00
         3 years and over                5.64            500       91,734          9.30
Jumbo certificates                       5.45        100,000       10,991          1.11
Penalty-free certificates                3.88          2,500        9,571           .97
Other certificates                       5.37            100        6,839           .69
                                                                  -------        ------
         Total                                                   $986,780        100.00%
                                                                  =======        ======


 (1) Represents the weighted average stated interest rate. Included in NOW accounts are $28.3 million of Free Checking accounts which are noninterest-bearing.

 (2) Included in the amount of fixed-rate certificates is $60.7 million of deposits of $100,000 or more.

 (3) Dollars in thousands.



     The following table sets forth American Federal's time deposits classified by rates as of the date indicated.
                                    At December 31,
         Rate                 1996         1995       1994
--------------------      --------------------------------
                                    (Dollars in thousands)
0%  -  5.99%               $510,622     $445,836   $432,142
6%  -  7.99%                 59,260      123,305     43,389
8%  -  9.99%                  1,086        6,310      8,585
                             ------       ------     ------
     Total                 $570,968     $575,451   $484,116
                            =======      =======    =======


    The following table sets forth the amount and maturities of time deposits at December 31, 1996.

                                           Amount Due In
                        Less Than     1-2        2-3        After
            Rate        One Year    Years      Years      3 Years   Total
-------------------    ---------    -----      -----      -------   -----
                                        (Dollars in thousands)
0% - 5.99%              $413,340   $69,237    $12,263   $15,782   $510,622
6% - 7.99%                26,671    15,747      6,898     9,944     59,260
8% - 9.99%                   602       200        284       -        1,086
                         -------   -------     ------    ------    -------
     Total              $440,613   $85,184    $19,445   $25,726   $570,968
                         =======    ======     ======    ======    =======

    The following table sets forth the amounts and maturities of certificates of deposits of $100,000 or more at December 31, 1996.
                                       Maturity
                               (Dollars in thousands)
                               Less than 3 months                      $ 21,373
                               3 to 6 months                              14,680
                               6 to 12 months                             12,230
                               Over 12 months                             12,438
                                                                          ------

                               Total                                    $ 60,721
                                                                         =======


    The following table sets forth the change in dollar amount of savings deposits in the various types of savings accounts offered by American Federal between the dates indicated.

                                                                           December 31,
                                                  1996                           1995                           1994
                                      ------------------------------------------------------------------------------
                                                            Increase                        Increase                  Increase
                                       Balance     %      (Decrease)    Balance    %    (Decrease)   Balance     %  (Decrease)

                                                                            (Dollars in thousands)
NOW checking accounts                $  188,560   19.11%  $  9,929  $178,631   18.27% $ 40,628   $138,003     16.52% $  6,838
Noninterest-bearing
commercial accounts                     37,087     3.76      2,025     35,062   3.59     6,330      28,732     3.44     5,960
Passbook accounts                       84,987     8.61      4,258     80,729   8.25    16,997      63,732     7.63     6,436
Money market accounts                  105,178    10.66     (2,330)   107,508  10.99   (13,089)    120,597    14.44    (1,030)
Variable-rate certificates              74,685     7.57    (30,273)   104,958  10.73    87,176      17,782     2.13     7,375
Freedom certificates                   468,882    47.52     47,334    421,548  43.10    14,866     406,682    48.68    16,958
Jumbo certificates                      10,991     1.11    (12,645)    23,636   2.42    (6,229)     29,865     3.57     2,599
Penalty-free certificates                9,571      .97     (4,071)    13,642   1.39    (6,645)     20,287     2.43       370
Other fixed-rate certificates            6,839      .69     (5,404)    12,243   1.26     2,559       9,684     1.16   (36,962)
                                       --------- --------  --------  ---------   -------- ----------------   -------   --------
                                     $  986,780  100.00% $   8,823   $977,957 100.00% $142,593    $835,364   100.00% $   8,544
                                        =======  ======   ========   =======  ======  =======     =======    ======   ========


     In the unlikely event of liquidation of the Bank, savings account holders would receive payment of their savings account prior to any payment being made to the holders of the Common Stock.

BORROWINGS

     At December 31, 1996, borrowings totaled $197.3 million, or 16.40% of total liabilities. A major source of such borrowings has been the FHLB of Atlanta, which functions as a reserve bank providing credit for savings institutions within its assigned region. As a member of the FHLB system, American Federal is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances secured by that stock and by other collateral pursuant to a blanket security agreement which requires the Bank to maintain certain qualifying assets such as U.S. Government securities and home mortgage loans not otherwise pledged or encumbered. Qualifying mortgage loan assets which are eligible collateral must have a book value of at least 160% of the borrowed amount, and agency mortgage-backed securities 120% of the borrowed amount. A penalty is imposed on all prepayments of fixed-rate advances.

     Advances from the FHLB of Atlanta are made available through several different credit programs. Each credit program has its own particular interest rate and range of maturities. The FHLB of Atlanta establishes acceptable uses to which the advances from each program may be applied, as well as limitations on the size of advances. At December 31, 1996, American Federal had $87.0 million in outstanding advances with a weighted average rate of 4.99%, representing 7.23% of total liabilities. The Bank's FHLB advances are payable on various dates between 1997 and 2015 at rates ranging from 0.00% to 6.54%. See Note 9 of the Notes to Consolidated Financial Statements incorporated herein by reference.

     American Federal also borrows funds using reverse repurchase agreements and dollar reverse repurchase agreements, where securities are sold with an agreement to buy them back at a specified price at a later date, typically 90 days or less. These agreements to repurchase are deemed to be borrowings collateralized by the securities sold (generally GNMA, FNMA, FHLMC, or U.S. Government and agency issues). At December 31, 1996, $31.9 million in repurchase agreements were outstanding with dealers and $27.9 million with customers. At December 31, 1996, the Bank also had $50.5 million of other collateralized borrowings. These borrowings were collateralized with mortgage-back securities, and had maturities in 1997 and 1998. See Note 10 of the Notes to Consolidated Financial Statements incorporated herein by reference for an analysis of these borrowings and a description of the securities which collateralize such borrowings.












     The following tables set forth certain information regarding American Federal's short-term borrowings and average rates paid at the dates and for the periods indicated.
                                                          At December 31,
                                                      1996       1995     1994
                                                        (Dollars in thousands)
Amount of Borrowings Outstanding:
     Securities sold under agreements to repurchase   $59,758 $ 84,483 $144,095
     Other collateralized borrowings                   50,500   50,500      -
Weighted Average Rate Paid On:
     Securities sold under agreements to repurchase      5.05%    5.27%    5.23%
     Other collateralized borrowings                     5.72     5.72      -



                                                            For the Year Ended December 31,

                                                           1996              1995              1994
                                                          ----------------------------------------

                                                                   (Dollars in thousands)



Average Short-Term Borrowings With Respect To:
     Securities sold under agreements to repurchase      $108,467     $120,727     $126,448
     Other collateralized borrowings                       50,500        8,568          -
Weighted Average Rate Paid On:
     Securities sold under agreements to repurchase          5.17%        5.59%        4.09%
     Other collateralized borrowings                         5.72         5.78    -


 SUBSIDIARIES

     American Federal is permitted to invest an amount equal to 2% of its assets in its service corporations, with an additional investment of 1% of assets where such investments serve primarily inner city and community development purposes. At December 31, 1996, the Bank had a total net investment of $117,000 in its service corporation composed primarily of short-term interest bearing deposits and $15.2 million in its consumer finance company subsidiary.
Investments in other service related activities were insignificant.

     American Federal has established various subsidiaries and divisions, including its primary subsidiary, American Service Corporation of S.C. (ASC). The Consolidated Financial Statements incorporated herein by reference include the accounts of the Bank's wholly owned subsidiaries described below.

    ASC, doing business as Piedmont Title Company, acts in an agency capacity and processes title insurance policies for American Federal's residential and commercial property loan originations as well as third party originators. ASC, doing business as American Properties, also acts in an agency capacity and processes and sells real estate for American Federal, ASC, and Finance South.

    Finance South makes consumer loans averaging $2,800, with relatively short maturities (average term, generally, of 12 months), to finance household appliances and furnishings. Finance South also makes second mortgage loans, with terms of 5 to 15 years, for the purpose of home improvement or bill consolidation. See Item 1. Business -- Lending Activities -- Consumer Lending.

    In the first quarter of 1997, the Bank entered into a definitive agreement to sell substantially all of the assets of Finance South to Kentucky Finance Co., Inc. The sale is subject to regulatory approval and is expected to be consummated in the second quarter of 1997.

REAL ESTATE INVESTMENTS

      American Federal has engaged in real estate development and management and has invested in real estate joint ventures through ASC. Since 1984, American Federal has not initiated any new real estate investment projects. At December 31, 1996, ASC's had no remaining net investment in real estate held for development and sale, down from $29.5 million at the end of 1985. Elimination of the real estate investment portfolio has been achieved through sales of assets and establishment of allowances to offset declines in asset value. Pre-tax gains from real estate held for development and sale totaled $313,000 for 1996. Pre-tax losses from real estate held for development and sale totaled $367,000 and $1.1 million for the years ended December 31, 1995 and 1994, respectively.

COMPETITION

      In its market area, American Federal is subject to intense competition from a number of local, regional, and superregional banking organizations, along with other financial institutions and companies that offer financial services, such as credit unions, retail credit companies, securities firms, insurance companies, small loan companies, finance companies, mortgage companies, and other financial service enterprises. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality of services rendered, the convenience of banking facilities, and, in the case of loans to large commercial borrowers, relative lending limits. Additional competition for depositors' funds comes from issuers and suppliers of U.S. Government securities, private debt obligations and other investment alternatives for depositors. Many of the Bank's nonbank competitors are not subject to the same extensive regulations that govern federally insured banks and thrifts. As a result, such nonbank competitors may have certain advantages over the Bank in providing certain services. In addition, many of the financial organizations in competition with American Federal have much greater financial resources than the Bank, and are able to offer similar services at more competitive costs with greater leading capacities.

     As of December 31, 1996, 35.4% of households in the Greenville-Spartanburg-Anderson MSA was using one or more American Federal services. The share of market is up from 32.9% of households at year-end 1995, and 30.5% at year-end 1994. In competing with other financial service providers, particular emphasis has been placed on the introduction of innovative products, the application of improved technology, and the quality of service delivery.

EMPLOYEES

     At December 31, 1996, American Federal, including its wholly-owned subsidiaries, employed 658 full-time equivalent employees. American Federal enjoys excellent employee relations. The Bank's employees are not represented by any collective bargaining agreement.

FEDERAL AND STATE TAXATION

     The following discussion of tax matters is intended only as a summary of certain federal income tax matters and does not purport to be a comprehensive description of the tax rules applicable to the Bank.

     For federal income tax purposes, the Bank reports its income on a fiscal year basis using the accrual method of accounting and is generally subject to federal income taxation in the same manner as other corporations.

     For tax years beginning before 1996, a thrift institution such as the Bank which met certain definitional tests relating primarily to its assets and the nature of its business was allowed to compute deductions for bad debts using a reserve method of accounting. The Small Business Job Protection Act of 1996 repealed the reserve method of accounting for bad debts by thrift institutions, effective for taxable years beginning after 1995. As a result, large thrift institutions with more than $500 million in assets, such as the Bank, are no longer able to deduct additions to a reserve for bad debts but are permitted to deduct bad debts only as they occur.

     In addition, a large thrift institution such as the Bank generally is required to recapture (i.e., take into income) its post-1987 additions to its bad debt reserve, that is, the amount by which its bad debt reserve exceeds the balance of such reserve as of the end of its last taxable year ending before 1988. The excess reserves are recaptured into income over a period of six years, which may be extended to seven or eight years if the thrift meets a residential loan requirement. Although the Bank is required to recapture $4.0 million of post-1987 additions to its bad debt reserve, the recapture will not substantially impact earnings because the Bank has previously recorded deferred tax liabilities for post-1987 additions to its bad debt reserve.

     The balance of the Bank's pre-1988 bad debt reserves is subject to recapture if the Bank ceases to qualify as a bank for federal income tax purposes, or if the Bank makes certain distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock, or distributions in partial or complete liquidation. In the event of a distribution considered to be made from pre-1988 reserves, the amount restored to income would be the amount which, when reduced by the amount of tax on such income, is equal to the amount of the distribution. The Bank does not intend to make any distribution that would result in recapture of any portion of its pre-1988 bad debt reserves.

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


SUPERVISION AND REGULATION

GENERAL
    The Bank is a federally-chartered savings bank subject to extensive regulation, examination and supervision by the OTS, as its chartering agency and by the Federal Deposit Insurance Corporation (FDIC), as the deposit insurer. The Bank is also a member of the FHLB System and its deposit accounts are insured up to the applicable limits by the FDIC under the Savings Association Insurance Fund (SAIF) and, for certain deposits, the Bank Insurance Fund (BIF). The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions, such as mergers with or acquisitions of other financial institutions. There are periodic examinations by the OTS and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the OTS, the FDIC or through changes in applicable federal laws could have a material adverse impact on the Bank and its operations.

    Set forth below are certain of the regulatory requirements applicable to the Bank to the extent not discussed elsewhere herein.

OTS CAPITAL REQUIREMENTS

    Under federal law and OTS regulations, savings associations are required to comply with each of three separate capital adequacy standards: a "tangible capital" requirement; a "leverage ratio;" and a "risk-based capital" requirement. The OTS is authorized to establish individual capital requirements for a savings association consistent with these capital standards. As described more fully below under "Prompt Corrective Action," the OTS was required by the Federal Deposit Insurance Improvement Act of 1991 (FDICIA) to promulgate additional capital requirements that in certain respects have superseded the capital requirements discussed immediately below.

    TANGIBLE CAPITAL. The OTS capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained earnings, noncumulative perpetual preferred stock and related surplus. In addition, all intangible assets, other than a limited amount of properly valued purchased mortgage servicing rights (PMSRs), must be deducted from tangible capital.

    LEVERAGE RATIO. The leverage ratio adopted by the OTS requires savings associations to maintain core capital in an amount equal to at least 3.0% of adjusted total assets. "Core capital" includes common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and any related surplus, and minority interests in the equity accounts of fully consolidated subsidiaries, certain goodwill and certain mortgage servicing rights less certain intangible assets, mortgage servicing rights and investments in nonincludable subsidiaries. In general, intangible assets must be deducted in computing core capital because they are excluded from assets under the OTS' capital rules. There are exceptions to this rule of deduction, however. PMSRs, originated mortgage servicing rights (OMSRs) and purchased credit card relationships (PCCRs) may comprise in the aggregate up to 50% of an association's core capital, with PCCRs not exceeding 25% of core capital, provided that such rights must be valued at the lower of 90% of fair market value or 100% of the remaining unamortized book value of the asset.

      RISK-BASED CAPITAL. The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital less certain holdings) to risk-weighted assets of at least 8.0%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3.0% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and allowance for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-adjusted assets. Overall, the amount of supplemental capital counted toward total capital cannot exceed 100% of core capital.

      On August 31, 1995, the OTS issued an interim rule providing that the amount of risk-based capital that may be required to be maintained by an institution for recourse assets cannot be greater than the total of the recourse liability. The interim rule provides that whenever the calculation of risk-based assets (including assets sold with recourse) would result in a capital charge greater than the institution's maximum recourse liability on the assets sold, instead of including the assets sold in the institution's risk-weighted assets, the institution may increase its risk-based capital by its maximum recourse liability. In addition, qualified savings associations may include in their risk-weighted assets, for the purpose of capital standards and other measures, only the amount of retained recourse of small business obligation transfers multiplied by the appropriate risk weight percentage. The interim rule sets reserve requirements and aggregate limits for recourse held under the modified treatment. Only well-capitalized institutions and adequately capitalized institutions with OTS permission may use this reduced capital treatment.

      On August 16, 1996, the federal banking agencies jointly proposed to revise their respective risk-based capital rules relating to treatment of certain collateralized transactions. These types of transactions generally include claims held by banks (such as loans and repurchase agreements) that are collateralized by cash or securities issued by the U.S. Treasury or U.S. Government agencies. If adopted, the proposal would permit certain partially collateralized claims to qualify for the 0% risk category. To qualify for the 0% risk category, the portion of the claim that will be continuously collateralized must be specified either in terms of dollar amount or percentage of the claim. For off-balance sheet derivative contracts, the collateralized portion of the transaction could be specified by dollar amount or percentage of the current or potential future exposure.

       FDICIA requires the OTS (and the other federal banking agencies) to revise their risk-based capital standards, with appropriate transition rules, to ensure that they take account of interest-rate risk, concentration of credit risk, and the risks of non-traditional activities. In 1993, the OTS adopted a final rule adding an interest rate risk (IRR) component that would be incorporated into its risk-based capital rule. Under the final rule, which became effective in 1994, only a savings association with "above normal" interest rate risk exposure (i.e., where an institution's net portfolio value or NPV would decline by more than 2% in the event of a hypothetical 200-basis point move in interest rates) would be required to deduct an IRR component from its capital. The NPV is defined as the net present value of expected cash inflows and outflows from an institution's assets, liabilities, and off balance sheet items. The IRR component deduction that such an institution would be required to make from its capital would be equal to one half of its above normal interest rate risk exposure (i.e., 50% of the amount by which the decline in its NPV exceeds a 2.0% decline). The deduction would become effective two quarters after the date of the report on which the IRR component was based. Savings associations with less than $300 million in assets and risk-based capital ratios in excess of 12% are not subject to an IRR component deduction. Effective September 1, 1995, the interest rate risk rule was amended to include, in evaluating capital adequacy, an assessment of the exposure to declines in the economic value of an association's capital due to changes in interest rates.

      Based upon calculations performed by the OTS concerning the Bank, the Bank's interest rate risk exposure has been determined to be not greater than "normal" exposure as of December 31, 1996.

      On June 26, 1996, the Office of the Comptroller of the Currency, the Federal Reserve Board and the FDIC issued a joint agency policy statement that provides the standards that the federal banking agencies will use to evaluate the adequacy and effectiveness of an institution's interest rate risk management. The joint policy addresses fundamental elements for sound interest rate risk management, including appropriate board and senior management oversight and the need for a comprehensive risk management process that identifies, measures, monitors and controls risk. An institution with material weaknesses in its risk management process or high levels of exposure relative to its capital will be directed to take corrective action, including raising additional capital, strengthening management expertise, improving management information and measurement systems, reducing levels of exposure, or some combinations of these actions, depending on the facts and circumstances of the individual institutions.

      The OTS issued a Thrift Bulletin in August 1995 that describes how and under what circumstances an institution may (1) appeal its interest rate risk component by requesting an adjustment to the interest rate risk component generated by the OTS model or (2) seek approval to use its own internal interest rate risk model to calculate the interest rate risk component. The Thrift Bulletin provides that to be eligible to seek an adjustment to the interest rate risk component, an institution must show that its interest rate risk component, as calculated by the OTS, would cause the institution to move to a lower prompt corrective action category and that the accuracy of the OTS' estimate of interest rate risk exposure can be materially improved through the use of more refined data or more appropriate assumptions tailored to the specific institution. The Thrift Bulletin also outlines the circumstances under which well capitalized institutions may request to use their own internal interest rate risk model in place of the OTS model in calculating interest rate risk capital requirements. The internal model must meet certain OTS standards, including reasonable assumptions about future interest rates, prepayment rates for assets and attrition rates for liabilities.

     The FDICIA also required that the OTS (and other federal banking agencies) revise the risk-based capital standards with appropriate transition rules to take into account concentration of credit risks and risks of nontraditional activities. Effective January 17, 1995, the OTS (along with the other federal banking agencies) issued final regulations which explicitly identify concentration of credit risk and other risks from nontraditional activities, as well as an institution's ability to manage these risks, as important factors in assessing an institution's overall capital adequacy. These final regulations do not contain any specific mathematical formulas or capital requirements.

     For purposes of determining all three capital components, federal law and the OTS regulations require that investments in and extensions of credit to certain non-includable subsidiaries be deducted from capital. However, under the Housing and Community Development Act of 1992, the OTS, by order, may prescribe a percentage of a thrift's investment in a non-includable subsidiary held as of April 12, 1989 that may be included in a particular institution's capital, if it determines that the use of such a percentage would not increase the risk to the institution's insurance fund, and would not result in the institution being in an unsafe or unsound condition. The higher percentage limit allowed by the OTS may not exceed: (i) 40%, from July 1, 1995 to June 30, 1996; and (ii) 0%, thereafter. Certain exemptions also generally apply where the subsidiary: (i) is engaged in the activities solely as an agent for its customers; (ii) is engaged solely in mortgage-banking activities; (iii)
(1) is an insured depository institution or a company the sole investment of which is an insured depository institution and (2) was acquired by the association prior to May 1989; or (iv) is a federal savings association that existed as such on August 9, 1989, and was, or acquired its principal assets from, an association that was chartered before October 15, 1982, as a state savings or cooperative bank. See "Subsidiaries" for a discussion of the Bank's non-qualifying subsidiary.

      A comparison of the Bank's various regulatory capital requirements at December 31, 1996 is included in Note 13 of Notes to Consolidated Financial Statements, included in American Federal's 1996 Annual Report, which is incorporated herein by reference.

PROMPT CORRECTIVE ACTION

    FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the OTS and the other banking regulators are required to establish five capital categories ("well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. OTS and the other federal banking agencies have specified by regulation the relevant capital level for each category.

    Under the OTS final rule implementing the prompt corrective action provisions, a savings institution that (i) has a total risk-based capital of 10.0% or greater, a Tier 1 (core) risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater, and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the OTS, is deemed to be "well-capitalized." An institution with a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and a leverage ratio of 4.0% or greater is considered to be "adequately capitalized." A savings institution that has a total risk-based capital of less than 8.0% or a Tier 1 risk-based capital ratio of less than 4.0% or a leverage ratio of less than 4.0% is considered to be "undercapitalized." A savings institution that has total risk-based capital of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets except certain PMSRs and qualifying supervisory goodwill.

     In the case of a bank or thrift that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized, the institution is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

     At December 31, 1996, the Bank met all of its capital requirements on a fully phased-in basis and had the requisite capital levels to be deemed a "well capitalized" institution under the OTS' prompt corrective action regulations.

INSURANCE OF DEPOSIT ACCOUNTS

         The Bank's deposit accounts are insured by the FDIC to a maximum of $100,000 for each insured account through the SAIF and the BIF.

         Pursuant to FDICIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based system, which went into effect January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned.

         Under the final risk-based assessment system there are nine assessment risk classifications (I.E., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the BIF and the SAIF for the second half of 1995, as they had been during 1996, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (I.E., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (I.E., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (I.E., 1.25%) within a specified period of time.

         Once the designated ratio for the BIF was reached in May 1995, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $2,000 per year, regardless of deposit size. The FDIC elected to retain the assessment rate range of 23 to 31 basis points for SAIF members given the undercapitalized nature of that insurance fund.

         Recognizing that the disparity between the SAIF and BIF premium rates would have adverse consequences for SAIF-insured institutions, such as the Bank, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, in July 1995 the FDIC, the Treasury Department, and the OTS released statements outlining a proposed plan to recapitalize the SAIF, the principal feature of which was a special one-time assessment on depository institutions holding SAIF-insured deposits, which was intended to recapitalize the SAIF at a reserve ratio of 1.25%. This proposal contemplated elimination of the disparity between the assessment rates on BIF and SAIF deposits following recapitalization of the SAIF.

         A variation of this proposal designated the Deposit Insurance Funds Act of 1996 (the Funds Act) was enacted by Congress as part of omnibus budget legislation and signed into law on September 30, 1996. As directed by the Funds Act, the FDIC has implemented a special one-time assessment of approximately
65.7 basis points (0.657%) on a depository institution's SAIF-insured deposits held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions). The Bank recorded a charge against earnings for the special assessment in the quarter ended September 30, 1996 in the amount of $5.6 million (pre-tax).

         In addition, on December 24, 1996, in order to avoid collecting more than needed to maintain the SAIF's capitalization rate at 1.25 percent of aggregate insured deposits, the FDIC adopted in final a revision in the SAIF assessment rate schedule which retroactively effected, as of December 11, 1996,
(i) a widening in the assessment rate spread among institutions in the different capital and risk assessment categories, (ii) an overall reduction of the assessment rate range assessable on SAIF deposits of from 0 to 27 basis points, and (iii) a special interim assessment rate range for the last quarter of 1996 of from 18 to 27 basis points on institutions subject to Financing Corporation (FICO) assessments in order to cover the interest due for that period on outstanding FICO bonds. Effective January 1, 1997, FICO assessments are imposed on both BIF- and SAIF-insured deposits in annual amounts presently estimated at 1.29 basis points and 6.44 basis points, respectively. The Bank anticipates that the net effect of the decrease in the premium assessment rate on SAIF deposits will result in a reduction in its total deposit insurance premium assessments for the years 1997 through 1999, assuming no further changes in announced premium assessment rates.

         Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS.

REGULATORY ASSESSMENTS

     Savings institutions are required by OTS regulation to pay assessments to the OTS to fund the operations of the OTS. The general assessment, paid on a semi-annual basis, is computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in the institution's latest quarterly thrift financial report. The Bank's total assessments for the calendar year ended December 31, 1996 were $247,000.

FEDERAL SAVINGS INSTITUTION REGULATION

     BUSINESS ACTIVITIES. The activities of savings institutions are governed by the Home Owners' Loan Act of 1933, as amended (HOLA) and, in certain respects, the FDI Act. As a result of the FIRREA and FDICIA, the operations of savings institutions, including the Bank, have been significantly impacted.

     FIRREA was enacted for the purpose of resolving problem savings institutions, establishing SAIF as a new thrift insurance fund, reorganizing the regulatory structure applicable to savings institutions and imposing bank-like standards on savings institutions. FDICIA, among other things, requires that federal banking regulators intervene promptly when a depository institution experiences financial difficulties, mandates the establishment of a risk-based deposit insurance assessment system and requires imposition of numerous additional safety and soundness operational standards and restrictions. Both FIRREA and FDICIA contain provisions affecting numerous aspects of the operations and regulations of federally-insured savings associations and empower the OTS and the FDIC, among other agencies, to promulgate regulations implementing their provisions. The descriptions of statutory provisions and regulations applicable to savings associations set forth in this document do not purport to be complete descriptions of such statutes and regulations and their effects on the Bank. Moreover, because some of the provisions of FDICIA are still being implemented through the adoption of regulations by the various federal banking agencies, the Bank cannot yet fully assess the impact of these provision on its operations.

     The federal banking statutes, as amended by FIRREA and the FDICIA, among other things: (i) restrict the use of brokered deposits by savings institutions that are not well capitalized; (ii) prohibit the acquisition of any corporate debt security that is not rated in one of the four highest rating categories;
(iii) restrict the aggregate amount of loans secured by nonresidential real estate property to 400% of capital; (iv) permit bank holding companies to acquire savings institutions; and (v) require the federal banking agencies to establish by regulation loan-to-value limitations on real estate lending. Certain statutes are discussed in greater detail below.

     LOANS TO ONE BORROWER. Under the HOLA, as amended by FIRREA, savings institutions are generally subject to the national bank limits on loans to one borrower. Generally, savings institutions may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of their unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if the portion of such loan in excess of 15% of capital and surplus is secured by readily-marketable collateral, which is defined to include actively-traded securities, but generally does not include real estate.

     Under currently applicable post-FIRREA regulations, as of December 31, 1996, the Bank could lend to a single borrower and its related entities on an unsecured basis any amount up to $17.5 million based upon its unimpaired capital and surplus on that date. American Federal believes it is currently in compliance with all applicable loans-to-one-borrower requirements.

     QUALIFIED THRIFT LENDER TEST. The HOLA requires savings institutions to meet a QTL test. Under the QTL test, as modified by FDICIA, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less (i) specified liquid assets up to 20% of total assets, (ii) intangible assets, including goodwill, and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (such as home mortgage loans and other residential real estate-related assets) on a monthly average basis in 9 out of every 12 months.

     A savings association that fails the QTL test and does not convert to a bank charter generally will be prohibited from: (i) engaging in any new activity not permissible for a national bank; (ii) paying dividends not permissible under national bank regulations; (iii) obtaining advances from any FHLB; and (iv) establishing any new branch office in a location not permissible for a national bank in the association's home state. In addition, beginning three years after the association failed the QTL test, the association would be prohibited from engaging in any activity not permissible for a national bank and would have to repay any outstanding advances from an FHLB as promptly as possible. As of December 31, 1996, the Bank's QTL percentage was 78.9%, which exceeded the current QTL requirements.

     LIMITATION ON CAPITAL DISTRIBUTIONS. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier 1 Association) and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year or (ii) 75% of its net income for the previous four quarters. Any additional capital distributions would require prior regulatory approval. An institution that meets its regulatory capital requirement, but not its fully phased-in capital requirement before and after a proposed capital distribution (Tier 2 Association) could, after prior notice but without the approval of the OTS, make capital distributions of up to 75% of its net income over the most recent four quarter period. In computing the institution's permissible percentage of capital distributions, previous distributions made during the previous four quarter period must be included. A savings institution that does not meet its current regulatory capital requirement (Tier 3 Association) could not make any capital distributions without the prior written approval of the OTS. Such institutions, however, may make capital distributions consistent with approved capital plans. In the event a savings institution's capital fell below its fully phased-in requirement or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. Under the rule, the OTS could prohibit a proposed capital distribution by an institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     Furthermore, under the OTS prompt corrective action regulations, which took effect in December 1992, the Bank would be prohibited from making any capital distributions if, after the distribution the Bank would have (i) a total risk-based capital ratio of less than 8.0%, (ii) a Tier 1 risk-based capital ratio of less than 4.0%, or (iii) a leverage ratio of less than 4.0%

     The Bank currently satisfies all of its capital requirements on a fully phased-in basis and therefore is permitted to pay dividends in accordance with the applicable capital distribution rules for Tier 1 Associations described above.

      LIQUIDITY. The Bank is required to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government securities, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4.0% to 10.0%, and is currently 5.0%. OTS regulations also require each savings association to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1.0%) of the total of its net withdrawable deposit accounts and short-term borrowings payable. Monetary penalties may be imposed for failure to meet these liquidity requirements. The daily average liquidity of the Bank at December 31, 1996 was 8.21%, which exceeded the then applicable 5.0% liquidity requirement. Its short-term liquidity ratio at December 31, 1996 was 6.35%. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirement.


      REAL ESTATE LENDING STANDARDS. As mandated by FDICIA, the OTS and the other federal banking agencies have adopted uniform regulations, effective March 1993, prescribing standards for extensions of credit (i) secured by real estate or (ii) made for the purpose of financing the construction of improvements on real estate. The OTS regulation requires each savings association to establish and maintain written internal real estate lending standards consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its real estate lending activities. The policy must also be consistent with accompanying OTS guidelines, which include loan-to-value ratios for the following types of real estate loans: raw land (65%); land development (75%); nonresidential construction (80%); improved property (85%); and one- to four-family residential construction (85%). Owner-occupied one- to four-family home mortgages and home equity loans do not have maximum loan-to-value ratio limits, but those with a loan-to-value ratio at origination of 90% or greater are expected to be backed by private mortgage insurance or readily marketable collateral. Institutions are also permitted to make a limited amount of loans that do not conform to the loan-to-value limitations so long as such exceptions are appropriately reviewed and justified. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standards are justified.

     ACCOUNTING REGULATIONS AND POLICIES. In March 1995, the FASB issued Statement No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed of". The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement was effective for the Bank in 1996, and did not have a material impact on the Bank's financial statements.

     In May 1995, the FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights-an amendment of SFAS No.65". The statement requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those rights are acquired. The statement also requires evaluation of capitalized mortgage servicing rights for impairment. Currently, SFAS No. 65 recognizes only purchased mortgage servicing rights and prohibits capitalization of servicing rights on loans sold that were acquired through in-house originations. The statement was effective in 1996. The initial impact of adopting the statement was not material.

     In October 1995, the FASB issued SFAS No. 123 Accounting for Stock Based Compensation." This statement was effective for financial statements issued for 1996. SFAS No. 123 provides guidance on the valuation of fixed and performance stock compensation plans. The statement encourages, but does not require entities to account for stock compensation awards based on the estimated fair value of the award at the date of grant. The statement permits continuation of current accounting practices which generally do not result in charges to expense for stock options. However, footnote disclosure of the effects on the financial statements as if the options had been expensed is required. The Bank has continued its current accounting practice and has provided the required disclosures. The statement had no impact on operating results.

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". The statement will become effective January 1, 1997. The statement uses a "financial components" approach that focuses on control to determine the proper accounting for financial asset transfers. Under that approach, after financial assets are transferred, an entity would recognize on the balance sheet all assets it controls and liabilities it has incurred. It would remove from the balance sheet those assets it no longer controls and liabilities it has satisfied. The Bank does not anticipate that adoption of this standard will have a material effect on the Bank's financial statements in 1997.

     In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125", an amendment to SFAS No. 125, which is effective December 31, 1996. This statement delays the effective date of certain provisions of SFAS No. 125 until after December 31, 1997. The amended provisions include those related to the transfers of financial assets and secured borrowings. The provisions in SFAS No. 125 related to servicing assets and liabilities are not delayed by this amendment. The Bank does not anticipate that adoption of this standard will have a material effect on the Bank's financial statements.

         COMMUNITY REINVESTMENT. Under the CRA, as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take that record into account in its evaluation of certain applications by the institution. FIRREA amended the CRA to require all institutions to make public disclosure of their CRA performance using the ratings of "outstanding," "satisfactory," "needs to improve," or "substantial noncompliance." The Bank received an "outstanding"rating in its last CRA examination by the OTS dated July 24, 1995.

         On May 4, 1995, the bank regulatory agencies, including the OTS, adopted new uniform CRA regulations that provide guidance to financial institutions on their CRA obligations and the methods by which those obligations will be assessed and enforced. The regulations establish three tests applicable to the Bank: (1) a lending test to evaluate direct lending in low-income areas and indirect lending to groups that specialize in community lending; (ii) a service test to evaluate its delivery of services to such areas; and (iii) an investment test to evaluate its investment in programs beneficial to such areas. The new CRA regulations became effective on July 1, 1995, but reporting requirements were not effective until January 1, 1997. Evaluation under the regulations is not mandatory until July 1, 1997. The Bank believes its current operations and policies substantially comply with the regulations, and therefore no material changes to operations or policies are expected.

    ENFORCEMENT. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring enforcement actions against all "institution-related parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Civil penalties cover a wider range of violations and actions and range up to $25,000 per day unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. Criminal penalties for most financial institution crimes include fines of up to $1 million and imprisonment for up to 30 years. In addition, regulators are provided with far greater flexibility to pursue enforcement action against an institution that fails to comply with its regulatory requirements, particularly with respect to the capital requirements. Possible enforcement action ranges from the imposition of a capital plan and capital directive to receivership, conservatorship, or the termination of deposit insurance. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances.

SAFETY AND SOUNDNESS STANDARDS

     The FDIA, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994(CDRI Act), requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees, and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholders. The federal banking agencies determined that stock valuation standards were not appropriate. The FDICIA, as amended by the CDRI Act, also requires the federal banking agencies to establish standards relating to asset quality and earnings. The federal banking agencies, including the OTS, issued guidelines effective October 1, 1996 relating to asset quality and earnings. Under the guidelines, a savings institution should maintain systems (commensurate with its size and the nature and scope of its operations) to identify problem assets and prevent deterioration in those assets, as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management believes that the asset quality and earnings standards, in the form proposed by the banking agencies, would not have a material effect on the Bank's operations.

    In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt correction action" provisions of FDICIA. See --"Prompt Corrective Action". If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

FEDERAL HOME LOAN BANK SYSTEM

     The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. Each FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB-Atlanta, is required to acquire and hold shares of capital stock in FHLB-Atlanta in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB-Atlanta, whichever is greater. The Bank is in compliance with this requirement, with an investment in FHLB-Atlanta stock at December 31, 1996 of $8.3 million. FHLB advances must be secured by specific types of collateral and may be obtained only for the purpose of providing funds for residential housing finance.

     The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to members. Should dividends be reduced, or interest on further FHLB advances increased, the Bank's net interest income might also be reduced. Further, there can be no assurance that the impact of the FIRREA on the FHLBs will not also cause a decrease in the value of the FHLB-Atlanta stock held by the Bank.

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board ("FRB") regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The FRB regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for such accounts aggregating $52.0 million or less (subject to adjustment by the FRB) the reserve requirement is 3.0%; for accounts greater than $52.0 million, the reserve requirement is $1.6 million plus 10.0% (subject to adjustment by the FRB between 8.0% and 14.0%) against that portion of total transaction accounts in excess of $52.0 million. The first $4.0 million of otherwise reservable balances (subject to adjustments by the FRB) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be cash, balances at a Federal Reserve Bank, or a pass-through account as defined by the FRB, the effect of this reserve requirement may be to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but FRB regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

EXECUTIVE OFFICERS

     The following lists the executive officers of the Bank, all positions held by them in the Bank (including the period each such position has been held), a brief account of their business experience during the past five years, and certain other information including their ages.

     WILLIAM L. ABERCROMBIE, JR. -- Chairman, Chief Executive Officer, and President. He joined American Federal in 1973 and held management positions in branch administration and loan administration until 1981. He established Commercial Real Estate Lending at the Bank in 1983, and later served as Special Assistant to the President for Lending Management and as Chief Operating Officer. He became President and Chief Executive Officer in 1988, and was elected Chairman in 1993. He serves on the Savings Association Insurance Fund Advisory Committee to the FDIC, the State Board of Financial Institutions, and is a past Chairman of the Community Financial Institutions of South Carolina. He is 49.

     MICHAEL A. TRIMBLE -- Chief Financial Officer, Chief Operating Officer, and Director. He joined American Federal in 1984 as Chief Financial Officer. His prior experience included six years in commercial banking and eight years in public accounting with KPMG Peat Marwick LLP. He was named Chief Operating Officer in January, 1990, retaining his position as Chief Financial Officer. He is 55.

     ROBERT A. LEA -- Senior Vice President and Controller. He joined American Federal in 1989 as Assistant Controller and was previously affiliated with KPMG Peat Marwick LLP as Tax Manager. He was named Controller in August, 1995. He is 35.

ITEM 2. PROPERTIES

     At December 31, 1996, the net book value of the Bank's total investment in premises and equipment was $17.6 million. See Note 7 of the Notes to Consolidated Financial Statements incorporated herein by reference for additional information. At December 31, 1996, the Bank owned 37 of its branch office buildings (4 are constructed on leased land) and leased its main office.


         OFFICE          YEAR      SQUARE      NET BOOK      TOTAL      OWN/
         LOCATION      OPENED      FOOTAGE       VALUE      DEPOSITS   LEASE       TERMS OF THE LEASE
        ---------      -------     -------      ------      ---------   -----    ------------------
                                     (Dollars in thousands)
300 E. McBee Ave.       1984      164,716     $1,451       $ 97,641    Lease        Original lease dated 11/30/84;
Greenville, S.C.                                                                    Renewed: 7/01/95; Expires 6/30/00.
                                                                                    Five 5-year options.
                                                                                    The $1,273,000 is invested
                                                                                    in 6 acres of land adjoining
                                                                                    the  main  office.










105 E. Stone Avenue             1955        1,955         34      21,115    Own
Greenville, S.C.

201 S. Pleasantburg             1963        3,251        170      33,855    Own
Greenville, S.C.

55 Farrs Bridge Rd.             1967        2,895        147      50,579    Own
Greenville, S.C.

2111 Wade Hampton Blvd.         1972        2,279        119      35,536    Own
Greenville, S.C.

702 N. Main Street              1974        2,453         76      15,535    Lease       Ground lease dated 10/10/72;
Greer, S.C.                                                                             Terminates 12/31/98; Annual rent is
                                                                                        $8,640: Renewal: Three 5 year options
                                                                                        remain.

203 W. Butler Ave.              1988        3,500        555      35,048    Own
Mauldin, S.C.

5008 Old Spartanburg Rd.        1977        1,851         52      18,360    Lease       Ground lease dated 4/12/76;
Eastgate Shopping Ctr.                                                                  Terminates 5/31/06; Annual rent is
Taylors, S.C.                                                                           $8,745; Renewal: Two 5-year
                                                                                        options remain.

2600 Old Anderson Rd.           1975        2,009        119      25,135    Lease       Ground lease dated 8/15/77; renewed
Greenville, S.C.                                                                        8/31/94; Terminates 8/31/09; Annual
                                                                                        rent is $13,124; Renewal; One 10-year
                                                                                         option remains.

901 Haywood Rd.                  198       12,124        192      14,341    Own
Greenville, S.C.

1715 Augusta Rd.                1981        2,103        397      15,876    Own         Adjacent lot leased; Orig. lease dated
Greenville, S.C.                                                                        6/11/80; Terminates 7/31/00;
                                                                                        Annual rent is $5,100; Renewal:
                                                                                        Two 5-year options.

713 W. Wade Hampton Blvd.       1974        3,092        189      19,907    Own
Greer, S.C.

1610 Woodruff Rd.               1993        3,800        817       8,787    Own
Greenville, S.C.

453 E. Henry St.                1981        1,709        153      13,102    Own
Spartanburg, S.C.

24 S. Main St.                  1958        8,162        278      54,155    Own
Inman, S.C.
                                       43

       OFFICE                  YEAR        SQUARE      NET BOOK   TOTAL      OWN/
     LOCATION                 OPENED       FOOTAGE       VALUE    DEPOSITS  LEASE             TERMS OF THE LEASE
     -------------           --------     -------     ---------   --------  ------             ------------------


301 E. Wood St.                 1973        3,050        204      21,655    Own
Spartanburg, S.C.

7801 W. O. Ezell Blvd.          1975        2,020        270      19,878    Own
Spartanburg, S.C.

303 S. Alabama St.              1977        1,515         87      23,874    Own
Chesnee, S.C.

1704 E. Main St.                1983        2,303        284      10,695    Own
Spartanburg, S.C.

1504 W. Floyd Baker Blvd.       1993        3,800        850      17,064    Own
Gaffney, S.C.

314 E. Main St.                 1974        9,610        231      18,116    Own
Union, S.C.

301 N. Broad St.                1978        4,349        155      15,727    Own
Clinton, S.C.

300 N. Main St.                 1995        1,178        261      20,235    Own
Saluda, S.C.

129 N. Pine St.                 1995          4,318      414      25,802    Own
Batesburg, S.C.

100 S. Main St.                 1995        7,750        240      38,592    Own
Saluda, S.C.

301 N. Main St.                 1995        1,485          0           0    Lease       Acquired lease from Nations Bank. Lease
Saluda, S.C.                   Closed branch in 1996 (assets combined with above)       dated 12/14/82; Amended 4/01/93;
                                                                                        Terminates 3/31/98;Renewal option:
                                                                                        Two 5-yr. options remain.
                                                                                        Annual rent $22,881.

102 E. Main St.                 1995        2,562        345      18,108    Own
Ninety Six, S.C.

51 Town Center North            1995        1,482       49         5,157    Lease       Acquired lease from Nations Bank. Lease
McCormick, S.C.                                                                         dated 9/01/95; Terminates 9/01/97; Annual
                                                                                        rent $7,718; Renewal: Three 1-year
                                                                                        options remain.
201 Trade St.                   1955        4,289      110        28,377    Own
Fountain Inn, S.C.

124 N. E. Main St.              1970         2,380      318       26,169    Own
Simpsonville, S.C.

201 E. First Ave.               1986         4,778         528    51,103    Own
Easley, S.C.

5 W. Main St.                   1970        2,798        178      23,763    Own
Liberty, S.C.

5709 Calhoun Memorial Dr.       1971        2,772        211      21,678    Lease       Ground lease dated 6/01/83;
Easley, S.C.                                                                            Terminates 5/31/98; Annual rent
                                                                                        is $14,400; Renewal: One 5-year option.

1051 Tiger Blvd.                1975        3,340        192      14,509    Own
Clemson, S.C.

210 W. Cedar Rock St.           1976        2,718        159      27,317    Own
Pickens, S.C.
                                       44

       OFFICE                   YEAR      SQUARE      NET BOOK    TOTAL      OWN/
                                       44

     LOCATION                  OPENED     FOOTAGE       VALUE    DEPOSITS   LEASE     TERMS OF THE LEASE
     -------------            --------    -------    ---------   --------   ------    ------------------

1 North Hamilton Ave.           1993        3,800        750      28,672    Own
Williamston, S.C.

914 Anderson St. (Hwy. 86)      1983        2,074        155      25,783    Own
Piedmont, S.C.

Route 3, 81 Plaza1               979        2,084        202      20,611    Own
Powdersville, S.C.

1439 Sandifer Blvd.             1983        2,303        284      16,914    Own
Seneca, S.C.

1630 Reidville Rd.              1994        7,600        1,248     6,206    Own
Spartanburg, S.C.

6708 State Park Rd.             1994        2,474         25       2,323    Lease       Lease dated 5/16/94;
Travelers Rest, S.C.                                                                     Lease is managed by the month;
                                                                                        Annual rent $24,744.

SUPPORT FACILITIES

Williams, St.        Bank's off-site        3,500         38         -      Own
Williamston, S.C.  storage facility

390 E. Henry St.             Parking                                        Lease       Lease dated 11/2/95; Terminates 30
Spartanburg, S.C.                                                                       days written notice;
                                                                                        Annual rent $420.

E. First Ave.        Vacant property                                          Own       Purchased property for $34,000 in
Easley, S.C.                                                                            March 1995 - for additional
parking.

Hwy 290             Vacant property                                         Own         Purchased property for $225,000 in
Duncan, S.C.                                                                            March 1994 (2.0 acres) - future
                                                                                        branch site.


    In addition to the 40 branch offices operated by the Bank, the Bank's subsidiary, Finance South, leased all 17 consumer finance offices at December 31, 1996. The location and net book value for each office is listed below:

        OFFICE              SQUARE      NET BOOK            OWN/
       LOCATION            FOOTAGE       VALUE             LEASE      TERMS OF THE LEASE
                                   (Dollars in thousands)

310-D East Main St.          1,200       --                Lease       Lease dated 9/10/90; Renewed 8/18/94; Terminates 9/30/99;
Williamston, S.C.                                                      Annual rent $9,000; Renewal: Two 3-year options

621 Fairview Rd              1,200       --                Lease       Lease dated 12/01/90; Renewed 9/11/95; Terminates 11/30/98;
Suite B-4                                                                                        Annual rent $12,936; Renewal: None.
Simpsonville, S.C.

11109 Asheville Hwy.,        1,200       --                Lease       Lease dated 2/01/91; Renewed 4/01/95; Terminates 3/31/97;
Suite 5                                                                Annual rent $2,550; Renewal:  Three 2-year
Inman, SC                                                              options.

122 West Cherokee St.,       2,000       --                Lease       Lease dated 7/01/91; Renewed 7/01/94; Terminates 6/30/97;
Chesnee, SC                                                            Annual rent $3,990; Renewal: None

5155 Calhoun Memorial Hwy.   1,200       --                Lease       Lease dated 3/01/95; Terminates 2/28/98;
Easley, S.C.                                                           Annual rent $11,932;
                                                                       Renewal: Three year option.

1735 Reidville Rd.           1,600       --                Lease       Lease dated 4/01/92; Renewal 5/01/94; Terminates 4/30/98;
Reidville Circle Center Suite 11                                       Annual rent $16,364; Renewal: Three 2-year options.
Spartanburg, SC

496-E S. Pleasantburg Dr.    1,125       --                Lease       Lease dated 4/01/92; Renewed 4/01/95; Terminates 3/31/98;
Greenville, SC                                                         Annual rent $13,546; Renewal: None

3033-C Wade Hampton Blvd.    1,200       --                Lease       Lease Dated 7/01/93; Terminates 6/30/99
Taylors, SC 29687                                                      Annual Rent $12,900; Renewal: Three-year option.

15997 Wells Hwy.               952       --                Lease       Renewed 3/01/94; Terminates 2/28/99;
Seneca, SC 29679                                                                                 Annual Rent $11,625; Renewal: None.

630 Chesnee Hwy., Suite 4    1,200       --                Lease       Lease Dated 9/15/92; Renewed 9/01/95;
Spartanburg, SC 29305                                                  Terminated 8/31/98; Annual Rent $10,200;
                                                                       Renewal: None.

1403 Hwy. 86, Piedmont Plaza 1,100       --                Lease       Lease Dated 10/15/92; Renewed 10/15/93;
Piedmont, SC 29673                                                     Terminates 10/14/97; Annual Rent $4,000;
                                                                       Renewal: Two-year Option.

441 North Duncan By-Pass     1,600       --                Lease       Lease Dated 1/09/93; Renewed 1/24/96;
West Town Plaza Unit #6                                                 Terminates 2/7/97; Annual Rent $2,400;
Union, S.C. 29379                                                      Renewal: Consecutive period containing 2
                                                                       lease years, 4 months notice.

700 E. Main St.              1,400       --                Lease       Lease dated 6/09/94; Terminates 5/31/99;
Duncan, SC 29334                                                       Annual rent $10,800;
                                                                       Renewal:  Three-year option.

148 Walnut Lane              1,800       --                Lease       Lease dated 7/01/93; Terminates 6/30/99;
Travelers Rest, SC                                                     Annual Rent $13,800; Renewal: None.

213 E. Main St.                800       --                Lease       Lease dated 9/10/93; Renewal 8/01/95;
Pickens, SC 29671                                                      Terminates 7/31/98; Annual Rent $7,800;
                                                                       Renewal: Option to renew upon expiration.

1597 W. Floyd Baker Blvd.    1,200       --                Lease       Lease dated 10/19/93; Terminates 10/31/98;
Gaffney, SC                                                            Annual Rent $12,000; Renewal:  Three-year option.

1103 N. Main St., Suite C-2  1,200       --                Lease       Lease dated 6/96; Terminates 11/30/99;
Fountain Inn, SC                                                       Annual Rent $12,600. One two-year option.





ITEM 3. LEGAL PROCEEDINGS

         The Bank from time to time and currently is involved as plaintiff or defendant in various legal actions incident to its business. Any adverse decision is not believed to be material, either individually or collectively, to the financial condition of the Bank.

         In addition to actions in the normal course of business, on August 9, 1995, the Bank filed a claim against the United States in the Court of Federal Claims. The complaint seeks compensation for exclusion of goodwill from the calculation of the Bank's regulatory capital requirements as a result of enactment of the FIRREA. The goodwill arose from acquisitions in 1982.
                                     PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
 MATTERS

     The market information contained in the section captioned Common Stock and Dividend Information in the American Federal 1996 Annual Report is incorporated herein by reference. The information contained under the section captioned Ownership of Equity Securities in the Bank's 1997 Proxy Statement is incorporated herein by reference.

ITEM 6. SELECTED FINANCIAL DATA

     The information contained in the section captioned Selected Consolidated Financial Data in the American Federal 1996 Annual Report is incorporated herein by reference.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The information contained in the section captioned Management's Discussion and Analysis of Financial Condition and Results of Operations in the American Federal 1996 Annual Report is incorporated herein by reference.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The consolidated financial statements contained in the American Federal 1996 Annual Report which are listed under Item 14 herein are incorporated herein by reference.

ITEM 9. CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     The registrant has not within the 24 months before the date of the most recent consolidated financial statements changed its accountants and there have been no disagreements.

                                    PART III
ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

        The information contained under the section captioned Proposal One -- Election of Directors in the Bank's 1997 Proxy Statement is incorporated herein by reference.
     The information contained under the section captioned Executive Officers in
Part I, Item 1 is incorporated herein by reference.

ITEM 11. EXECUTIVE COMPENSATION

     The information contained under the section captioned Executive Compensation and Benefits and Information on Benefit Plans and Policies in the 1997 Proxy Statement is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     (a) Security Ownership of Certain Beneficial Owners
     Information required by this item is incorporated herein by reference to the section captioned Ownership of Equity Securities in the 1997 Proxy Statement.

     (b) Security Ownership of Management
     Information required by this item is incorporated herein by reference to the sections captioned Ownership of Equity Securities and Proposal One -- Election of Directors in the 1997 Proxy Statement. Information contained in Item 12(a) above also is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Information required by this item is incorporated herein by reference to the sections captioned Proposal One -- Election of Directors and Ownership of Equity Securities in the 1997 Proxy Statement.

                                     PART IV
ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K
1. Independent Auditor's Report*
2. Consolidated Financial Statements*
         (a) Consolidated Balance Sheets
         (b) Consolidated Statements of Operations
         (c) Consolidated Statements of Cash Flows
         (d) Consolidated Statements of Stockholders' Equity
         (e) Notes to Consolidated Financial Statements

* Incorporated by reference included in American Federal 1996 Annual Report attached as an Exhibit hereto. All schedules have been omitted as the required information is either inapplicable or included in the Notes to
Consolidated Financial Statements.


3. The following exhibits are filed as part of this report in Item 14(C):

    EXHIBIT

       11.1           Statement relating to computation of earnings per share.
       13.1           Annual Report
       21.1           List of subsidiaries of the Registrant. (Incorporated herein by reference from the Registrant's Form 10-K for the year ended December 31, 1991.)
       28.1           Registrant's Proxy Statement for the Annual 1997 meeting.

* Represents a management contract or compensatory plan or arrangement required to be filed as an exhibit to this report pursuant to Item 14(c) of this report.

  4. No reports on form 8-K have been filed during the last quarter of the fiscal year covered by this report.

                               SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 28, 1997
                                AMERICAN FEDERAL BANK, FSB


                                BY:/s/  William L. Abercrombie, Jr.
                                           William L. Abercrombie, Jr.
                                      President, Chief Executive Officer and
                                             Chairman of the Board

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


          Signature                                                 Title                                          Date


By:  /s/  Michael A. Trimble                           Principal Financial Officer, Chief                   March 28, 1997
 -----------------------------------------                 Operating Officer and Director
          Michael A. Trimble

By: /s/  Robert A. Lea                                 Principal Accounting Officer                         March 28, 1997
 --------------------------------------------
         Robert A. Lea


By: /s/  William L. Abercrombie, Jr.                   President, Chief Executive Officer and               March 28, 1997
 --------------------------------------                      Chairman of the Board
          William L. Abercrombie, Jr.


By: /s/  James P. Edwards                              Director                                             March 28, 1997
 ------------------------------------------
         James P. Edwards

B y: /s/  Blake P. Garrett, Jr.                        Director                                             March 28, 1997
 --------------------------------------------
          Blake P. Garrett, Jr.

By: /s/  C. Dan Joyner                                 Director                                             March 28, 1997
 --------------------------------------------
         C. Dan Joyner

By: /s/  John A. McCarroll                             Director                                             March 28, 1997
 ------------------------------------------
          John A. McCarroll

By: /s  Dr. David E. Shi                               Director                                             March 28, 1997
 ---------------------------------------------
        Dr. David E. Shi

By: /s/  Dr. B.J. Skelton                              Director                                             March 28, 1997
 ---------------------------------------------
          Dr. B.J. Skelton



Exhibit 11.1
EARNINGS PER SHARE CALCULATION FOR THE THREE MONTHS ENDED DECEMBER 31, 1996
      (Proceeds and number of shares in thousands)

PRIMARY EARNINGS PER SHARE:                    Proceeds                Number of
                                                                          shares
Weighted average number of shares of
    common stock outstanding for the

    period                                                              10,967

Average options outstanding                    $4,982                       477


                                                4,982                   11,444
                                                -----                   ------

Assumed repurchase for treasury at
    average market value                       (4,982)                     (270)
                                               ------                  --------
                                               $  -                     11,174
                                               ========                =======



Net income                                                             $ 4,661
                                                                       =======


Earnings per share                                                     $    .42
                                                                       ========

Earnings per share calculation for the year ended December 31, 1996 (Proceeds and number of shares in thousands)

Number of shares:

    First quarter                                             11,448
    Second quarter                                            11,396
    Third quarter                                             11,133
    Fourth quarter                                            11,174

        Weighted average                                      11,287

Net income                                                    $14,492


Earnings per share                                           $   1.28
                                                             ========

Exhibit         13.1





SELECTED CONSOLIDATED FINANCIAL DATA

                                                                           As of or for the Years Ended December 31,
                                                                    1996         1995         1994         1993         1992
                                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS DATA:
Total interest income                                              $103,992      $99,558      $86,369      $79,768      $87,206
Total interest expense                                               50,009       50,905       39,720       34,774       45,105
Net interest income                                                  53,983       48,653       46,649       44,994       42,101
Provision for loan losses                                             4,338        2,279        1,432        1,233        3,451
Net interest income after provision for loan losses                  49,645       46,374       45,217       43,761       38,650
Noninterest income                                                   15,661       12,968        8,852        7,601        9,330
Noninterest expenses                                                 43,014       34,600       31,466       31,002       29,433
Income before income taxes                                           22,292       24,742       22,603       20,360       18,547
Income taxes                                                          7,800        6,502        7,072        7,907        7,046
Income before extraordinary item and cumulative effect of
  changes in accounting principles                                   14,492       18,240       15,531       12,453       11,501
Extraordinary item                                                       --       (1,709)          --           --           --
Cumulative effect of changes in accounting principles                    --           --           --      (35,178)          --
Net income (loss)                                                    14,492       16,531       15,531      (22,725)      11,501
PER SHARE DATA:
Earnings Per Share
  Primary:
    Income before extraordinary item and cumulative effect of
      changes in accounting principles                                $1.28        $1.60        $1.37        $1.25        $1.87
    Net income (loss)                                                  1.28         1.45         1.37        (2.28)        1.87
  Fully Diluted:
    Income before extraordinary item and cumulative effect of
      changes in accounting principles                                 1.28         1.60         1.37         1.19         1.48
    Net income (loss)                                                  1.28         1.45         1.37        (2.17)        1.48
Dividends per share                                                     .37          .28          .22          .10           --
Weighted average shares:
  Primary                                                            11,287       11,425       11,308        9,967        6,577
  Fully diluted                                                      11,316       11,438       11,308       10,485        8,324
BALANCE SHEET DATA:
Total assets                                                     $1,318,400   $1,345,884   $1,254,418   $1,112,009   $1,039,518
Mortgage-backed securities                                          310,526      437,561      453,452      368,612      167,119
Loans receivable, net                                               837,855      805,365      717,232      664,291      679,929
Deposits                                                            986,780      977,957      835,364      826,820      821,158
Federal Home Loan Bank advances                                      87,001      102,001      163,516      104,691       96,814
Other borrowed money                                                110,258      134,983      144,095       80,708       29,572
Stockholders' equity                                                115,592      109,792       93,358       81,735       76,065
SELECTED FINANCIAL RATIOS:
Performance ratios:
  Return on average assets (1)                                         1.34%        1.28%        1.30%        1.22%        1.07%
  Return on average stockholders' equity (1)                          16.37        16.14        17.61        17.70        16.40
  Net yield on average earning assets                                  4.22         3.98         4.12         4.71         4.38
  Average interest-earning assets to average interest-bearing
    liabilities                                                       108.6        108.1        107.7        106.4       101.53
  Efficiency ratio (1)                                                54.03        56.22        55.32        57.46        57.84
Asset quality ratios:
  Net chargeoffs to average net loans                                   .47          .15          .11          .16          .44
  Nonperforming assets to total assets                                  .48          .71          .50          .73         1.25
  Allowance for loan losses to net loans                               1.26         1.25         1.25         1.26         1.20
  Allowance for loan losses to nonperforming loans                   201.35       116.07       165.77       115.10       110.49
Regulatory capital ratios:
  Tangible                                                             8.08         7.42         7.57         7.35         3.41
  Tier I leverage ratio                                                8.08         7.42         7.57         7.35         4.41
  Tier I risk-based                                                   13.26        13.10        13.97        12.92         7.16
  Risk-based                                                          14.51        14.35        15.21        14.17         8.41
OTHER DATA:
Number of banking offices                                                40           41           35           33           33
Number of deposit accounts                                          233,530      224,169      193,294      185,241      178,066
Number of loans                                                      64,127       88,129       51,534       44,298       43,857

(1) Computed based on income before cumulative effect of changes in accounting principles for 1993 and excluding the $5.6 million ($3.6 million after tax) effect of the special FDIC assessment in 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   The following discussion is presented to provide the reader with an understanding of the financial condition and results of operations of American Federal Bank, FSB and its subsidiaries. A more detailed discussion and analysis is included in the American Federal Bank, FSB 1996 Annual Report on Form 10-K filed with the Office of Thrift Supervision.
ASSET/LIABILITY MANAGEMENT AND CHANGES IN FINANCIAL CONDITION
   The Bank's asset/liability management strategy continues to be one of maximizing interest and fee income while maintaining asset quality and low levels of risk to changes in interest rates. This strategy involves constant monitoring of the economic factors influencing interest rates, investment and borrowing opportunities, and asset quality. Adjustments to the Bank's holdings are made as conditions change and opportunities arise. In 1996, the Bank's strategy and market conditions combined to produce net interest income of $54.0 million, an increase of $5.3 million over 1995.
   Total assets decreased $27.5 million to $1.32
billion at December 31, 1996. The Bank's assets
decreased as a result of sales of mortgage-backed
securities and credit cards. These sales took place      (Graph Chart of Loans
late in 1996 in order to take an opportunity to          and Mortgage-Backed
restructure total interest-earning assets towards        Securities Goes Here)
higher quality, higher yielding investments, to
reduce the Bank's overall sensitivity to changes in
interest rates, and to protect the Bank from
possible future increases in nonperforming assets.
Total nonperforming assets were .48% of total           (Graph Chart of Deposits
assets at December 31, 1996, down from .71% in              Goes Here)
1995.
   Total loans increased $32.5 million or 4.0% in 1996. The increase would have been over 8.7% excluding the sale of the $33.0 million credit card portfolio. The Bank experienced strong demand for both consumer and commercial loans in 1996, increasing those portfolios by $49.6 million and $19.4 million, respectively. Mortgage loans remained fairly level throughout 1996, due primarily to sales of fixed rate originations in the secondary market. Securities available for sale decreased $97.1 million in 1996, primarily due to the sale of $121.1 million of low-yielding mortgage-backed securities.
   Total liabilities decreased $33.3 million to $1.20 billion at December 31, 1996, despite increases in deposits of $8.8 million. Consumer and commercial checking accounts increased $11.9 million or 5.6%. These accounts are a low-cost source of funds for the Bank and serve to decrease the Bank's sensitivity to changes in interest rates since many of them are noninterest-bearing accounts. These accounts have also been targeted for growth by the Bank because of their strategic significance as the primary banking relationship through which customers select additional services.
Certificates of deposit have not been emphasized due to their relative cost in comparison to alternative sources of funds.

                             Other borrowings decreased $39.7 million in 1996
(Graph Chart of Interest     as proceeds from sales of assets were used to repay
Rate Sensitivity             short-term borrowings. As a result, the Bank
Goes Here)                   lowered its overall borrowing costs for the year
                             ended December 31, 1996 to 4.24% from 4.51% in
                             1995. In addition, the Bank's interest sensitivity as measured by the excess of liabilities over assets repricing within one year improved for the second consecutive year to 2.83% at December 31, 1996 compared to 4.97% at December 31, 1995, and
                             8.39% in 1994.
                             INTEREST SENSITIVITY ANALYSIS
                                The following table illustrates the repricing
                             analysis of the Bank's interest-earnings assets and interest-bearing liabilities as of December 31, 1996. For purposes of the table, repricing characteristics of loans include estimated annual prepayment rates. The Bank's balances in NOW and commercial deposits have historically shown low sensitivity to movements in interest rates. NOW accounts are grouped in deposits maturing or repricing after five years, while the commercial deposits are shown as net noninterest sensitive assets.

                                                                   GREATER               AFTER 3
                                                                     THAN     AFTER 1     YEARS                     NET
                                                                   6 MONTHS   YEAR BUT     BUT                  NONINTEREST
                                                        6 MONTHS   THROUGH     WITHIN     WITHIN      AFTER      SENSITIVE
                                                        OR LESS     1 YEAR    3 YEARS    5 YEARS     5 YEARS      ASSETS
                                                                              (DOLLARS IN THOUSANDS)
Interest rate sensitivity gap                           $(77,099)  $ 39,748   $125,022   $124,633   $(112,129)   $ 100,175
Cumulative sensitivity gap                               (77,099)   (37,351)    87,671    212,304     100,175       --
Percent of gap to total assets:
  Period                                                   (5.85)%     3.01%      9.48%      9.45%      (8.50)%       7.60%
  Cumulative                                               (5.85)     (2.83)      6.65      16.10        7.60       --

   Over the past six years, the Bank's one-year interest sensitivity gap has decreased from 11.8% as of December 31, 1990 to its current level of 2.83%. The improvement is primarily the result of changes in the asset mix toward assets with shorter repricing terms, a movement towards noninterest sensitive liabilities and liabilities with longer repricing terms, and increased capital. COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
   GENERAL. American Federal earned $14.5 million in 1996, compared to $16.5 million in 1995. Excluding the special FDIC assessment for recapitalization of the Savings Association Insurance Fund, the Bank earned $18.1 million, an increase of $1.6 million or 9.5% over 1995. Net interest income increased $5.3 million and noninterest income increased $2.7 million. The provision for loan losses increased $2.1 million and noninterest expenses were $2.9 million higher, excluding the $5.6 million SAIF special assessment. Income taxes were $1.3 million higher due to a one-time adjustment of estimated tax in 1995, offset by lower pre-tax income in 1996.
   NET INTEREST INCOME. Net interest income was $54.0 million in 1996, an increase of $5.3 million compared to 1995. The impact of changes in the mix of interest-earning assets and interest-bearing liabilities and overall slightly lower interest rates caused the interest rate spread and net yield on earning assets to improve 24 basis points each. The net yield on earning assets improved to 4.22% for the year from 3.98% in 1995.
   INTEREST INCOME. Total interest income for the year ended December 31, 1996 was $104.0 million, an increase of $4.4 million or 4.4% over 1995. This increase was the effect of a $58.8 million increase in average interest-earning assets to $1.28 billion. The yield on interest-earning assets decreased slightly, by 3 basis points, due to a lower interest rate environment in 1996, offset by a shift in total earning assets towards higher yielding loans and away from securities. Average balances on consumer loans increased $55.2 million, and average commercial loans increased $11.7 million. Average balances of mortgage-backed securities and residential loans decreased $16.6 million and $13.0 million, respectively. The mortgage-backed securities portfolio decreased due to the sale early in the fourth quarter of $121.1 million of securities, and due to repayments throughout the year. Average balances of investment securities increased $20.9 million over 1995. These securities decreased 16 basis points in yield, consistent with the overall lower interest rates in the market.
NET INTEREST INCOME

                                       AT
                                  DECEMBER 31,                                YEARS ENDED DECEMBER 31,
                                      1996                  1996                            1995                        1994
                                     YIELD/      AVERAGE              YIELD/     AVERAGE              YIELD/     AVERAGE
                                      RATE       BALANCE    INTEREST   RATE      BALANCE    INTEREST   RATE      BALANCE    INTEREST
                                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Mortgage-backed securities           6.26%    $  412,574  $ 25,937    6.29%   $  429,159  $ 28,322    6.60%   $  430,034  $ 26,249
  Loans:
    Residential mortgage               8.01        270,939    21,571    7.96       283,973    22,264    7.84       279,089    21,754
    Commercial mortgage                8.57        136,413    11,864    8.70       136,356    12,219    8.95       112,136     9,275
    Consumer                          10.12        333,557    34,350   10.30       278,384    28,651   10.29       223,707    22,292
    Commercial business                8.86         87,121     7,699    8.84        75,467     6,924    9.17        69,497     5,916
                                       9.05        828,030    75,484    9.12       774,180    70,058    9.05       684,429    59,237
  Other interest and
    dividends                          5.93         39,639     2,571    6.49        18,111     1,178    6.50        16,667       883
Total interest-earning assets          8.14%    $1,280,243  $103,992    8.12%   $1,221,450  $ 99,558    8.15%   $1,131,130  $ 86,369
Interest-bearing liabilities:
  Deposits                             3.87%    $  942,766  $ 37,328    3.96%   $  876,971  $ 35,501    4.05%   $  808,035  $ 27,220
  Borrowings                           5.31        235,812    12,681    5.38       252,704    15,404    6.10       242,672    12,500
Total interest-bearing liabilities      4.11%   $1,178,578  $ 50,009    4.24%   $1,129,675  $ 50,905    4.51%   $1,050,707  $ 39,720
Excess (deficit) of
 interest-earning assets over
 interest-bearing liabilities                   $  101,665                      $   91,775                      $   80,423
Net interest income                                         $ 53,983                        $ 48,653                        $ 46,649
Interest rate spread                   4.03%                            3.88%                           3.64%
Net yield on earning assets                                             4.22%                           3.98%


                                    YIELD/
                                     RATE

Interest-earning assets:
  Mortgage-backed securities         6.10%
  Loans:
    Residential mortgage             7.79
    Commercial mortgage              8.27
    Consumer                         9,96
    Commercial business              8.51
                                     8.65
  Other interest and
    dividends                        5.30
Total interest-earning assets        7.64%
Interest-bearing liabilities:
  Deposits                           3.36%
  Borrowings                         5.15
Total interest-bearing liabilities   3.78%
Excess (deficit) of
 interest-earning assets over
 interest-bearing liabilities
Net interest income
Interest rate spread                 3.86%
Net yield on earning assets          4.12%

   INTEREST EXPENSE. For the year ended December 31, 1996, interest expense was $50.0 million, a decrease of $896,000 or 1.8% compared with 1995. Total interest expense decreased due to changes in the composition of total interest-bearing liabilities and decreases in rates on other borrowings. Average balances in total deposits increased $65.8 million, partially
due to branch purchases in the second and third          (Graph Chart of Loan
quarters of 1995 which were included for a full 12      Loss Allowance and
months in the 1996 average balances. However, part       Nonperforming Loans
of the increase relates to a continued emphasis on         Goes Here)
growth of transaction accounts. Average balances in transaction accounts increased $34.2 million in 1996 compared to 1995. Due to the relatively low average rates paid on these deposits, borrowing costs on deposits decreased 9 basis points in 1996.
In addition, in late 1995, the Bank secured $50.5 million of borrowings at an average rate of 5.80%.
These borrowings, combined with the prepayment in 1995 of a 9.90%, $25.0 million FHLB advance, decreased the Bank's other borrowing cost by 72 basis points during 1996.
   PROVISION FOR LOAN LOSSES. The provision for loan losses was $4.3 million in 1996 compared to $2.3 million in 1995. The increase was due primarily to growth in the loan portfolio and losses in the credit card portfolio, which was sold in the fourth quarter of 1996. Net chargeoffs for the credit card portfolio in 1995 were $267,000 as opposed to $2.0 million in 1996 prior to the sale. Total net chargeoffs for 1996 were $3.9 million compared to $1.1 million for 1995. At December 31, 1996, the allowance for loan losses was 1.26% of total net loans. (For additional discussion see "Nonperforming Assets.")
   NONINTEREST INCOME. Noninterest income increased 20.8% to $15.7 million in 1996. Excluding gains and losses on sales of assets, noninterest income increased 23.3%. The increases were primarily due to increases in service fees on deposits, loan fee income, and insurance commissions. Service fees on deposits, loan fees, and insurance commissions increased 25.2%, 12.1%, and 23.2%, respectively, in 1996. Growth in deposit fees was generated as the number of consumer checking accounts increased from 111,000 in 1995 to 119,000 in 1996. Part of the increase in deposit account fee income is also due to 1995 branch purchases. These branches were included in the Bank's deposit base for a full year for the first time in 1996. In addition to new accounts, more customers are utilizing the Bank's ATM and Visa Check Card services.
   The gain on the sale of loans of $2.9 million in 1996 resulted from the sale of the credit card portfolio in the fourth quarter. The $2.7 million loss on sale of securities arose from the sale of $121.1 million of low yielding mortgage-backed securities, also in the fourth quarter.
   NONINTEREST EXPENSE. Noninterest expense increased $8.4 million in 1996 compared to 1995. Of that increase, $5.6 million was due to the special FDIC assessment in the third quarter for the Bank's share of the recapitalization of the SAIF. The remainder of the increase is attributable to compensation and fringe benefits and net occupancy expenses. Both of these expenses were impacted by a full year of expenses for branches acquired during 1995 and by investments in branch automation technology, also in 1995. Compensation and fringe benefits increased 9.8% and occupancy expenses increased 9.7% over 1995 levels.
   INCOME TAXES. Income taxes for 1996 were $7.8 million, a 20.0% increase over 1995. The increase was due to a lower than usual expense in 1995 from a one-time decrease in the Bank's estimated tax liability, offset by lower pre-tax income in 1996.
COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
   GENERAL. American Federal earned $16.5 million in 1995, compared to $15.5 million in 1994. Net interest income increased $2.0 million and noninterest income increased $4.4 million, while the provision for loan losses increased $847,000 as a result of loan growth. Noninterest expenses were $3.4 million higher in 1995. During the year, the Bank incurred extraordinary charges of $1.7 million, net of tax, by prepaying $35.5 million of FHLB advances. Income taxes were reduced in 1995 due to a $1.5 million one-time adjustment of estimated tax liability.
   NET INTEREST INCOME. Net interest income is the largest component and most significant determinant of net income for American Federal. A relatively small percentage change in net interest income may cause a significant fluctuation in net income. Net interest income for 1995 was $48.7 million, an increase of $2.0 million compared to 1994.
   Average interest-earning assets increased $90.3 million to $1.2 billion, while interest-bearing liabilities increased $79.0 million to $1.1 billion. The impact of higher interest rates during early 1995 resulted in the yield on interest-earning assets increasing 51 basis points to 8.15% and the cost of interest-bearing liabilities increasing 73 basis points to 4.51%.
   While the interest rate spread decreased 22 basis points to 3.64%, the net yield on earning assets only decreased 14 basis points to 3.98%. The net yield on earning assets decreased 8 basis points less because of an improved ratio of interest-earning assets to interest-bearing liabilities. For the year ended December 31, 1995, the ratio was 108.1% compared with 107.7% for 1994. This resulted primarily from retention of earnings.
   INTEREST INCOME. Total interest income for 1995 was $99.6 million, an increase of $13.2 million or 15.3% over 1994. This increase was the combined effect of a $90.3 million increase in interest-earning assets and a 51 basis point increase in yield.
   Average balances on consumer, commercial mortgage, and commercial business loans increased $54.7 million, $24.2 million and $6.5 million, respectively. The growth in consumer loans resulted from a combination of growth in branch production, a successful credit card solicitation, and the purchase of loans in connection with branch acquisitions. The Bank's consumer finance subsidiary also experienced growth of $5.4 million or 47.0% over year end 1994.
   The yield on average interest earning assets in 1995 was 8.15% compared with 7.64% in 1994. Loan yield increased 40 basis points to 9.05%, and the yield on mortgage-backed securities increased 50 basis points to 6.60%.
   INTEREST EXPENSE. For the year ended December 31, 1995, interest expense was $50.9 million, an increase of $11.2 million or 28.2% compared with 1994. Total interest expense increased due to a combination of increased interest rates during late 1994 and early 1995, and increased balances. Rate increases accounted for 68% of the increase, while increased balances accounted for the remainder.
   Overall, the average cost of interest-bearing liabilities increased 73 basis points to 4.51%. Average deposit costs increased 69 basis points to 4.05%, while borrowing costs increased 95 basis points to 6.10%. During much of 1995, the short-term nature of borrowings increased total borrowing costs. However, as a result of branch purchases, the Bank was able, in the third quarter, to prepay a 9.90% FHLB advance maturing in 1998. A second advance was prepaid in the fourth quarter. These transactions resulted in a total of $1.7 million of prepayment charges, net of income taxes, but will allow the Bank to reduce future borrowing costs.
   For 1995, average interest-bearing liabilities were $1.1 billion, an increase of $79.0 million or 7.5% compared to 1994. Average interest-bearing deposits were $877.0 million, an increase of $68.9 million or 8.53%, while FHLB advances and other borrowings increased $10.0 million or 4.1%.
   PROVISION FOR LOAN LOSSES. For 1995, the provision for loan losses was $2.3 million, an increase of 59.1%. Net chargeoffs were $1.1 million in 1995 and $786,000 in 1994. The allowance for loan losses was 1.25% of total net loans as of December 31, 1995 and 1994. (For additional discussion see "Nonperforming Assets.")
   NONINTEREST INCOME. Noninterest income increased $4.1 million or 46.5% in 1995 compared to 1994. Excluding the impact of a $1.2 million write-down of real estate in 1994, noninterest income increased $2.8 million or 27.0% in 1995. This includes increases in loan fees and late charges of $329,000, increases in service fees on deposits of $1.9 million, and decreases in other income of $259,000.
   The increase in service fees on deposits resulted primarily from an 18.5% growth in the number of checking accounts and the successful introduction of a debit card service in mid 1994. Loan fees increased because of lower amortization of excess servicing costs which resulted from lower principal payments of loans serviced for others in 1995. As of December 31, 1995, approximately 45,000 or 40% of NOW account customers had debit cards. The decrease in other income partially resulted from a gain on the sale of fixed assets in 1994 which was not repeated in 1995.
   NONINTEREST EXPENSES. Noninterest expenses increased $3.1 million or 10.0% in 1995 compared to 1994. In general, the increased expenses were the result of the purchase of six additional locations and the credit card solicitation during the year.
   Compensation and fringe benefits increased 8.8% or $1.5 million. Base compensation increased $1.2 million or 8.7% while fringe benefits increased $290,000 or 9.5%. Again, the higher base compensation resulted primarily from new employees in six locations acquired in 1995.
   The remaining noninterest expenses increased $1.6 million or 11.2%. The increase resulted in $656,000 of credit card solicitation costs and $312,000 of intangible amortization related to the branch acquisitions.
   The Bank also implemented a new $1.8 million delivery system in all branch locations designed to increase accuracy and speed and improve customer service. The new system is operated using personal computers on local area networks which communicate with the main frame computer system via modem. The system allows account information to be updated more quickly, and allows front-line personnel the flexibility required to process multiple customer transactions more smoothly. Long term, the Bank expects to realize a significant increase in the speed of processing transactions as a result of the implementation of this system, and customers will be able to conduct multiple transaction visits more quickly.

   INCOME TAXES. Income taxes for 1995 were $6.5 million compared to $7.1 million in 1994. The reduced tax resulted from a lower effective tax rate partially offset by higher pre-tax earnings. The lower tax rate resulted from a one-time decrease in an estimated tax liability.
                             NONPERFORMING ASSETS
                                All loans are classified as nonaccrual for
                             purposes of income recognition at the earlier of
                             (a) the time the collection of the principal
(Graph Chart of              becomes uncertain; (b) when business loans and
Nonperforming Assets         commercial real estate loans become 60 days past
Goes Here)                   due; (c) when residential mortgage loans and
                             consumer loans become 90 days past due; or (d) when foreclosure action is commenced. A loan remains in nonaccrual status until the factors which indicate doubtful collectibility no longer exist, or until the loan is determined to be uncollectible and is charged off against the allowance for loan losses.
                                American Federal's nonperforming assets as of
                             December 31, 1996, 1995, and 1994 are shown in the
                             following table:

                                                                                                    DECEMBER 31,
                                                                                         1996           1995           1994
                                                                                               (DOLLARS IN THOUSANDS)
Loans on nonaccrual (1):
  Mortgage                                                                              $1,880         $4,034         $  912
  Commercial                                                                             1,271          2,452          2,739
  Consumer                                                                               1,330          1,416            428


     Total nonaccrual loans                                                              4,481          7,902          4,079


Other nonperforming loans (2)                                                              838            915          1,410


  Total of nonperforming loans                                                           5,319          8,817          5,489
Other nonperforming assets (3)                                                           1,051            731            777


  Total nonperforming assets                                                            $6,370         $9,548         $6,266


Percentage of total assets                                                                 .48%           .71%           .50%


Percentage of nonperforming loans and other nonperforming assets to total loans and
  other nonperforming assets                                                               .75%          1.17%           .86%

(1) If the above nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, for the years ended December 31, 1996, 1995 and 1994, the Bank would have recorded approximately $565,000, $540,000, and $400,000 in interest income on such loans, respectively. Included in the consolidated statements of operations for each of the years ended December 31, 1996, 1995 and 1994 was approximately $282,000, $270,000 and $200,000, respectively, of interest income which has been recognized on loans which were in nonaccrual status at the end of the respective periods.
(2) Includes current loans accruing at below market rates of interest.
(3) Consisting primarily of real estate acquired in settlement of loans of $954,000, $677,000 and $695,000 at December 31, 1996, 1995 and 1994,
    respectively.
      Total nonperforming assets decreased $3.2 million or 33.3% during 1996. At December 31, 1996, nonperforming loans were $5.3 million or .63% of total loans and other nonperforming assets. Under Statement of Financial Accounting Standards (SFAS) No. 114, the recorded investment in impaired loans was

   $4.3 million at December 31, 1996 and $5.2 million at December 31, 1995. Of the loans considered to be impaired, $366,000 were included in nonaccruing loans and $838,000 were included in other nonperforming loans above. The remainder was not considered nonperforming.
      At December 31, 1996, the allowance for loan losses was $10.7 million or 1.26% of loans outstanding, compared to $10.2 million or 1.25% at year-end 1995. Management considers the allowance for loan losses to be adequate based upon its current evaluation and analysis of the loan portfolio. Adjustments to the allowance may be necessary if economic conditions differ significantly from the assumptions used in making the evaluations.
      Real estate acquired in settlement of loans was $954,000 at December 31, 1996. These assets are carried at the lower of cost or fair value less the estimated cost to sell.
   LIQUIDITY AND CAPITAL RESOURCES
      The Bank's primary sources of funds are principal repayments on mortgage-backed securities and loans, growth in savings deposits, borrowings, FHLB advances, and earnings and other additions to stockholders' equity. The Bank also had sufficient collateral at December 31, 1996 to support approximately $157.8 million in additional FHLB advances and short-term borrowings.
      Liquid assets were approximately $111.4 million at December 31, 1996. The Bank's liquidity exceeded all regulatory requirements during the year.
      At December 31, 1996, commitments to
   originate mortgage loans totaled $14.2 million.
   In addition, outstanding unused consumer equity     (Graph Chart of
   lines of credit to customers totaled $74.3           Capital Ratios
   million. The Bank was committed to $27.7 million       Goes Here)
   of commercial loans and lines of credit at December 31, 1996. The Bank expects to fund these commitments with cash provided from normal operations. The Bank had no outstanding commitments to sell loans at December 31, 1996.
      At December 31, 1996, $156.7 million or 79.4% of the FHLB advances and other borrowings had maturities of less than one year, while 77.2% of the $571.0 million of certificates of deposit were scheduled to mature within one year.
   Historically, a substantial portion of these certificates renew.
      At December 31, 1996, stockholders' equity was $115.6 million or 8.8% of total assets. During 1996, the Bank continued its plan to repurchase outstanding warrants for common stock. The repurchase of 540,000 warrants was completed during the year, leaving no warrants outstanding.
   ACCOUNTING AND REPORTING CHANGES
      In March 1995, the FASB issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement was effective for the Bank for the year ended December 31, 1996, and did not have a material impact on the Bank's financial statements.
      In May 1995, the FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights an amendment of SFAS No. 65". The statement requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those rights are acquired. The statement also requires evaluation of capitalized mortgage servicing rights for impairment. Currently, SFAS No. 65 recognizes only purchased mortgage servicing rights and prohibits capitalization of servicing rights on loans sold that were acquired through in-house originations. The statement was effective for the Bank January 1, 1996. The initial impact of adopting the statement was not material.
      In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock Based Compensation." This statement was effective for 1996. SFAS No. 123 provides guidance on the valuation of fixed and performance stock compensation plans. The statement encourages, but does not require entities to account for stock compensation awards based on the estimated fair value of the award at the date of grant. The statement permits continuation of current accounting practices which generally do not result in charges to expense for stock options. However, footnote disclosure of the effects on the financial statements as if the options had been expensed is required. The Bank continued its previous accounting practice. Therefore, the statement had no impact on operating results.
      In June, 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". The statement will become effective January 1, 1997. The statement uses a "financial components" approach that focuses on control to determine the proper accounting for financial asset transfers. Under that approach, after financial assets are transferred, an entity would recognize on the balance sheet all assets it controls and liabilities it has incurred. It would remove from the balance sheet those assets it no longer controls and liabilities it has satisfied. The Bank does not anticipate that adoption of this standard will have a material effect on the Bank's financial statements in 1997.
      In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125", an amendment to SFAS No. 125, which is effective December 31, 1996. This statement delays the effective date of certain provisions of SFAS No. 125 until after December 31, 1997. The amended provisions include those related to the transfers of financial assets and secured borrowings. The provisions in SFAS No. 125 related to servicing assets and liabilities are not delayed by this amendment. The Bank does not anticipate that adoption of this standard will have a material effect on the Bank's financial statements.
   OTHER MATTERS
      On February 18, 1997, the Bank announced that a definitive agreement had been reached with CCB Financial Corporation (CCB), headquartered in Durham, North Carolina. The terms of the agreement call for CCB to issue .445 shares of common stock for each share of the Bank at the closing date. This transaction, which is structured as a tax-free pooling of interests, is valued at $325.1 million based on the exchange ratio and the five day average closing price of CCB through Friday, February 14, 1997 of $64.85.
      This transaction is subject to regulatory authority and shareholder approval. The merger is expected to be completed by the third quarter of 1997.
      In 1995 the Bank filed a claim against the United States in the Court of Federal Claims. The complaint seeks compensation for goodwill taken by the government as a result of enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. The goodwill arose from acquisitions in 1982. It is difficult for the Bank's management to assess the outcome of this litigation at this time.
   IMPACT OF INFLATION AND CHANGING PRICES
      The consolidated financial statements, related notes, and other financial information presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.
CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS                                                                             December 31,
American Federal Bank, FSB and Subsidiaries                                                           1996         1995
                                                                                                       (IN THOUSANDS)
ASSETS
  Cash and cash equivalents                                                                        $   38,115       49,757
  Short-term interest-bearing deposits                                                                 51,979        3,285
  Securities available for sale (amortized cost of $338,987 at December 31, 1996 and $436,963 at
     December 31, 1995)                                                                               342,341      439,485
  Loans receivable, net:
     Held for sale                                                                                         --        1,273
     Held for investment (net of allowance of $10,710 at December 31, 1996 and $10,234 at
       December 31, 1995)                                                                             837,855      804,092
                                                                                                      837,855      805,365
  Real estate                                                                                             954          728
  Accrued interest receivable                                                                           8,669        7,985
  Federal Home Loan Bank stock, at cost                                                                 8,290        8,290
  Premises and equipment, net                                                                          17,555       17,716
  Other assets                                                                                         12,642       13,273
                                                                                                   $1,318,400    1,345,884
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                                                                         $  986,780      977,957
  Federal Home Loan Bank advances                                                                      87,001      102,001
  Other borrowed money                                                                                110,258      134,983
  Drafts outstanding                                                                                   10,231        9,557
  Other liabilities                                                                                     8,538       11,594
                                                                                                    1,202,808    1,236,092
Stockholders' equity:
  Serial preferred stock, no par value; Authorized 10,000,000 shares; none outstanding at
     December 31, 1996 and 1995                                                                            --           --
  Common stock, $1.00 par value; Authorized 50,000,000 shares; issued and outstanding 10,975,535
     at December 31, 1996 and 10,903,385 at December 31, 1995                                          10,976       10,903
  Additional paid-in-capital                                                                           53,811       54,529
  Unrealized gain on securities available for sale, net of income taxes                                 2,048        1,541
  Retained income, restricted                                                                          48,757       42,819
                                                                                                      115,592      109,792
                                                                                                   $1,318,400    1,345,884

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS                                                                Years Ended December 31,
American Federal Bank, FSB and Subsidiaries                                                         1996       1995       1994
                                                                                                      (IN THOUSANDS, EXCEPT
                                                                                                         PER SHARE DATA)
INTEREST INCOME:
  Loans                                                                                           $ 75,484     70,058     59,237
  Mortgage-backed securities                                                                        25,937     28,322     26,249
  Other interest and dividends                                                                       2,571      1,178        883
                                                                                                   103,992     99,558     86,369
INTEREST EXPENSE:
  Deposits                                                                                          37,328     35,501     27,220
  Borrowings:
    Short-term borrowed funds                                                                       10,149     12,141      7,996
    Long-term borrowed funds                                                                         2,532      3,263      4,504
                                                                                                    50,009     50,905     39,720
Net interest income                                                                                 53,983     48,653     46,649
Provision for loan losses                                                                            4,338      2,279      1,432
Net interest income after provision for loan losses                                                 49,645     46,374     45,217
NONINTEREST INCOME:
  Service fees on deposits                                                                          10,697      8,545      6,653
  Loan fees and late charges                                                                         1,837      1,638      1,309
  Insurance commissions                                                                              1,707      1,386      1,290
  Other                                                                                              1,084        858      1,117
  Net gain (loss) on sale of:
    Loans receivable                                                                                 2,917         56       (156)
    Securities                                                                                      (2,667)       162         --
    Real estate                                                                                         86        323     (1,361)
                                                                                                    15,661     12,968      8,852
NONINTEREST EXPENSES:
  Compensation and fringe benefits                                                                  20,058     18,269     16,784
  Net occupancy                                                                                      7,400      6,747      6,616
  Advertising                                                                                        1,236      1,205      1,149
  Federal insurance premiums                                                                         7,647      1,970      1,897
  Other                                                                                              6,673      6,409      5,020
                                                                                                    43,014     34,600     31,466
Income before income taxes                                                                          22,292     24,742     22,603
Income taxes                                                                                         7,800      6,502      7,072
Net income before extraordinary item                                                                14,492     18,240     15,531
Extraordinary item -- loss on extinguishment of debt, net of income taxes                               --     (1,709)        --
Net income (loss)                                                                                 $ 14,492     16,531     15,531
EARNINGS (LOSS) PER SHARE:
  Primary and fully diluted:
    Before extraordinary item                                                                     $   1.28       1.60       1.37
    Extraordinary item                                                                                  --       (.15)        --
                                                                                                  $   1.28       1.45       1.37
  Dividends per share                                                                             $    .37        .28        .22
WEIGHTED AVERAGE SHARES:
  Primary                                                                                           11,287     11,425     11,308
  Fully diluted                                                                                     11,316     11,438     11,308

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
American Federal Bank, FSB and Subsidiaries
                                                                          Additional   Retained                 Total
                                                                Common     Paid-in     Income,              Stockholders'
                                                                 Stock     Capital    Restricted    Other      Equity
                                                                                     (IN THOUSANDS)
Balance at December 31, 1993                                    $10,829     54,262       16,644      --          81,735
Exercise of stock options                                           22          84       --          --             106
Unrealized loss on securities, net of income taxes                --         --          --         (1,630)      (1,630)
Cash dividends declared on common stock                           --         --          (2,384)     --          (2,384)
Net income                                                        --         --          15,531      --          15,531

Balance at December 31, 1994                                    10,851      54,346       29,791     (1,630)      93,358
Exercise of stock options                                           52         313       --          --             365
Repurchase of common stock warrants                               --          (130)        (460)     --            (590)
Unrealized gain on securities, net of income taxes                --         --          --          3,171        3,171
Cash dividends declared on common stock                           --         --          (3,043)     --          (3,043)
Net income                                                        --         --          16,531      --          16,531

Balance at December 31, 1995                                    10,903      54,529       42,819      1,541      109,792
Exercise of stock options                                           73         454       --          --             527
Repurchase of common stock warrants                               --        (1,172)      (4,509)     --          (5,681)
Unrealized gain on securities, net of income taxes                --         --          --            507          507
Cash dividends declared on common stock                           --         --          (4,045)     --          (4,045)
Net income                                                        --         --          14,492      --          14,492
Balance at December 31, 1996                                    $10,976     53,811       48,757      2,048      115,592

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                                                             Years Ended December 31,
American Federal Bank, FSB and Subsidiaries                                                   1996        1995        1994
                                                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                                  $ 14,492      16,531      15,531
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
    Provision for losses on loans and real estate                                                4,468       2,279       2,639
    Depreciation and amortization of leasehold improvements                                      1,504       1,227       1,211
    Increase in deferred income taxes                                                              495       2,758       1,057
    Amortization of intangibles                                                                    653         388          --
    Stock dividends on FHLB stock                                                                   --          --        (103)
    Loss on extinguishment of debt, net                                                             --       1,709          --
    (Gain) Loss on sales of assets                                                                (336)       (155)        185
    Accretion of discount on loans acquired                                                       (279)       (270)       (393)
    Other amortization and accretion                                                             2,393       2,923       4,618
    Net change in loans held for resale                                                          1,286      (1,217)      9,088
    Other items, net                                                                            (4,571)     (3,989)      1,065
  Net cash provided by operating activities                                                     20,105      22,184      34,898
CASH FLOWS FROM INVESTING ACTIVITIES:
  Securities available for sale:
    Purchases                                                                                 (122,339)    (63,421)    (73,121)
    Sales                                                                                      129,346      37,593          --
  Calls, maturities, and prepayments                                                            94,618      49,833      82,504
  Purchases of securities held for investment                                                       --          --     (98,298)
  Increase in loans receivable, net                                                            (44,670)    (95,304)    (67,890)
  Real estate sales, net                                                                           762       2,167       1,575
  Increases in premises and equipment, net                                                      (1,343)     (4,211)     (3,155)
  Net cash provided (used) by investing activities                                              56,374     (73,343)   (158,385)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in demand accounts                                                                   13,880      11,227      18,204
  Increase (decrease) in certificate accounts                                                   (5,057)     21,084      (9,660)
  Purchase of deposits                                                                              --     101,210          --
  Proceeds from long-term FHLB advances                                                             --         285       6,525
  Repayments of long-term FHLB advances                                                        (10,000)    (60,500)    (14,000)
  Increase (decrease) in short-term FHLB advances                                               (5,000)     (1,300)     66,300
  Increase (decrease) in short-term other borrowed money                                       (24,725)    (59,612)     63,387
  Proceeds from long-term other borrowed money                                                      --      50,500          --
  Increase in drafts outstanding                                                                   674       1,668       1,153
  Dividend payments on common stock                                                             (4,045)     (3,043)     (2,384)
  Proceeds from exercise of stock options                                                          527         365         106
  Repurchase of common stock warrants                                                           (5,681)       (590)         --
  Net cash provided (used) by financing activities                                             (39,427)     61,294     129,631
  Net increase in cash and cash equivalents                                                     37,052      10,135       6,144
  Cash and cash equivalents at beginning of period                                              53,042      42,907      36,763
  Cash and cash equivalents at end of period                                                  $ 90,094      53,042      42,907
SUPPLEMENTAL INFORMATION:
  Interest paid                                                                               $ 49,788      50,515      39,706
  Income taxes paid                                                                              7,775       3,890       7,802
SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS:
  Securitization of loans receivable into mortgage-backed securities                             9,997       4,868       2,312
  Transfer from loans receivable to real estate acquired in settlement of loans                  1,032         528       1,548
  Unrealized gain (loss) on securities                                                             832       5,190      (2,629)
  Transfer of mortgage-backed securities to available for sale                                      --     332,396          --

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       The following is a description of the more significant accounting and reporting policies which American Federal Bank, FSB and Subsidiaries (the "Bank") follow in preparing and presenting their consolidated financial statements.
       A) PRINCIPLES OF CONSOLIDATION
       The accompanying consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries, American Service Corporation of S.C. (ASC) and Finance South, Inc. The principal business activities of the subsidiaries are real estate sales, mortgage loan originations and consumer finance. In consolidation all significant intercompany items and transactions have been eliminated.
       B) CASH AND CASH EQUIVALENTS
       For purposes of consolidated statements of cash flows, cash and cash equivalents include cash and due from banks, short-term interest-bearing balances in other banks, federal funds sold and securities purchased under resale agreements. Both cash and cash equivalents have original maturities of three months or less, and accordingly, the carrying amount of such instruments is deemed to be a reasonable estimate of fair value.
       C) SECURITIES
       The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115 effective January 1, 1994, and classified all securities as held to maturity or available for sale. The effect of the adoption of SFAS No. 115 was a decrease in stockholders equity $1.6 million, net of tax. The Bank does not have any trading securities. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values -- other than those accounted for under the equity method or as investments in consolidated subsidiaries -- and all investments in debt securities. Under SFAS No. 115, investments are classified into three categories as follows: (1) Investments Held to Maturity -- debt securities that the Bank has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading Securities -- debt and equity securities, that are bought and held principally for the purpose of selling them in the near term, which are reported at fair value, with unrealized gains and losses included in earnings; and (3) Investments Available for Sale -- debt and equity securities which may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity (net of tax effects).
       In November 1995, the FASB issued a guide to implementation of SFAS No. 115 on accounting for certain investments in debt and equity securities which allowed for the one-time transfer of certain investments classified as held to maturity to available for sale. The Bank transferred $332.4 million of mortgage-backed securities to available for sale as of December 31, 1995.
       The fair value of securities is based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Sales are accounted for on a trade date basis.
       The Bank maintained liquid assets in excess of the amount required by regulations during all periods included in these consolidated financial statements. The required amount is 5% of the average daily balances of deposits and short-term borrowings. Liquid assets consist principally of cash, short-term interest-bearing deposits and investment securities and mortgage-backed securities with remaining maturities of less than five years.
       D) LOANS
       GENERAL. Loans held for investment are recorded at cost. Mortgage loans consist of conventional 1-4 family residential loans, construction loans, and interim and permanent financing of non-residential loans that are secured by real estate.
       Commercial loans are made primarily on the strength of the borrower's general credit standing, the ability to generate repayment from income sources and the collateral securing such loans. Consumer loans generally consist of home equity loans, second mortgage loans, automobile, and other personal loans.
       In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment and collateral liquidation a secondary source of repayment. The Bank determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective creditworthiness of the customer, terms of the instrument and economic conditions.
       Mortgage loans held for sale are valued at the aggregate lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis. IMPAIRMENT. On January 1, 1995, the Bank adopted the provisions of SFAS No. 114 "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." SFAS No. 114 requires creditors to evaluate loans for impairment and value those loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan, and requires disclosure of income recognition methods used.
       INTEREST INCOME. Interest on loans is accrued monthly based on the principal amount outstanding. The Bank places commercial and mortgage loans on nonaccrual status when they become greater than sixty and ninety days delinquent, respectively. Consumer loans are placed on nonaccrual status when they become ninety days delinquent. When interest is received it is recognized as a principal reduction or interest income based upon management's determination of the loan's ultimate collectibility.
       The Bank provides an allowance for possible uncollectible accrued interest on loans which are ninety days delinquent for all interest accrued prior to the loan being placed on nonaccrual status. This allowance is included as a reduction of accrued interest receivable.
       FEES AND DISCOUNTS. The net of loan origination fees received and direct costs incurred in the origination of loans is deferred and amortized to interest income over the contractual life of the loans adjusted for actual principal prepayments using a method approximating the interest method.
       Discounts on loans acquired through merger are amortized over the weighted average remaining contractual life of the loans adjusted for actual principal prepayments, using a method approximating the interest method.
       SALES. The Bank sells and retains servicing on certain whole and participating interests in real estate loans when the loans do not meet the Bank's portfolio criteria. The Bank does not recognize gains or losses on loan sales if the loans sold have the same approximate average interest rate, adjusted for normal servicing costs, as the contractual yield to the purchaser. However, gains or losses are recognized if at the time of sale the average interest rate on the loans sold, adjusted for normal servicing costs, differs from the agreed yield to the purchaser. Gains or losses on such loan sales are determined based on the present value of the difference between estimated future receipts and expected normal servicing costs incurred by the Bank.
       In 1996, the Bank adopted SFAS No. 122, "Accounting for Mortgage Servicing rights". This statement requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those rights are acquired. A mortgage banking operation that acquires mortgage servicing rights through either a purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained, should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the servicing rights) based on their relative fair values if it is practicable to estimate those fair values.
       SFAS No. 122 also requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. A mortgage banking enterprise should stratify its mortgage servicing rights that are capitalized after the adoption of SFAS No. 122 based on one or more of the predominant risk characteristics of the underlying loans. Any impairment is recognized through a valuation allowance for each impaired stratum.
       E) ALLOWANCE FOR LOAN LOSSES
       The Bank provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance. Additions to the allowance for possible loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, stated guarantees by the borrower if applicable, the borrowers' ability to repay from other economic resources, growth and composition of the loan portfolios, the relationship of the allowance for loan losses to outstanding loans, loss experience, delinquency trends and economic conditions.
       Beginning in 1995, the Bank adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan." Under the new standard, the allowance for credit losses related to loans that are identified for impairment evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate, market price of the loan, or the fair value of the collateral for collateral dependent loans. Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The adoption of the standard required no increases to the allowance for loan losses and had no impact on net income for 1995 or 1996.
       While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. Allowances for loan losses are subject to periodic review by various regulatory authorities and may be adjusted based upon information that is available to them at the time of their examination.
       F) REAL ESTATE
       Real estate represents real estate acquired through foreclosure and is initially recorded at the lower of cost (principal balance of the former mortgage loan less any specific valuation allowances) or estimated fair value less costs to sell. Subsequent improvements are capitalized. Costs of holding real estate, such as property taxes, insurance, maintenance and interest expense, less related revenues during the holding period, are expensed as period costs. Market values of real estate acquired in settlement of loans are reviewed regularly and allowances for possible losses are established when the carrying values of real estate acquired in settlement of loans exceeds fair values less estimated costs to sell.
       G) PREMISES AND EQUIPMENT
       Premises and equipment are presented at cost, net of accumulated depreciation and amortization. Depreciation and amortization of premises and equipment are provided principally on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are twenty-five to forty years for buildings and improvements and generally three to ten years for furniture, fixtures and equipment.
       The cost of maintenance and repairs is charged to expense as incurred and improvements and other expenditures which materially increase property lives are capitalized. The costs and accumulated depreciation applicable to premises and equipment retired or otherwise disposed of are eliminated from the related accounts and any resulting gains or losses are credited or charged to income.
       H) INTANGIBLE ASSETS
       The excess of cost over net assets and identifiable intangible assets of acquired branches, including deposit base intangibles, is amortized over the estimated periods benefited. At December 31, 1996, other assets included intangibles totaling $8.0 million which are primarily related to 1995 acquisitions. Included in noninterest expenses in 1996 and 1995 was $653,000 and $388,000, respectively, of amortization of these intangibles. There was no intangible amortization in 1994.
       I) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
       The Bank enters into sales of securities under agreements to repurchase. Fixed-coupon reverse repurchase agreements are treated as financings, with the obligation to repurchase securities sold being reflected as a liability and the securities underlying the agreements remaining as an asset. During each period presented, the securities were delivered by appropriate entry by the Bank's safekeeping agent to the counterpart's accounts. The dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Bank substantially identical securities at the maturities of the agreements.
       J) INCOME TAXES
       The Bank accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes." Under SFAS No. 109 deferred tax expense or benefit is recognized for the net change during the year in the deferred tax liability or asset. That amount together with income taxes currently payable is the total amount of income tax expense or benefit for the year. Deferred taxes are provided for differences in financial reporting bases for assets and liabilities as compared with their tax bases. Basically, a current tax liability or asset is established for taxes presently payable or refundable and a deferred tax liability or asset is established for future tax items. A valuation allowance, if applicable, is established for deferred tax assets that may not be realized.
       K) PENSION COSTS
       The Bank determines periodic pension cost which includes the cost of benefits earned during the current period and an interest cost on the projected benefit obligation, reduced by the earnings on assets held by the retirement plan and amortization of the plan's excess funding over 15 years beginning January 1, 1987. The projected unit credit method is used for the actuarial determination of pension expense.
       L) STOCK BASED COMPENSATION
       In 1996, the Bank adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation". The statement permits the Bank to continue accounting for stock based compensation as set forth in APB Opinion 25, "Accounting for Stock Issued to Employees", provided the Bank discloses the proforma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Bank continues to account for stock based compensation under APB Opinion 25 and has provided the required proforma disclosures.
       M) FAIR VALUE OF FINANCIAL INSTRUMENTS
       SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" requires disclosure in the financial statements regarding the fair value of on and off-balance sheet financial instruments for which it is practicable to do so. Fair values are based on quoted market prices where available, and on estimates of present value or other valuation techniques. These estimates are made at a specific point in time and are subjective in nature involving uncertainties and significant judgement. In addition, SFAS No. 107 excludes all non-financial instruments and certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair values presented do not represent the underlying fair value of the Bank.
       Fair values for consolidated financial statement reporting purposes are estimated for loans with similar financial characteristics. These loans are segregated by type of loan, considering credit risk, interest rate and prepayment characteristics. Each loan category is further segmented into fixed and adjustable rate categories.
       The fair value of performing loans is calculated by discounting scheduled cash flows through estimated maturity dates. Expected cash flows are discounted using the Bank's current rates that reflect the credit and interest rate risks inherent in each category of loans. A prepayment assumption is used as an estimate of the portion of loans that will be repaid to their scheduled maturity.
       N) USE OF ESTIMATES
       Management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of the contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.
       O) OTHER
       Certain amounts, previously reported, have been reclassified to state all periods on a comparable basis which had no effect on stockholders' equity or net income as previously reported.
 (2)  SECURITIES AVAILABLE FOR SALE
       Securities available for sale are summarized as follows (in thousands):

                                                                                               DECEMBER 31, 1996
                                                                                               GROSS         GROSS
                                                                                AMORTIZED    UNREALIZED    UNREALIZED    MARKET
                                                                                  COST         GAINS         LOSSES       VALUE
        Mortgage-backed securities
          Adjustable-rate                                                       $ 155,020       2,239           (40)     157,219
          5 and 7 year balloons                                                    19,013         113            --       19,126
          15 and 30 year                                                          133,652       1,241          (712)     134,181
        Securities and obligations of U.S. government agencies and
          corporations                                                             31,302         513            --       31,815
                                                                                $ 338,987       4,106          (752)     342,341
                                                                                               DECEMBER 31, 1995
                                                                                               GROSS         GROSS
                                                                                AMORTIZED    UNREALIZED    UNREALIZED    MARKET
                                                                                  COST         GAINS         LOSSES       VALUE
        Mortgage-backed securities:
          Adjustable-rate                                                       $ 129,551       1,396          (445)     130,502
          5 and 7 year balloons                                                   143,320         211          (686)     142,845
          15 and 30 year                                                          162,190       2,583          (559)     164,214
        Securities and obligations of U.S. government agencies and
          corporations                                                              1,902          22            --        1,924
                                                                                $ 436,963       4,212        (1,690)     439,485

       Included above at December 31, 1996 and 1995, are $20.1 million and $29.7 million, respectively, of securities which qualify as a liquidity item under the Office of Thrift Supervision ("OTS") liquidity requirements. Certain of the Bank's securities are pledged as collateral for advances and other borrowed money as set forth in notes 9 and 10.
       At December 31, 1996, included in the mortgage-backed securities were net unamortized premiums of $4.8 million compared to $7.3 million at December 31, 1995. The Bank amortized $3.7 million, $1.9 million and $3.8 million of net premiums for the years ended December 31, 1996, 1995 and 1994, respectively.
       In 1996, the Bank sold $129.3 million of mortgage-backed securities at a loss of $2.7 million. In 1995 the Bank sold securities of $37.6 million at a gain of $162,000. In 1994, the Bank recorded no gains or losses on sales of securities.
       The amortized cost and estimated market values of available for sale securities held as of December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities due to borrowers' rights to prepay or call obligations prior to maturity with or without penalty.

                                                                                                                       ESTIMATED
                                                                                                          AMORTIZED     MARKET
                                                                                                            COST         VALUE
                                                                                                              (IN THOUSANDS)
        Due in one year or less                                                                           $   2,553       2,586
        Due after one year through five years                                                                17,592      17,757
        Due after five years through ten years                                                               25,458      25,533
        Due after ten years                                                                                 293,384     296,465
                                                                                                          $ 338,987     342,341

 (3)  LOANS RECEIVABLE, NET
       Classification of loans receivable, net is presented below:

                                                                                                             DECEMBER 31,
                                                                                                            1996       1995
                                                                                                            (IN THOUSANDS)
        Mortgage loans:
          Conventional loans:
             Residential (1-4 family units)                                                               $233,382    241,394
             Non-residential and multi-family                                                              133,975    134,909
          Construction loans                                                                                40,339     26,963
          Whole loans and participations purchased                                                          21,716     27,907
                                                                                                           429,412    431,173
        Other loans:
          Consumer loans                                                                                   294,130    244,490
          Equity lines of credit                                                                            48,457     40,827
          Credit cards receivable                                                                               --     34,824
          Commercial loans                                                                                 100,100     80,700
                                                                                                           442,687    400,841
        Less:
          Unearned discounts:
             Consumer loans                                                                                  3,648      3,484
             Loans acquired through mergers                                                                    705        999
             Loans purchased or originated                                                                     902        623
          Allowance for loan losses                                                                         10,710     10,234
          Undisbursed loans in process                                                                      18,279     11,309
                                                                                                            34,244     26,649
                                                                                                          $837,855    805,365

       The following is a reconciliation of the allowance for loan losses on loans receivable, net:

                                                                                                  YEARS ENDED DECEMBER 31,
                                                                                                 1996        1995       1994
                                                                                                       (IN THOUSANDS)
        Beginning balance                                                                       $10,234      9,099      8,453
        Provision                                                                                 4,338      2,279      1,432
        Loans written-off                                                                        (4,667)    (1,621)    (1,482)
        Recoveries                                                                                  805        477        696
        Ending balance                                                                          $10,710     10,234      9,099

       At December 31, 1996, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $4.3 million (of which $366,000 were on a nonaccrual basis). Included in this amount is $720,000 of impaired loans for which the related allowance for credit losses is $108,000 and $3.5 million of loans which, as a result of previous write-downs, do not have an allowance for credit losses. Included in loans for which there are no related allowances is one loan with a recorded investment of $3.4 million. This loan, while impaired due to the uncertainty of contractual cash flows, has been recorded at a discount and written down to the level of cash flows which can be reasonably expected to be realized by the Bank. The average recorded investment in impaired loans during the year ended December 31, 1996 was approximately $5.4 million. For the year ended December 31, 1996, the Bank recognized interest income on those impaired loans of $320,000, using the cash basis method of income recognition. At December 31, 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $5.2 million (of which $1.7 million were on a nonaccrual basis). Included in this amount is $1.6 million of impaired loans for which the related allowance for credit losses is $125,000 and $3.6 million of loans which, as a result of previous write-downs, do not have an allowance for credit losses. Included in loans for which there are no related allowance is one loan with a recorded investment of $3.5 million. This loan, while impaired due to the uncertainty of contractual cash flows, has been recorded at a discount and written down to the level of cash flows which can be reasonably expected to be realized by the Bank. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $5.3 million. For the year ended December 31, 1995, the Bank recognized interest income on those impaired loans of $360,000, using the cash basis method of income recognition.
       Loans on nonaccrual totaled $4.5 million and $7.9 million at December 31, 1996 and 1995, respectively. Foregone interest income for the years ended December 31, 1996, 1995, and 1994 on nonaccruing loans was approximately $282,000, $270,000 and $200,000, respectively.
       The Bank had outstanding commitments to originate mortgage loans at December 31, 1996 as follows (in thousands):

        Fixed rate residential, from 6.88% to 9.63%                                $   978
        Adjustable rate residential from 6.75% to 8.25%                              1,400
        Nonresidential, from 7.88% to 9.00%                                         11,790
                                                                                   $14,168

       Unused consumer equity lines of credit of $74.3 million and $59.0 million were outstanding at December 31, 1996 and 1995, respectively. The Bank was committed to $27.7 of commercial loans and lines of credit at December 31, 1996. The Bank had no commitments to sell mortgage loans at December 31, 1996.
       The Bank services real estate loans for others which are not included in the accompanying consolidated financial statements. The total amount of loans serviced for others was approximately $168.2 million, $183.1 million and $207.5 million at December 31, 1996, 1995 and 1994, respectively.
       At December 31, 1996 and 1995, the majority of the loan portfolio was secured by collateral located in the State of South Carolina and there were no significant concentrations of loans in any type of industry, type of property or to one borrower.
       Certain of the Bank's first mortgage loans were pledged as collateral for advances from the FHLB, as set forth in note 9.
 (4)  REAL ESTATE
       The following is a reconcilation of the allowance for losses on real estate acquired in settlement of loans:

                                                                                                             YEARS ENDED
                                                                                                             DECEMBER 31,
                                                                                                        1996     1995     1994
                                                                                                            (IN THOUSANDS)
        Beginning balance                                                                               $147     147      106
        Provision                                                                                        130      --       60
        Losses incurred                                                                                  (96)     --      (19 )
        Ending balance                                                                                  $181     147      147

 (5)  ACCRUED INTEREST RECEIVABLE
       Accrued interest receivable is summarized as follows:

                                                                                                              DECEMBER 31,
                                                                                                            1996        1995
                                                                                                             (IN THOUSANDS)
        Loans receivable                                                                                   $5,163       5,030
        Mortgage-backed securities                                                                          2,744       2,767
        Other securities                                                                                      762         188
                                                                                                           $8,669       7,985

 (6)  INVESTMENTS REQUIRED BY LAW
       Investment in stock of the FHLB is required by law for every Federally-insured savings institution. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amounts were deemed to be a reasonable estimate of fair value.
 (7)  PREMISES AND EQUIPMENT
       Premises and equipment is summarized as follows:

                                                                                                           DECEMBER 31,
                                                                                                        1996           1995
                                                                                                          (IN THOUSANDS)
        Land                                                                                          $  5,490          5,596
        Office buildings and improvements                                                               10,806         10,417
        Furniture, fixtures and equipment                                                               22,167         21,244
                                                                                                        38,463         37,257
        Less accumulated depreciation                                                                  (20,908)       (19,541)
                                                                                                      $ 17,555         17,716

       The following is a schedule by year of future minimum rental payments (in thousands) at December 31,
       1996 required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year:

        1997                                                             $1,741
        1998                                                              1,663
        1999                                                              1,566
        2000                                                                775
        2001                                                                 22
        Thereafter                                                          139
                                                                         $5,906

       Rental expense under operating leases, included in net occupancy expense, amounted to approximately
       $1.8 million for the year ended December 31, 1996, and $1.9 million for 1995 and 1994.

 (8)  DEPOSITS
       A summary of deposit accounts by type and weighted average rate follows:

                                                                                                    DECEMBER 31,
                                                                                             1996                  1995
                                                                                       BALANCE     RATE      BALANCE     RATE
                                                                                               (DOLLARS IN THOUSANDS)
        Demand accounts:
          Passbook                                                                     $ 84,987    2.47%     $ 80,728    2.47%
          NOW                                                                           188,560    1.18       178,631    1.48
          Money market                                                                  105,178    2.72       107,508    2.60
          Commercial                                                                     37,087     --         35,065      --
                                                                                        415,812    1.73       401,932    1.85
        Certificate accounts:
          Fixed rate                                                                    496,281    5.19       471,067    5.49
          Variable rate                                                                  74,687    4.92       104,958    5.59
                                                                                        570,968    5.16       576,025    5.50
                                                                                       $986,780    3.71%     $977,957    4.00%

       Included in the above deposits are Jumbo certificate accounts totaling $44.2 million at December 31, 1996 and $52.0 million at December 31, 1995.
       Certificate accounts by maturity consisted of:

                                                                                                             DECEMBER 31,
                                                                                                            1996       1995
                                                                                                            (IN THOUSANDS)
        0 months to 6 months                                                                              $317,374    323,774
        6 months to 12 months                                                                              123,240    139,510
        12 months to 24 months                                                                              85,184     54,613
        24 months to 36 months                                                                              19,445     28,719
        Over 36 months                                                                                      25,725     29,409
                                                                                                          $570,968    576,025

       Interest expense by type of deposit is summarized as follows:

                                                                                                YEARS ENDED DECEMBER 31,
                                                                                              1996         1995        1994
                                                                                                     (IN THOUSANDS)
        Transaction accounts                                                                 $ 1,973       1,952       1,805
        Money market accounts                                                                  2,860       2,999       3,200
        Passbook savings accounts                                                              2,097       1,908       1,534
        Certificate accounts                                                                  30,398      28,642      20,681
                                                                                             $37,328      35,501      27,220

 (9)  FEDERAL HOME LOAN BANK ADVANCES
       FHLB advances are summarized by year of maturity and weighted average interest rate in the table below:

                                                                                                    DECEMBER 31,
                                                                                             1996                  1995
                                                                                        BALANCE    RATE      BALANCE     RATE
                                                                                               (DOLLARS IN THOUSANDS)
        1996                                                                            $    --      --%     $ 90,000    5.71%
        1997                                                                             86,400    5.01        11,400    5.82
        2007-2015                                                                           601    3.21           601    3.21
                                                                                        $87,001    4.99%     $102,001    5.71%

       At December 31, 1996 and 1995, the Bank has pledged its investment in stock of the FHLB and first mortgage loans and mortgage-backed securities with unpaid principal balances of approximately $123.5 million and $151.8 million, respectively, to collateralize FHLB advances.
       In 1995, the Bank prepaid an advance of $25.0 million at 9.9% due in 1998, and a $10.5 million 8.3% advance due in 1996. As a result, the Bank recorded prepayment penalties totaling $1.7 million, net of income taxes, as an extraordinary item in the accompanying financial statements for 1995.
(10)  OTHER BORROWED MONEY
       Other borrowed money includes the following:

                                                                                                             DECEMBER 31,
                                                                                                            1996       1995
                                                                                                            (IN THOUSANDS)
        Repurchase agreements with brokers                                                                $ 31,851     66,050
        Repurchase agreements with customers                                                                27,907     18,433
        Other collateralized borrowings                                                                     50,500     50,500
                                                                                                          $110,258    134,983

       The repurchase agreements with brokers mature in 1997. The other collateralized borrowings mature as follows: $10.5 million in 1997, and $40.0 million in 1998. These repurchase agreements and borrowings were collateralized by securities with aggregate market values of $80.4 million and amortized cost of $79.4 million and market value of $117.7 million and amortized cost of $117.9 million at December 31, 1996 and 1995, respectively.
       Customer repurchase agreements are payable upon demand. The customer repurchase agreements had weighted average interest rates of 4.67%, 5.07% and 5.01% at December 31, 1996, 1995 and 1994, respectively. They were collateralized by securities with a market value of $34.6 million and amortized cost of $34.3 million at December 31, 1996 and a market value of $20.2 million and an amortized cost of $19.8 million at December 31, 1995.

       The following is a summary of the average amounts of securities sold under repurchase agreements and the maximum amounts outstanding at any month-end for the years ended December 31:

                                                              MAXIMUM AT                              AVERAGE
                                                              MONTH-END                             OUTSTANDING
                                                      1996       1995       1994             1996       1995       1994
                                                                               (IN THOUSANDS)
        Repurchase agreements:
          Brokers                                   $124,284    132,439    149,054         $ 83,826    106,041    115,158
          Customers                                   27,907     19,770     12,399           24,641     14,686     11,290
                                                    $152,191    152,209    161,453         $108,467    120,727    126,448

(11)  INCOME TAXES
       Income tax expense for the years ended December 31, attributable to operations consist of the following:
[CAPTION]

                                                                                                      1996      1995     1994
                                                                                                          (IN THOUSANDS)
        Current:
          Federal                                                                                    $6,179     2,670    4,848
          State                                                                                       1,138     1,074    1,167
        Deferred                                                                                        483     2,758    1,057
                                                                                                     $7,800     6,502    7,072

       Income taxes were reduced in 1995 due to a $1.5 million adjustment of estimated tax liability.
       Income taxes attributable to operations differ for the years ended December 31, from the amount computed by applying the statutory Federal income tax rate of 35% to income before income taxes, as follows:
[CAPTION]

                                                                                                   1996      1995        1994
                                                                                                         (IN THOUSANDS)
        Income taxes at Federal rate                                                              $7,802      8,659      7,911
        Increase (decrease) resulting from:
          State income taxes, net of federal benefit                                                 782        835        845
          Adjustment of prior years' estimated tax liabilities                                        --     (1,500)        --
          Decrease in valuation allowance for deferred tax assets                                   (600)    (1,000)      (850)
          Other, net                                                                                (184)      (492)      (834)
                                                                                                  $7,800      6,502      7,072

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities for the years ended December 31, are presented below:
[CAPTION]

                                                                                                            1996        1995
                                                                                                             (IN THOUSANDS)
        Deferred tax assets:
          State net operating loss carryforwards                                                           $  721         799
          Book loan loss deduction in excess of tax                                                         2,797       2,234
          Premise and equipment, due to differences in depreciation                                           832         962
          Other                                                                                               799       1,364
        Total deferred tax assets                                                                           5,149       5,359
        Less valuation allowance                                                                              559       1,159
                                                                                                            4,590       4,200
        Deferred tax liabilities:
          Difference in carrying basis of FHLB stock due to stock dividends
             not recognized for tax purposes                                                                1,254       1,254
          Unrealized gain on securities                                                                     1,304         981
          Basis differences in real estate                                                                     48         118
          Other                                                                                               896         919
        Total deferred liabilities                                                                          3,502       3,272
        Net deferred tax asset                                                                             $1,088         928

       The net deferred tax assets are included in other assets in the Bank's Consolidated Balance Sheets. A valuation allowance has been established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax benefits will be realized. The change in the valuation allowance is due to utilization of temporary differences in the current tax calculation. Realization of tax benefits of deductible temporary differences and operating loss or credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryback and carryforward periods.
       A portion of the change in the net deferred tax asset relates to unrealized gains and losses on securities available for sale. The related current period tax benefit of $323,000 has been recorded directly to stockholders' equity. The balance of the change in the net deferred tax asset results from current period deferred tax of $483,000.
       As a result of recent tax legislation, the Bank will be required to recapture tax bad debt reserves in excess of pre-1988 base year amounts of approximately $4.0 million over an eight year period, and to change its overall tax method of accounting for bad debts to the specific chargeoff method. The Bank does not expect the recapture to adversely impact earnings due to deferred tax liabilities previously included in the Bank's consolidated financial statements.

(12)  EMPLOYEE BENEFITS
       QUALIFIED PENSION PLAN
       The Bank has a noncontributory defined benefit plan covering substantially all full-time salaried employees. An employee's benefits are based on years of service and compensation during the last five years of employment. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service performed to date, but also for benefits expected to be earned in the future. Pension expense amounted to $565,000, $577,000, and $454,000 for the years ended December 31, 1996, 1995, and 1994, respectively.
       The following table sets forth the plan's funded status and amounts recognized in the Bank's consolidated financial statements:

                                                                                                                DECEMBER 31,
                                                                                                               1996       1995
                                                                                                               (IN THOUSANDS)
        Actuarial present value of accumulated benefit obligations:
          Vested benefit obligation                                                                           $ 6,112     5,004
          Nonvested benefit obligation                                                                            197       195
                                                                                                              $ 6,309     5,199
        Projected benefit obligation for service rendered to date                                             $ 8,751     7,275
        Plan assets at fair market value                                                                        7,558     5,898
        Plan assets less than projected benefit obligation                                                     (1,193)   (1,377)
        Unrecognized net loss from past experience different from that assumed and effects of changes in
        assumptions                                                                                               920       407
        Prior service costs previously incurred not yet expensed                                                  371       411
        Unrecognized net transition asset at January 1, 1987 being recognized over 15 years                        27        32
        Accrued pension cost                                                                                  $   125      (527)

       Net pension cost included the following components:

                                                                                                         YEARS ENDED DECEMBER
                                                                                                                  31,
                                                                                                        1996     1995     1994
                                                                                                            (IN THOUSANDS)
        Service cost benefits earned                                                                    $ 480      396      345
        Interest on projected benefit obligation                                                          585      488      439
        Return on plan assets                                                                            (546)    (377)    (374)
        Net amortization of transition asset and prior service costs                                       46       70       44
        Net pension cost                                                                                $ 565      577      454

       The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% for the three years ended December 31, 1996. The expected long-term rate of return on assets was 9.0% for 1996 and 7.5% for 1995 and 1994. The rate of increase in future compensation levels was 4.75% in 1996 and 5.0% in 1995 and 1994.
       401(K) PLAN
       The Bank has a defined contribution employee benefit plan covering full-time salaried employees, whereby employees can invest up to 15% of their earnings. In 1996 and 1995, the Bank's contribution equaled 100% of the employee's contributions for the first 3% of gross pay and 50% on the next 2% of gross pay. In 1994 the

       Bank made matching contributions equal to 25% of the employee's contributions for the first 1% of gross pay and 50% of the employee's contribution between 1% and 2% of gross pay.
       The Bank's expense was $461,000, $424,000, and $133,000 for the years ended December 31, 1996, 1995 and 1994, respectively. All contributions are made at the end of the year.
       STOCK OPTION PLAN
       At December 31, 1996, the Bank has two stock-based compensation plans (employees and directors), which are described below. The Bank applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Bank's two stock-based compensation plans been determined consistent with FASB Statement No. 123, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below
       (in thousands except per share data):

                                                                                                               1996       1995
        Net income                                                        As reported                         $14,492    $16,531
                                                                          Pro forma                            14,078     16,375
        Primary earnings per share                                        As reported                         $  1.28    $  1.45
                                                                          Pro forma                              1.25       1.43
        Fully diluted earnings per share                                  As reported                         $  1.28    $  1.45
                                                                          Pro forma                              1.24       1.43

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996, and 1995, respectively: dividend yield of 2.1%, expected volatility of 24.5% and 26%, risk-free interest rates of 6.25% and 6.10%, and expected lives of 5 years.
       The Bank has two fixed option plans. Under the 1989 American Federal Bank, FSB Stock Option and Incentive Plan, ("the Plan") the Bank may grant options to its employees for up to 700,000 shares of common stock. Options expire 10 years from the date of grant, and are immediately exercisable. Options for 71,950 shares remain available for grant under the Plan at December 31, 1996.
       Under the 1995 Directors Performance Plan ("the Directors' Plan"), for years in which the Bank achieves certain performance goals, each director who served as a director as of December 31 of the preceding year will be granted an option to purchase 1,500 shares of stock at the fair market value on the date of grant. Options expire 10 years from the date of grant, and are exercisable at any time after six months and one day following the date of grant and prior to expiration. The maximum number of shares of American Federal stock for which options may be granted under the Directors Plan is 45,000. Options for 15,000 shares remain available for grant under the Directors' Plan.
       A summary of the status of the Bank's two fixed option plans as of December 31, 1996, 1995, and 1994 and changes during the years ended on those dates is presented below:

                                                                 SHARES1996 PRICE     SHARES1995 PRICE     SHARES1994 PRICE
        Options outstanding, beginning of year                   454,250    $ 8.92    462,500    $ 8.24    430,250    $ 7.61
        Options granted                                           95,000     15.34     43,750     13.88     55,200     11.70
        Options exercised                                        (72,150)     7.29    (51,900)     5.20    (22,550)     4.75
        Options forfeited                                           (300)    10.54       (100)     9.44       (400)     9.44
        Options outstanding, end of year                         476,800    $10.45    454,250    $ 8.92    462,500    $ 8.24

       The weighted average grant date fair value of options granted during the year was $15.34 for the year ended December 31, 1996, and $13.89 for the year ended December 31, 1995.

       Stock options outstanding and exercisable as of December 31, 1996 are as follows:

                                                                WEIGHTED AVERAGE
            RANGE OF                     WEIGHTED AVERAGE          REMAINING
         EXERCISE PRICES     SHARES       EXERCISE PRICE        CONTRACTUAL LIFE
        $2.31 to 5.00         73,800          $ 4.94                  2.11 years
         6.88 to 9.44        222,950            9.38                  6.31
        10.50 to 11.88        48,650           11.69                  7.71
        13.75 to 13.88        37,000           13.83                  8.36
        14.50 to 15.50        94,400           15.32                  9.22
        $2.31 to 15.50       476,800           10.45                  6.54

(13)  CAPITAL
       The Bank's actual capital and ratios, those required by the Bank's primary regulator, the Office of Thrift Supervision (OTS), as well as those required in order to be considered well capitalized according to the Prompt Corrective Action Provisions are presented in the following table. As of December 31, 1996, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I core ("leverage") ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                                TO BE WELL
                                                                                                               CAPITALIZED
                                                                                                                  UNDER
                                                                                                                  PROMPT
                                                                                          FOR CAPITAL           CORRECTIVE
                                                                                            ADEQUACY              ACTION
                                                                       ACTUAL               PURPOSES            PROVISIONS
                                                                   AMOUNT     RATIO     AMOUNT     RATIO     AMOUNT     RATIO
                                                                                    (DOLLARS IN THOUSANDS)
        As of December 31, 1996:
        Tangible capital
          (to Total Assets)                                       $105,704      8.08%    $19,619    1.50 %    $ --        --  %
        Core capital
          (to Total Assets)                                        105,704      8.08      39,237    3.00      65,369      5.00
        Tier I Capital
          (to Risk-based Assets)                                   115,678     13.26       --        --       47,831      6.00
        Risk-based Capital
          (to Risk-based Assets)                                   115,678     14.51      63,775    8.00      79,719     10.00
        As of December 31, 1995:
        Tangible capital
          (to Total Assets)                                       $ 99,074      7.42%    $20,028    1.50 %    $ --        --  %
        Core capital
          (to Total Assets)                                         99,074      7.42      40,056    3.00      66,760      5.00
        Tier I Capital
          (to Risk-based Assets)                                   108,528     13.10       --        --       45,366      6.00
        Risk-based Capital
          (to Risk-based Assets)                                   108,528     14.35      60,489    8.00      75,611     10.00

(14)  EARNINGS PER SHARE
       Primary earnings per share for 1996, 1995, and 1994 were computed by dividing net income, before and after the impact of the extraordinary item, if applicable, by the number of common stock equivalents. Common stock equivalents were determined by adjusting the weighted average number of shares outstanding for the period by the number of common stock options and warrants outstanding. However, during 1996 and 1995, the Bank repurchased all of the 600,000 outstanding warrants to purchase the Bank's common stock. No warrants remained outstanding during the 4th quarter of 1996, and did not affect earnings per share calculations for that quarter.
       The fully diluted earnings per share for 1996, 1995, and 1994 were computed in a similar manner as primary earnings per share.

(15)  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
       Following is a summary of operations by quarter:

                                                                                         FIRST     SECOND      THIRD     FOURTH
                                                                                        QUARTER    QUARTER    QUARTER    QUARTER
                                                                                        (IN THOUSANDS, EXCEPT EARNINGS PER SHARE
                                                                                                         DATA)
        1996
        Interest income                                                                 $25,663    26,025     26,842     25,462
        Interest expense                                                                 12,717    12,571     12,937     11,784
          Net interest income                                                            12,946    13,454     13,905     13,678
        Provision for loan losses                                                           722     1,124      1,596        896
        Noninterest income                                                                3,425     3,738      4,322      4,176
        Noninterest expenses                                                              8,949     9,165     15,107      9,793
          Income before income taxes                                                      6,700     6,903      1,524      7,165
        Income taxes                                                                      2,345     2,416        535      2,504
          Net income                                                                    $ 4,355     4,487        989      4,661
        Earnings per share:
          Primary and fully diluted                                                     $   .38       .39        .09        .42
        Weighted average shares:
          Primary                                                                        11,448    11,396     11,133     11,174
          Fully diluted                                                                  11,448    11,424     11,151     11,180
        1995
        Interest income                                                                $ 24,044    24,874     25,211     25,429
        Interest expense                                                                 12,141    12,775     13,212     12,777
          Net interest income                                                            11,903    12,099     11,999     12,652
        Provision for loan losses                                                           348       872        277        782
        Noninterest income                                                                2,922     3,516      3,169      3,705
        Noninterest expenses                                                              8,445     8,524      9,027      8,948
          Income before income taxes                                                      6,032     6,219      5,864      6,627
        Income taxes                                                                      2,052     2,115         80      2,255
          Net income before extraordinary item                                            3,980     4,104      5,784      4,372
          Extraordinary item                                                              --         --       (1,653)       (56)
          Net income                                                                   $  3,980     4,104      4,131      4,316
        Earnings per share:
          Primary and fully diluted:
             Before extraordinary item                                                 $    .35       .36        .50        .38
             Extraordinary item                                                           --         --         (.14)       --
                                                                                       $    .35       .36        .36        .38
        Weighted average shares:
          Primary and Fully diluted                                                      11,359    11,435     11,481     11,449

(16)  CARRYING AMOUNTS AND
      FAIR VALUE OF FINANCIAL INSTRUMENTS
       The carrying amounts and fair value of financial instruments as of December 31, are summarized below:

                                                                                       1996                      1995
                                                                              CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                                               AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                                                               (IN THOUSANDS)
        FINANCIAL ASSETS
          Cash and cash equivalents                                          $ 90,094      90,094        53,042      53,042
          Securities available for sale                                       342,341     342,341       439,485     439,485
          Loans receivable, net                                               837,855     852,333       805,365     820,059
          Federal Home Loan Stock                                               8,290       8,290         8,290       8,290
          Other financial assets                                                8,669       8,669         7,985       7,985
        FINANCIAL LIABILITIES
          Deposits:
             Demand accounts                                                 $415,812     415,812       401,932     401,932
             Certificate accounts                                             570,968     572,680       576,025     576,970
          Advances from Federal Home Loan Bank                                 87,001      86,852       102,001     101,856
          Other borrowed money                                                110,258     110,258       134,983     134,983
          Drafts outstanding                                                   10,231      10,231         9,557       9,557

       The Bank had, at December 31, 1996 and 1995, $116.2 million and $166.1 million, respectively, of off-balance sheet financial commitments. These commitments are to originate loans and unused consumer lines of credit and credit card lines. Since these obligations are based on current market rates, if funded, the original principal is considered to be a reasonable estimate of fair market value.
       Fair value estimates are made at a specific point in time, based on relevant market data and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Bank's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Bank's financial instruments fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value would also significantly affect the estimates. Further, the fair value estimates were calculated as of December 31, 1996 and 1995.
       Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has significant assets and liabilities that are not considered financial assets or liabilities including deposit franchise value, loan servicing portfolio, deferred tax liabilities, and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

(17)  AFFILIATION WITH CCB FINANCIAL CORPORATION
       On February 18, 1997, the Bank announced that a definitive agreement had been reached with CCB Financial Corporation (CCB), headquartered in Durham, North Carolina. The terms of the agreement call for CCB to issue .445 shares of common stock for each share of the Bank at the closing date. This transaction, which is structured as a tax-free pooling of interests, is valued at $325.1 million based on the exchange ratio and the five day average closing price of CCB through Friday, February 14, 1997 of $64.85.
       This transaction is subject to due diligence and to regulatory authority and shareholder approval. The merger is expected to be completed by the third quarter of 1997.

REPORT OF INDEPENDENT ACCOUNTANTS
The Board of Directors
American Federal Bank, FSB
We have audited the consolidated balance sheets of American Federal Bank, FSB and subsidiaries (the "Bank") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Bank at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Greenville, South Carolina
January 17, 1997
MANAGEMENT'S REPORT ON CONSOLIDATED
FINANCIAL STATEMENTS
Management is responsible for the content of the consolidated financial statements and for the information contained in other sections of this annual report. Such information is believed to be consistent with the content of the consolidated financial statements. Management believes that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances to reflect, in all material respects, the substance of events and transactions that should be included. In some instances, the consolidated financial statements reflect management's judgments and estimates as to the effects of events and transactions that are accounted for or disclosed.
The Audit Committee of the Board of Directors of American Federal Bank, FSB, composed solely of outside directors, meets periodically with the Bank's management, internal auditors and independent certified public accountants, KPMG Peat Marwick LLP, to review matters relating to the quality of financial reporting, internal accounting control, and the nature, extent and result of the audit efforts. The independent accountants and the internal auditors have full and free access to the Audit Committee and meet with the committee, both with and without management present, to discuss all appropriate matters.

/s/ Roy Abercrombie                                    /s/ Mike Trimble                                    /s/ Robert Lea
WILLIAM L. ABERCROMBIE, JR.                        MICHAEL A. TRIMBLE                                 ROBERT A. LEA
President and                                      Chief Operating Officer and                        Senior Vice President
Chief Executive Officer                            Chief Financial Officer                            and Controller

Exhibit 28.1

                                                              March 14, 1997



TO THE SHAREHOLDERS OF
AMERICAN FEDERAL BANK, FSB:


         You are cordially invited to attend the 1997 Annual Meeting of Shareholders of American Federal Bank, FSB, which will be held at the Bank's home office, located at 300 East McBee Avenue, in Greenville, South Carolina 29601, on April 23, 1997, at 4:00 p.m., local time.

         At the 1997 Annual Meeting, you will be asked to consider and vote upon
(i) a proposal to elect two directors to serve until the 2000 Annual Meeting of Shareholders, (ii) a proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent accountants for American Federal for the fiscal year ending December 31, 1997, and (iii) such other business as may come properly before the 1997 Annual Meeting or any adjournment thereof.

         ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE 1997 ANNUAL MEETING. Your vote is important, regardless of the number of shares you own. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

         As you may know, on February 18, 1997, the Bank announced that it had entered into a definitive merger agreement with CCB Financial Corporation ("CCB"), pursuant to which the Bank would be acquired by CCB and the outstanding shares of the common stock of the Bank would be converted into shares of the common stock of CCB. We will not consider a proposal to approve the proposed merger with CCB at the 1997 Annual Meeting, as you will receive at a later date a proxy statement setting forth a detailed description of the proposed merger with CCB and the reasons of the Board of Directors of the Bank for approving such merger with CCB. We currently anticipate that a special meeting of shareholders of the Bank will be held in late Spring or early Summer to consider and vote upon a proposal to merge the Bank with CCB.

     If you have any questions about the enclosed Proxy Statement or the 1996 Annual Report, please let us hear from you.

                                              Sincerely,





                                              William L. Abercrombie, Jr.
                                              Chairman of the Board and
                                              Chief Executive Officer

                           AMERICAN FEDERAL BANK, FSB
                              300 EAST MCBEE AVENUE
                        GREENVILLE, SOUTH CAROLINA 29601
                                  864-255-7000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 23, 1997

         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of American Federal Bank, FSB ("American Federal") will be held at the home office of American Federal, located at 300 East McBee Avenue, Greenville, South Carolina 29601, on April 23, 1997, at 4:00 p.m., local time (the "1997 Annual Meeting"), for the following purposes:

         1. ELECT DIRECTORS. To consider and vote upon a proposal to elect two directors to serve until the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

         2. RATIFY APPOINTMENT OF ACCOUNTANTS. To consider and vote upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as independent accountants for American Federal for the fiscal year ending December 31, 1997; and

         3. OTHER BUSINESS. To transact such other business as may properly come before the 1997 Annual Meeting or any adjournment thereof.

         Only shareholders of record at the close of business on February 24, 1997, are entitled to receive notice of and to vote at the 1997 Annual Meeting or any adjournment thereof. All shareholders, whether or not they expect to attend the 1997 Annual Meeting in person, are requested to complete, date, sign, and return the enclosed form of proxy in the accompanying envelope. The proxy may be revoked by the person who executed it by filing with the Secretary of American Federal an instrument of revocation or a duly executed proxy bearing a later date, or by voting in person at the 1997 Annual Meeting.


                                            By Order of the Board of Directors




                                            Deborah A. Brady
                                            Secretary


March 14, 1997


PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO AMERICAN FEDERAL IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE 1997 ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY HAVE RETURNED YOUR PROXY.

                                 PROXY STATEMENT
                                       FOR
                        ANNUAL MEETING OF SHAREHOLDERS OF
                           AMERICAN FEDERAL BANK, FSB
                          TO BE HELD ON APRIL 23, 1997

                                  INTRODUCTION
GENERAL

         This Proxy Statement is being furnished to the shareholders of American Federal Bank, FSB, a federally chartered stock savings bank ("American Federal"), in connection with the solicitation of proxies by the Board of Directors of American Federal from holders of the outstanding shares of the $1.00 par value common stock of American Federal ("American Federal Common Stock"), for use at the Annual Meeting of Shareholders of American Federal to be held on April 23, 1997, or any adjournment thereof (the "1997 Annual Meeting"). The 1997 Annual Meeting is being held to consider and vote upon (i) a proposal to elect two directors to serve until the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified, (ii) a proposal to ratify the appointment of KPMG Peat Marwick LLP as independent accountants for American Federal for the fiscal year ending December 31, 1997, and (iii) such other business as may properly come before the 1997 Annual Meeting or any adjournment thereof. The Board of Directors of American Federal knows of no business that will be presented for consideration at the 1997 Annual Meeting other than the matters described in this Proxy Statement.

         The principal executive offices of American Federal are located at 300 East McBee Avenue, Greenville, South Carolina 29601. The telephone number of American Federal at such offices is (864) 255-7000.

         This Proxy Statement is dated March 14, 1997, and is first being mailed to the shareholders of American Federal on or about March 17, 1997.

RECORD DATE, SOLICITATION, AND REVOCABILITY OF PROXIES

         The Board of Directors of American Federal has fixed the close of business on February 24, 1997, as the record date for the determination of the American Federal shareholders entitled to receive notice of and to vote at the 1997 Annual Meeting. Accordingly, only holders of record of shares of American Federal Common Stock at the close of business on such date will be entitled to vote at the 1997 Annual Meeting. At the close of business on such date, there were 11,005,385 shares of American Federal Common Stock issued and outstanding and held by 2,751 shareholders of record. For information with respect to shareholders who own more than 5% of the outstanding American Federal Common Stock, see "Ownership of Equity Securities." Subject to the right of shareholders to cumulate their votes in the election of directors, holders of American Federal Common Stock are entitled to one vote on each matter considered and voted upon at the 1997 Annual Meeting for each share of American Federal Common Stock held of record at the close of business on February 24, 1997. Shares of American Federal Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the 1997 Annual Meeting in accordance with the instructions indicated in such proxy.

         In determining whether a quorum exists at the 1997 Annual Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions (including those to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes will be counted. The vote required to elect directors, and to ratify the appointment of KPMG Peat Marwick LLP as independent accountants for American Federal for the fiscal year ending December 31, 1997, is a majority of the shares of American Federal Common Stock represented and entitled to vote at the 1997 Annual Meeting at which a quorum is present. With respect to proposals for which brokers are automatically authorized to vote, abstentions and broker non-votes will be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of base votes for approval. Thus, abstentions and broker non-votes will have the same effect as a vote "against" such a proposal. With respect to proposals for which brokers must be authorized to vote, broker non-votes will not be counted as part of the requisite number of base votes for approval, and only abstentions will have the same effect as a vote against such proposal.

         A shareholder who has given a proxy may revoke it at any time prior to its exercise at the 1997 Annual Meeting by either (i) giving written notice of revocation to the Secretary of American Federal, (ii) properly submitting to American Federal a duly executed proxy bearing a later date, or (iii) voting in person at the 1997 Annual Meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: American Federal Bank, FSB, P.O. Box 1268, Greenville, South Carolina 29602, Attention: Deborah A. Brady, Secretary.

         The 1996 Annual Report to Shareholders, including consolidated financial statements for the fiscal year ended December 31, 1996, either has been mailed to shareholders previously or accompanies this Proxy Statement.


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

GENERAL

         The 1997 Annual Meeting is being held to elect two directors of American Federal to serve three-year terms of office. The Board of Directors of American Federal is divided into three classes, with the terms of office of each class ending in successive years. The terms of the directors in Class II expire at the 1997 Annual Meeting. The directors in Class I and Class III will continue in office following the 1997 Annual Meeting. Currently, there are three directors in Class I, two directors in Class II, and three directors in Class
III. The shareholders are being asked to vote on the election of two directors in Class II, to serve three-year terms expiring at the 2000 Annual Meeting of Shareholders .

         With respect to the election of directors, Section 12 of American Federal's Bylaws (made effective by expiration of Section 8 of American Federal's Charter in January 1994) grants to each shareholder entitled to vote at the 1997 Annual Meeting the right to cumulate such holder's votes in the election of the two nominees. This means that every shareholder entitled to vote in the election of directors has a right to vote that number of shares owned by such holder for each nominee for director, or to cumulate such holder's votes by giving to one candidate the number of votes represented by the number of nominees to be elected multiplied by the number of shares of American Federal Common Stock held by such shareholder. In the event that a shareholder desires to cumulate such holder's votes, such shareholder must so indicate as appropriate on the proxy validly executed and returned by such shareholder.

         All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominee and for such other persons as they may select.

         The affirmative vote of the holders of a majority of the shares of American Federal Common Stock represented and entitled to vote at the 1997 Annual Meeting at which a quorum is present is required for the election of the directors listed below.

         THE NOMINEES HAVE BEEN RECOMMENDED TO THE AMERICAN FEDERAL BOARD OF DIRECTORS BY THE NOMINATING COMMITTEE THEREOF. THE BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE TWO NOMINEES LISTED BELOW TO SERVE AS DIRECTORS.

         The following table sets forth the name of each nominee or director continuing in office of American Federal; a description of such director's positions and offices with American Federal (other than as a director), if any; a brief description of such director's principal occupation and business experience during at least the last five years; directorships presently held by such director in companies other than American Federal with registered securities; and certain other information including such director's age and the number of shares of American Federal Common Stock beneficially owned by such director on December 31, 1996. For information concerning membership on committees of the Board of Directors, see "Proposal One--Election of Directors--Information About the Board of Directors and Its Committees."



                                                                                NUMBER OF SHARES OF
                                                                                  AMERICAN FEDERAL
NAME AND YEAR                                                                       COMMON STOCK
FIRST ELECTED A DIRECTOR           BACKGROUND INFORMATION                       BENEFICIALLY OWNED (1)

                                    NOMINEES FOR DIRECTOR


                                         CLASS II
                             TERM EXPIRING ANNUAL MEETING 2000

William L. Abercrombie, Jr.   Mr.  Abercrombie has been President and Chief Executive
     1988                     Officer of American Federal since 1988 and
                              Chairman of the Board of American Federal since
                              1993. He joined American Federal in 1973 and held
                              management positions in branch administration and
                              loan administration until 1981. Mr. Abercrombie
                              established Commercial Real Estate Lending at the
                              Bank in 1983 and later served as special assistant
                              to the President for Lending Management and as
                              Chief Operating Officer, prior to assuming his
                              position. He is 49.                                       148,439 (2)

                                       3

                                                                                    NUMBER OF SHARES OF
                                                                                     AMERICAN FEDERAL
    NAME AND YEAR                                                                      COMMON STOCK
FIRST ELECTED A DIRECTOR        BACKGROUND INFORMATION                            BENEFICIALLY OWNED (1)






Blake P. Garrett, Jr.         Mr. Garrett has been a partner in Garrett & Garrett      91,000 (3)
     1982                     Construction, a commercial real estate developer,
                              and related partnerships since 1966. Mr. Garrett
                              also serves as director for Real Estate Fund
                              Investment Trust. He is 56.


               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                                     CLASS I
                      FOR TERM EXPIRING ANNUAL MEETING 1999













David E. Shi, Ph.D.           Dr. Shi joined Furman University as Vice President for    10,967 (4)
     1994                     Academic Affairs in 1993 and became President in
                              June 1994. He previously was a professor of
                              history with Davidson College, beginning 1976. He
                              was appointed to the Board of American Federal in
                              1994. Dr. Shi is 45.


B.J. Skelton, Ph.D.           Dr. Skelton is a retired educator. He previously was      10,500 (4)
     1982                     Athletic Director at the University of
                              Texas-Arlington and Vice Provost and Dean of
                              Admissions and Registrations and Professor of
                              Horticulture at Clemson University. Dr. Skelton
                              served on the Board of Directors of Home Savings
                              and Loan Association, Easley, South Carolina, for
                              six years prior to its merger with American
                              Federal in 1982. He also owns and operates a real
                              estate business in Upstate South Carolina. He is
                              62.








Michael A. Trimble            Mr.  Trimble has been Chief Operating Officer of
     1989                     American Federal since 1990 and Chief Financial
                              Officer since 1984. He was previously affiliated
                              with KPMG Peat Marwick LLP for eight years and a
                              Virginia bank holding company for six years. He is
                              54.                                                       106,039 (5)
                                       4



                                                                         NUMBER OF SHARES OF
                                                                          AMERICAN FEDERAL
NAME AND YEAR                                                               COMMON STOCK
FIRST ELECTED A DIRECTOR         BACKGROUND INFORMATION                BENEFICIALLY OWNED (1)




                                    CLASS III

                        TERM EXPIRING ANNUAL MEETING 1998



James P. Edwards               Mr.  Edwards is retired from Edwards & Hedrick, CPAs,   16,589 (6)
     1982                      P.A. He served as President and Managing Officer
                              of such firm since 1961. He is 70.



C. Dan Joyner                 Mr. Joyner  has been President of C. Dan Joyner           36,769 (7)
  1972                        Enterprises and Chairman of the Board of C. Dan Joyner
                              Insurance, Inc. for 31 years. He has been Regional
                              President for Upstate South Carolina of the
                              Prudential/C.  Dan Joyner, a real estate brokerage firm,
                              since 1985.  He is 59.










                             Mr.  McCarroll  has been  Executive  Director  and       6,842(8)
 John A. McCarroll           Chief Executive  Officer for the Phillis  Wheatley
    1991                     Association,  Greenville,  South  Carolina,  since
                             1970. He also served on American Federal's central
                             region advisory board during 1990. He is 57.




(1)      Each nominee and director continuing in office beneficially owns less than I% of American Federal Common Stock outstanding, except for William L. Abercrombie, Jr., who beneficially owns 1.4% of American Federal Common Stock outstanding. Information relating to beneficial ownership of American Federal Common Stock by directors is based upon information furnished by each person using "beneficial ownership" concepts set forth in rules of the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which rules have been adopted by the Office of Thrift Supervision (the "OTS"). Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. The person also is deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors possess sole voting and investment power with respect to all shares of American Federal Common Stock set forth opposite their respective names. The beneficial ownership of American Federal Common Stock set forth in this column reflects 186,800 shares of American Federal Common Stock that may be deemed to be beneficially owned by the directors who have been granted options to purchase additional shares of American Federal Common Stock that are exercisable within 60 days of December 31, 1996. Such figures also include an aggregate of 34,280 shares allocated to the accounts of directors who are executive officers pursuant to American Federal's 401(k) retirement savings plan (the "401(k) Plan"). For information with respect to stock options granted to certain executive officers and the other compensation plans, see "Proposal One -- Election of Directors - Executive Compensation and Benefits," " --
         Information   on   Benefit   Plans  and   Policies,"   "  --   Director
         Compensation," and " -- Report of the Compensation and Benefits Committee."

(2) Includes 86,700 shares that may be acquired by exercise of options; 14,543 shares held by American Federal's 401(k) plans; 19,036 shares owned by Mr. Abercrombie's wife, Mary Carol Abercrombie; 1,238 shares owned as custodian for Mr. Abercrombie's son, William Travis Abercrombie; 1,069 shares owned by William Travis Abercrombie; and 2,307 shares owned as custodian for Mr. Abercrombie's daughter, Kristi Cooke Abercrombie.

(3) Includes 6,500 shares that may be acquired by exercise of options; 13,000 shares owned as custodian for Mr. Garrett's son, Blake P. Garrett III; 13,000 shares owned as custodian for Mr. Garrett's daughter, Jennifer M. Garrett; 11,000 shares owned as custodian for Mr. Garrett's daughter, Amanda E. Garrett; 9,000 shares owned as custodian for Mr. Garrett's daughter, Laura R. Garrett; 4,000 shares owned by Mr. Garrett's son, Blake P. Garrett III, as custodian for Mr. Garrett's grandson, Oakley M. Garrett; 1,000 shares owned by Mr. Garrett's son, Blake P. Garrett III, as custodian for Mr. Garrett's grandson, Wade H. Garrett; and 2,500 shares owned by Garrett Wenck and Garrett, Inc.

(4)     Includes 6,500 shares that may be acquired by exercise of options.

(5) Includes 56,900 shares that may be acquired by exercise of options; 19,737 shares held by American Federal's 401(k) plans; 1,597 shares owned by Mr. Trimble's wife, Loretta Trimble; and 1,000 shares owned as custodian for Mr. Trimble's son, Paul Trimble.

(6) Includes 6,500 shares that may be acquired by exercise of options and 4,089 shares held in trust for Mr. Edwards' account in American Federal's Deferred Compensation Plan for directors.

(7) Includes 6,500 shares that may be acquired by exercise of options; 11,519 shares held in trust for Mr. Joyner's account in American Federal's Deferred Compensation Plan for directors and 2,571 shares owned by Mr. Joyner's wife, Katherine Joyner.

(8)     Includes 5,200 shares that may be acquired by exercise of options.


INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors of American Federal held 12 meetings during 1996. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and the committees of the Board on which they served. During 1996, Edmund L. Potter attained the age of 72 and in accordance with the By-laws of American Federal, Mr. Potter became a director emeritus on January 1, 1997.

         American Federal's Board of Directors presently has three standing committees the Executive, Audit, and Compensation and Benefits Committees. Information regarding the functions of those committees, their membership, and the number of meetings held during 1996 follows.

         The Executive Committee meets on call by management and is empowered to act for the Board of Directors between regular board meetings. The Executive Committee met 19 times during 1996. Its members were Messrs.
Garrett (Chairman), Joyner,  Potter, Drs. Shi and Skelton.

         The Audit Committee annually recommends to the Board of Directors the firm to be engaged as independent accountants for American Federal for the next year, reviews the plan for the audit engagement, results of internal auditing, and reports of regulatory authorities; generally reviews financial reporting procedures; and periodically reports to the Board. During 1996 the Audit Committee held four meetings. The members of the Audit Committee were Messrs. Potter(Chairman), Edwards, Garrett, McCarroll and Dr. Shi.

         The Compensation and Benefits Committee meets on call by management to review personnel policies and salary and benefit programs of all employees. During 1996 the Compensation and Benefits Committee held five meetings. The members of the Compensation and Benefits Committee were Messrs. Joyner (Chairman), Edwards, McCarroll and Dr. Skelton.

         The Nominating Committee, which is comprised of all the members of the Board of Directors, recommends nominees for election as directors. The Nominating Committee must deliver written nominations to the Secretary at least 20 days prior to the date of the annual meeting of shareholders. No nominations for directors except those made by the Nominating Committee may be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the Secretary of American Federal at least five days prior to the date of the annual meeting. If the Nominating Committee fails or refuses to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote. During 1996 the Board of Directors held one meeting in its capacity as the Nominating Committee.

MANAGEMENT STOCK OWNERSHIP

         As of December 31, 1996, based on available information, all directors and executive officers of American Federal as a group (10 persons) beneficially owned approximately 478,326 shares of American Federal Common Stock, which constituted 4% of the shares outstanding at that date. The foregoing figure includes, in some instances, shares in which members of a director's or officer's immediate family have a beneficial interest by reason of shared voting or investment power and as to which the director or officer may disclaim beneficial ownership. See "Proposal One--Election of Directors--General." The amount includes 192,050 shares of American Federal Common Stock subject to options that are exercisable within 60 days of December 31, 1996.

  EXECUTIVE COMPENSATION AND BENEFITS

           The following Summary Compensation Table sets forth certain information concerning compensation to all executive officers of American Federal whose total annual salary and bonus for 1996 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE



                         Annual Compensation       Long-Term Compensation


                                                     Other
                                                     Annual  Restricted    Securities
 Name and Principal                       Compen-     Stock  Underlying     LTIP   Payouts
   Position                Year    Salary  Bonuses   sation   Awards      Options/SARs
                                  ($)         ($)     ($)     ($)             (#)
    (a)                     (b)    (c)         (d)     (e)  (f)      (g)    (h)      (i)

 William L. Abercrombie, Jr  1996   262,167    92,605   --   --   1,500/0    --     46,411 1
   Chairman of the Board,    1995   245,333    84,686   --   --   1,500/0    --     39,463
   President, and Chief      1994   225,067    31,170   --   --   8,700/     --     21,733
   Executive Officer

 Michael A. Trimble          1996   173,500    44,849   --   --   1,500/0    --     24,839 2
    Chief Operating Officer  1995   165,000    43,450   --   --   1,500/0    --     13,217
    Chief Financial Officer  1994   154,869    20,420   --   --   3,900/0    --      5,968

 Harry G. McDonnold          1996   102,633    16,248   --   --   1,000/0    --      5,738 3
    EVP, Retail Banking &    1995    96,700     1,817   --   --   1,500/     --      3,510
    Operations               1994    93,333     1,170   --   --   1,000/0    --      3,240

  William V. Minton          1996   102,875    15,955   --   --   1,500/0    --      6,418 4
    SVP, Coordinator of      1995    92,333     2,398   --   --   1,200/0    --      6,060
    Consumer Lending &       1994    88,333     1,170   --   --   1,000/0    --      6,012
    Chairman, Finance South

  Robert L. Simonet          1996    82,536    12,738   --   --   1,500/0     --     30,306 5
    SVP, Branch              1995    79,368     2,229   --   --   1,200/0     --     22,891
    Administration           1994    76,500      --     --   --   1,000/0     --     26,004




    (1) Includes $3,875 rnting payment by American Federal of the annual premium on a whole life insurance policy for Mr. Abercrombie; $6,000 contributed by American Federal for Mr. Abercrombie pursuant to American Federal's 401(k) Plan; and $36,536 accrued in connection with American Federal's Supplemental Employee Retirement Plan ("SERP").

    (2) Includes $6,000 contributed by American Federal for Mr. Trimble pursuant to American Federal's 401 (k) Plan; and $18,839 accrued in connection with American Federal's SERP.

    (3) Includes $4,838 contributed by American Federal for Mr. McDonnold pursuant to American Federal's 401(k) Plan; and a $900 car allowance.

    (4) Includes $4,878 contributed by American Federal for Mr. Minton pursuant to American Federal's 401(k) Plan; $40 in insurance commisions and a $1,500 car allowance.

    (5) Includes $4,974 contributed by American Federal for Mr. Simonet pursuant to American Federal's 401(k) Plan; and $25,332 in insurance commissions.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table provides details regarding stock options granted in 1996 to the individuals named in the Summary Compensation Table. In addition, in accordance with OTS rules, there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.



                           Individual Grants                                    Potential Realizable Value at
                                                                                 Assumed Annual Rates of
                      Number of     Percent of                                      Stock Price Appreciation For
                      Securities      Total                                                   Option Term (1)
                     Underlying     Options/SARs
                    Options/SARs    Granted to         Exercise or
                      Granted       Employees in       Base Price    Expiration
  Name                  (#)         Fiscal Year         ($/Sh)         Date           5%  ($)             10%  ($)
   (a)                  (b)            (c)               (d)            (e)               (f)                (g)

 William L.          1,500/0            1.9%             $15.50         04-24-06        $37,872           $60,305
 Abercrombie Jr.

 Michael A.          1,500/0            1.9%             $15.50         04-24-06        $37,872           $60,305
 Trimble

 Harry G.            1,000/0            1.3%             $15.31         03-21-06        $24,938           $39,710
  McDonnold

  William V.         1,500/0            1.9%             $15.31         03-21-06        $37,408           $59,565
  Minton

  Robert L.          1,500/0            1.9%             $15.31         03-21-06        $37,408            $59,565
  Simonet





(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of American Federal Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTIONS/SAR VALUES

         The following table shows stock option exercises by the individuals named in the Summary Compensation Table. In addition, this table includes the number of shares covered by both exercisable and non-exercisable options as of December 31, 1996. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing options and the year-end price of American Federal Common Stock.



                                                        Number of Securities                       Value of
                                                      Underlying Unexercised          Unexercised In-the-Money
                                                      Options/SARs at Fiscal            Options/SARs at Fiscal
                           Shares                                Year End (#)                   Year End ($)
                            Acquired             Value
                           on Exercise         Realized                    Exercisable/                       Exercisable/
 Name                      (#)                    ($)                    Unexercisable                       Unexercisable
 (a)                        (b)                    (c)                         (d)                                  (e)

  William L.                   6,700              $70,350                  86,700/0                             $892,400/0
  Abercrombie, Jr.

  Michael A.                   6,000              $57,750                  56,900/0                             $556,300/0
  Trimble

  Harry G.                     1,200              $15,825                 16,900/0                              $166,207/0
  McDonnold

  William V.               9,700         $64,181                  --                        --
  Minton

  Robert L.                2,500         $32,188              7,200/0                      $ 51,756/0
  Simonet


INFORMATION ON BENEFIT PLANS AND POLICIES

         EMPLOYMENT AGREEMENTS. On January 1, 1989, American Federal entered into employment agreements with William L. Abercrombie, Jr., President and Chief Executive Officer, and Michael A. Trimble, Chief Operating Officer, of American Federal (collectively hereinafter referred to as the "Employment Agreements"). The Employment Agreements originally provided for annual base salaries for Messrs. Abercrombie and Trimble, respectively, subject to annual adjustment by the Board of Directors. Each Employment Agreement provided for an initial term of three years but also provided that on January 1 of 1990 and of each succeeding year, the Employment Agreement automatically would be extended for an additional year absent prior written notice to the contrary. The Employment Agreements also provided for severance payments in the event employment was terminated following a "change of control," as defined therein.

         American Federal entered into Amended and Restated Employment Agreements, made effective as of September 1, 1993 and amended and restated as of April 1, 1996, with Messrs. Abercrombie and Trimble (hereinafter referred to, as reviewed by the Board of Directors annually, as the "Amended and Restated Employment Agreements"), providing for the employment of such individuals as Chairman of the Board, President, and Chief Executive Officer and Chief Operating Officer and Chief Financial Officer, respectively, for a period, in each case, of 36 calendar months which can be extended by the Board of Directors for a period of up to 12 additional months based on an annual review of the performance of each such officer by the Board of Directors. The Amended and Restated Employment Agreements currently provide for annual base salaries of $265,000 and $175,000 for Messrs. Abercrombie and Trimble, respectively, subject to annual adjustment by the Board of Directors, together with such bonuses as the Board of Directors, in its discretion and upon an evaluation of performance, may determine. The Amended and Restated Employment Agreements generally provide for the participation by such individuals in all benefit plans provided, now or in the future, by American Federal, including all benefits for which "senior management," as defined in the Amended and Restated Employment Agreements, is eligible. In addition, such agreements provide for benefits payable upon the disability or death of Messrs. Abercrombie and Trimble.

         The Amended and Restated Employment Agreements also provide for severance payments, subject to certain limitations set forth therein and in the regulations of the OTS, in the event employment is terminated, whether without a "change of control," as defined in the Amended and Restated Employment Agreements, or after a change of control, so long as such termination is not (i) for "cause," as defined in the Amended and Restated Employment Agreements, (ii) pursuant to retirement at or after age 65, (iii) pursuant to a voluntary, early retirement prior to age 65, (iv) due to disability, or (v) due to death (any such event of termination hereinafter referred to as a "Termination").

         In the event of a Termination of employment without a change of control, each of Messrs. Abercrombie and Trimble would be entitled to receive, commencing on the last day of the month during which such Termination occurred and ending on the date on which his Amended and Restated Employment Agreement would have expired but for such event, (i) monthly payments in an amount equal to the highest monthly salary paid to such officer at any time under his Amended and Restated Employment Agreement, (ii) annual bonus payments in an amount equal to the highest bonus payment such officer previously received from American Federal, and (iii) benefits generally equal to those such officer would have received had he remained in the employment of American Federal during the remaining term of the Amended and Restated Employment Agreement. Upon the occurrence of a Termination after a change of control, each of Messrs. Abercrombie and Trimble would be provided severance payments and acceleration of retirement eligibility. In addition, each such officer would continue, for a period of 36 months following the Termination, to accrue service credits for vesting for pension and all other employee benefit plan purposes, as if he continued to be employed by American Federal during such period, and would continue to be covered under, or would be provided benefits comparable to those he received under, all employee benefit plans of American Federal. In the case of Termination after a change in control, the total value of these payments and benefits cannot exceed the product of (i) 2.99 and (ii) such officer's "base amount," as defined in Section 28OG(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The contracts also call for a two year non-compete in the event of Termination.

         In addition, American Federal entered into an Amended and Restated Agreement and Contract of Employment, as of January 1, 1995 and effective August 1, 1996, with each of Harry G. McDonnold and William V. Minton, providing for employment of such individuals as Executive Vice President of Operations, and Senior Vice President, Coordinator of Consumer Lending, respectively, for a period, in each case, of one year, which can be extended each year by the Board of Directors for a period of not less than one year. Such employment agreements currently provide for annual base salaries of $104,600 and $106,000 for Messrs. McDonnold and Minton, respectively. Each of such employment agreements provide for a severance benefit to be paid to each executive officer upon a termination not for cause, including a termination resulting from a change of control. Such severance benefit consists of the payment to the executive of salary and benefits at his then current level for a period of one year from the date that the termination becomes effective.

         American Federal also entered into an Amended and Restated Severance Protection Agreement, effective as of August 18, 1994, and amended restated as of August 17, 1995 and August 1, 1996, with Robert L. Simonet, which provides for a severance payment to Mr. Simonet in the event a change of control of American Federal (as defined in such agreement) and Mr. Simonet's employment is terminated after such change of control in an amount equal to 12 months' salary at a rate equivalent to the base salary paid to Mr. Simonet the last full month prior to the change of control.

         PENSION PLAN. American Federal maintains a noncontributory defined benefit pension plan (the "Pension Plan") covering all full-time, salaried employees who have attained age 21 and have completed at least one year of service and one thousand hours of service during such year. Benefits under the Pension Plan are determined primarily by final average compensation and years of service. The following table sets forth the estimated annual benefits payable upon retirement to persons in the specified compensation and years-of-service classifications.

                               PENSION PLAN TABLE


                                Years of Service

REMUNERATION            15             20           25         30         35
------------            --             --           --         --         --

$    125,000       $ 25,643        $34,191      $ 42,739   $ 51,287    $59,835
     150,000         31,268          41,691       52,114     62,536     72,959
     175,000*        31,268          41,691       52,114     62,536     72,959
     200,000         31,268          41,691       52,114     62,536     72,959
     225,000         31,268          41,691       52,114     62,536     72,959
     250,000         31,268          41,691       52,114     62,536     72,959
     300,000         31,268          41,691       52,114     62,536     72,959


           * Values remain constant after $150,000 compensation maximum is met.


         Credited years of service through 1996 and includable remuneration for 1996 under the Pension Plan for the individuals named in the Summary Compensation Table were as follows: William L. Abercrombie, Jr., 23 years and $150,000, Michael A. Trimble, 13 years and $150,000, Harry G. McDonnold 22 years and $124,006, William V. Minton 13 years and $125,011 and Robert L. Simonet 14 years and $127,412. The estimated annual benefits reflected in the preceding table have been computed in straight-life annuity amounts and are not subject to any deduction for Social Security or other offset amounts.

         The Revenue Reconciliation Act of 1993 reduced the amount of an employee's compensation that may be taken into account for qualified retirement plan purposes. For plan years beginning in 1994, a qualified retirement plan can only take into account $150,000 of compensation. As a direct result of this legislation, on December 19, 1994, a SERP was established for William L. Abercrombie, Jr. and Michael A. Trimble pursuant to which American Federal will provide additional retirement benefits equal to those benefits to which Mr. Abercrombie and Mr. Trimble would have been entitled absent such limitation. The value of the supplemental retirement benefits accrued during 1996 under the SERP was $36,536 for Mr. Abercrombie and $18,839 for Mr.
Trimble.

DIRECTOR COMPENSATION

         GENERAL. Each director, other than directors who are also executive officers or employees, currently is paid a fee of $1,375 per Board meeting for his services as a director, conditioned upon attendance at ten of the twelve monthly meetings, together with an annual retainer fee of $5,000. Each member of a committee, other than directors who are also executive officers or employees, is paid an additional fee of $300 for each committee meeting attended. Directors who are also executive officers or employees receive no Board member or committee fees.

         DEFERRED COMPENSATION PLAN. American Federal maintains a plan pursuant to which individual directors may, at their election, defer the payment of directors' fees until they attain the age of 72 or more. Under this plan, American Federal establishes an interest-bearing liability account for each participant from which deferred fees and interest earned thereon are to be paid in five equal annual installments upon death, disability, or resignation from the Board of Directors. In the event that a participant ceases to serve as a director prior to attaining the age of 72 for reasons other than death or disability, American Federal may, in its discretion, pay the amount in such participant's account in five equal annual installments or withhold payment until age 72, death, or disability, whichever comes first.

         1988 STOCK OPTION AND INCENTIVE PLAN. At the Special Meeting of Shareholders of American Federal held on March 11, 1993, the shareholders approved an amendment to American Federal's 1988 Stock Option and Incentive Plan (the "Stock Option Plan") that provided for grants of nonincentive stock options to directors who are not employees of American Federal. Pursuant to the terms of that amendment, each nonemployee director who was a member of American Federal's Board on April 18, 1993, was granted options to purchase 3,500 shares of American Federal Common Stock, and each person becoming a director after April 18, 1993 and is not an employee of American Federal also has been, or will be, granted options to purchase 3,500 shares of American Federal Common Stock.

         1995 DIRECTORS PERFORMANCE PLAN. At the 1995 Annual Meeting, the shareholders approved the 1995 Directors Performance Plan (the "Performance Plan"). Beginning with the adjournment of that meeting and at the adjournment of the annual meeting for each of the succeeding years during the term of the Performance Plan in which (i) the return on average assets and (ii) the return on average equity of American Federal for the fiscal year preceding the annual meeting as reported by American Federal in its earnings release for such prior fiscal year are 1.1% and 15%, or greater, respectively, each director of American Federal who was also serving in such capacity as of December 31 of the preceding year will be granted an option to purchase 1,500 shares of American Federal Common Stock, subject to adjustment as provided for in the Performance Plan and provided that no director may receive grants of options for more than 4,500 shares of American Federal Common Stock under the Performance Plan. Because American Federal reported for the 1995 fiscal year a return on average assets and a return on average equity of 1.28% and 16.14%, respectively, at the adjournment of the 1996 Annual Meeting, each director was granted an option to purchase 1,500 shares of American Federal Common Stock. In addition, American Federal reported for the 1996 fiscal year a return on average assets and a return on average equity, excluding the special assessment to the Savings Association Insurance Fund, of 1.34% and 16.37%, respectively, and at the adjournment of the 1997 Annual Meeting, each director will be granted an option to purchase 1,500 shares of American Federal Common Stock.

         The report of the Compensation and Benefits Committee of the Board of Directors is set forth below.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

         During 1996, the Compensation and Benefits Committee of the Board of Directors of American Federal was composed entirely of four independent, non-employee directors who are not, and have never been, officers or employees of American Federal. The Board of Directors designates the members and Chairman of such Committee. None of the non-employee directors have relationships with American Federal that would call into question their independence as committee members.

         COMPENSATION POLICY. The policies that govern the Committee's executive compensation decisions are designed to align changes in total compensation with changes in the value created for American Federal shareholders. The Committee believes that compensation of executive officers and others should be directly linked to American Federal's operating performance and that achievement of performance objectives over time is the primary determinant of share price. The underlying objectives of the Committee's compensation strategy are to establish incentives for certain executives and others to achieve and maintain the optimum short-term and long-term operating performance for American Federal, to link executive and shareholder interests through equity based plans, and to provide a compensation package that recognizes individual contributions as well as overall business results.

         In January, 1996, the Board approved a new Profit Sharing Plan for all employees which replaced the previous Corporate Incentive Program. Establishing the Profit Sharing Plan was determined to be an effective way to reward employees for outstanding performance, based not only on how well American Federal performed in 1996 but also on how well each employee performed his or her job.

         SALARIES. The Compensation and Benefits Committee reviews operating results for the fiscal year and unusual accomplishments during the year and also considers economic conditions and other external events that affect the operations of American Federal. Based on this examination, salaries are set for the coming year within the salary structure of American Federal. In 1996, the total salary budget provided for a 4% increase over the prior year, based on local competition.

         The base salary of senior officers is initially determined by evaluating the responsibilities of the position against the competitive market place. The salary structure for executive officers is included in the general salary structure for American Federal. Salary ranges for executive officers are determined with reference to a third-party survey of comparable regional financial institutions with similar asset size. Salary ranges for other employees are determined with reference to surveys of salaries at local financial institutions.

         DEDUCTION LIMIT. At this time, because of its compensation levels, American Federal does not appear to be at risk of losing deductions under
Section 162(m) of the Code, which generally establishes, with certain exceptions, a $1 million deduction limit on executive compensation for all publicly held companies. As a result, American Federal has not established a formal policy regarding such limit, but will evaluate the necessity for developing such a policy in the future.

         STOCK OPTIONS. Executive officers and other persons designated by the Compensation and Benefits Committee also are eligible to participate in American Federal's Stock Option Plan. Executive officers who are directors of American Federal also are eligible to receive options under the Performance Plan. The stock option plans are intended to assist American Federal in securing and retaining such employees by allowing them to participate in the ownership and growth of American Federal through the granting of stock options and SARs. The granting of options and SARs gives such employees an additional inducement to work for American Federal's success.

         SUMMARY OF CEO COMPENSATION. The Compensation and Benefits Committee reviews and evaluates the performance of the Chief Executive Officer and submits adjustments for approval by the whole committee and for approval by the full Board of Directors. In determining the compensation paid to the CEO for 1996, the Compensation and Benefits Committee appraised the overall business strategy and management initiatives to maximize returns to shareholders. In addition, utilizing published surveys, databases, and proxy data, including, for example, public information compiled from SNL Executive Compensation Review 1996 for Thrift Institutions (the "survey data"), the Committee surveyed the total compensation of chief executive officers of comparable-sized financial institutions located in comparable markets from across the nation, as well as of locally-based banks and thrifts. While there is likely to be a substantial overlap between the financial institutions included in the survey data and the banks and thrifts represented in the Nasdaq Bank Index line on the shareholder return performance graph, below, the groups are not exactly the same. The Compensation and Benefits Committee believes that the most direct competitors for executive talent are not necessarily the same as the companies that would be included in the published industry index established for comparing shareholder returns.

         Analysis of the survey data showed that Mr. Abercrombie's compensation, after correction upwards in 1994, was at the median of the comparative groups. Based upon American Federal's excellent performance in 1996 and the results of the peer group analysis, the Committee established Mr. Abercrombie's 1996 salary at $262,167, and approved total bonuses to him of $92,605, which maintained his total compensation at the median of the comparative groups. Bonuses are not guaranteed, but when given, are based on American Federal's performance and stock appreciation. All bonuses are recommended by the Compensation and Benefits Committee and approved by the Board.



                                Compensation and Benefits Committee
                                C. Dan Joyner (Chairman)
                                B.J. Skelton
                                James P. Edwards

                                John A. McCarroll

PERFORMANCE GRAPH

         The following graph compares the monthly cumulative, total return on American Federal Common Stock from December 31, 1991, to December 31, 1996, with that of the Nasdaq Composite, an average of all over-the-counter stocks, and the Nasdaq Bank Index, an average of all bank and thrift institutions whose stock is traded on the Nasdaq Stock Market. Cumulative, total return represents the change in stock price and the amount of dividends received over the indicated period, assuming the reinvestment of dividends. The data was provided by an independent investment banking firm.

                          TOTAL RETURN INDEX GRAPH (1)
































(1)      Data compiled by the Center for Research in Security Prices.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires American Federal's directors and executive officers, and persons who own more than ten percent of American Federal's Common Stock, to file with the Office of Thrift Supervision (the "OTS") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of American Federal. Directors, executive officers and greater than ten percent shareholders are required by the OTS regulation to furnish American Federal the copies of all
Section 16(a) reports they file. To American Federal's knowledge, based solely on a review of the copies of such reports furnished to American Federal and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except that Edmund L. Potter filed one late report on Form 4 with respect to one transaction.

CERTAIN TRANSACTIONS

         Prior to August 1989, American Federal had followed the policy of making mortgage loans on principal residences and consumer loans to its directors, officers, and employees at reduced fees and interest rates. Reduced interest rates under that policy were made available only to directors, officers, and employees, and only so long as they continued their employment or service with American Federal. For loans on single-family properties, the terms were the same as for the general public except that American Federal would waive the origination fees. On consumer loans, if the term of the loan was 60 months or less, the rate was 1/2 point below the current new car rate; if the term was greater than 60 months, the rate was the same as that offered to the general public. All other terms for consumer loans were the same as those offered to the general public. With respect to American Federal's All American Credit Line loans, if the loan was $2,500 or less and unsecured, the rate was 14% versus 18% charged to the general public. For loans in excess of $2,500 or secured loans, the rate was the same as that offered to the general public. For all other loans, the terms, rates, fees, and underwriting were the same as for the general public. Management believes that those loans do not involve more than the normal risk of collectibility or present other unfavorable features.

         As a result of the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), effective August 9, 1989, American Federal changed its policy concerning loans to directors and executive officers. Under FIRREA, American Federal may not make loans at preferred interest rates to directors or to executive officers. However, the interest rates in effect on loans made by American Federal before FIRREA generally will continue in effect. In addition, employees who are not directors or executive officers may continue to obtain mortgage loans on principal residences and consumer loans on the same pre-FIRREA terms that had been offered by American Federal. Such loans are subject to the rules of the OTS and may be reviewed by the OTS during its examination of American Federal.

         In January, 1997, the Board of Directors adopted a resolution, complying with changes in Reg "O" , allowing directors and executive officers of American Federal to obtain loans on rates and terms generally available to all other employees of American Federal. The Board also resolved to reduce rates on loans to directors and executive officers to those rates currently available to employees under the plans.

         The table below sets forth certain information regarding loans to directors and executive officers of American Federal, which loans were outstanding in amounts greater than $60,000 in the aggregate for any individual during 1996.


                                                      HIGHEST
                                                      PRINCIPAL    CURRENT       PRINCIPAL
                                            DATE      BALANCE      INTEREST    BALANCE AS OF
NAME                TYPE OF LOAN            MADE     IN 1996 (1)     RATE       12/31/96
----                ------------            ----     -----------      --        --------

Edwards, James P     Mortgage Loan        10-03-96   $   140,000     8.00%   $139,595
                     Credit Line          12-21-92         1,000    18.00       - 0 -
                     Commercial Loan      09-27-96       275,000     8.75%      - 0 -
                     Credit Card (2)      01-01-91         6,000    16.05%      - 0 -

Joyner, C. Dan       Credit line          11-20-86   $   100,000    10.25%   $ 56,307
                     Credit Card (2)      11-01-90         5,000    18.60%      - 0 -

Skelton, B.J         Commercial Line (3)   10-19-95  $    50,000     8.75%   $ 49,000
                     Mortgage Loan         07-11-78       21,462     8.00       - 0 -
                     Credit Line           03-19-93        2,501    11.25%      - 0 -
                     Credit Card (2)       08-01-91        9,000    16.05%      - 0 -


(1)     Credit line balances reflect highest available credit for the period.

(2)     Credit Card portfolio was sold in 1996.

(3)     Commercial revolving line of credit.

                                  PROPOSAL TWO
                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

         The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG Peat Marwick LLP, independent certified public accountants, as independent accountants for American Federal and its subsidiaries for the current fiscal year ending December 31, 1997, subject to ratification by the shareholders. KPMG Peat Marwick LLP has served as independent accountants for American Federal since 1982. KPMG Peat Marwick LLP has advised American Federal that neither the firm nor any of its partners has any direct or material interest in American Federal except as auditors and independent certified public accountants of American Federal.

         A representative of KPMG Peat Marwick LLP is expected to attend the 1997 Annual Meeting and will be given the opportunity to make a statement on behalf of the firm if such representative desires to do so. A representative of KPMG Peat Marwick LLP is also expected to be available to respond to appropriate questions from shareholders.

         The affirmative vote of the holders of a majority of the shares of American Federal Common Stock represented and entitled to vote at the 1997 Annual Meeting at which a quorum is present is required to ratify the appointment of KPMG Peat Marwick LLP as independent accountants.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT

ACCOUNTANTS FOR AMERICAN FEDERAL FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.


                         OWNERSHIP OF EQUITY SECURITIES

         The following table lists, as of December 31, 1996, each holder of record of American Federal Common Stock who had filed with American Federal a copy of a Schedule 13D or Schedule 13G indicating that it is or may be deemed to be a beneficial owner of 5% or more of the outstanding shares of American Federal Common Stock.


                          NAME AND ADDRESS           AMOUNT AND NATURE OF           PERCENT
TITLE OF CLASS           OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP          OF CLASS
Common Stock,        General Electric Pension Trust      1,274,755(1)(2)              11.61%
$1.00 par value      G.E. Investment Corporation
                     3003 Summer Street
                     Stamford, CT 06904

Common Stock,        Keefe, Bruyette & Woods, Inc.          572,188(3)                  5.21
$1.00 par value      2 World Trade Center
                     85th Floor
                     New York, NY 10048

Common Stock,        Beck, Mack & Oliver                    644,950                     5.87
$1.00 par value      330 Madison Avenue
                     New York, NY 10017

Common Stock,        Westport Asset Management, Inc.        616,500                     5.61
$1.00 par value      253 Riverside Avenue
                     Westport, CT 06880



(1) Under OTS regulations, any person or entity which beneficially owns more than 10% (but less than 25%) of American Federal Common Stock and is one of the two largest shareholders of American Federal is presumed, subject to rebuttal, to control American Federal. In accordance with OTS regulations, General Electric Pension Trust has made a rebuttal of control filing with the OTS, including a rebuttal of control agreement evidencing that its acquisition of the shares of American Federal Common Stock did not constitute an acquisition of control of American Federal. On March 2, 1993, the OTS accepted the rebuttal of control filing and determined that General Electric Pension Trust had effectively rebutted the presumption of control.

(2) On June 4, 1996, warrants to purchase 210,000 shares of American Federal Common Stock at a price of $5.00 per share were redeemed.

(3) On June 21, 1996, warrants to purchase 20,000 shares of American Federal Common Stock at a price of $5.00 per share were redeemed.

                 SHAREHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING


         Proposals of American Federal shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by American Federal at its principal executive offices on or before November 14, 1997, in order to be included in American Federal's Proxy Statement and Form of Proxy relating to the 1998 Annual Meeting of Shareholders.

                                OTHER INFORMATION
PROXY SOLICITATION

         The cost of soliciting proxies for the 1997 Annual Meeting will be paid by American Federal. In addition to the solicitation of shareholders of record by mail, telephone, or personal contact, American Federal will be contacting brokers, dealers, banks, or voting trustees or their nominees, who can be identified as record holders of American Federal Common Stock. Such holders, after inquiry by American Federal, will provide information concerning quantities of proxy materials and Annual Reports needed to supply such materials to beneficial owners, and American Federal will reimburse them for the expense of mailing proxy materials and 1996 Annual Reports to such persons.

MISCELLANEOUS

         The management of American Federal knows of no other matters that are to be brought before the 1997 Annual Meeting. If any other matters come properly before the 1997 Annual Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

         Upon the written request of any person whose proxy is solicited by this Proxy Statement, American Federal will furnish to such person without charge (other than for exhibits) a copy of American Federal's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, including financial statements and schedules thereto, as filed with the OTS. Requests may be made to American Federal Bank, FSB, P.O. Box 1268, Greenville, South Carolina 29602, Attention:
Mary Margaret Dragoun, Vice President.